As filed with the Securities and Exchange Commission on  April 16 , 2010
Registration No. 333-153645
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

POST-EFFECTIVE AMENDMENT NO.  3
on
Form S-3
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________

VirnetX Holding Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	5615 Scotts Valley Drive, Suite 110 Scotts Valley, California 95066 (831) 438-8200 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	77-0390628 (I.R.S. Employer Identification Number)
_______________

Kendall Larsen
Chief Executive Officer
5615 Scotts Valley Drive, Suite 110
Scotts Valley, California 95066
(831) 438-8200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
_______________

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

_______________

Explanatory Note

This Post-Effective Amendment No. 3 on Form S-3 to the Registration Statement on Form S-1 (File No. 333-153645) (the “Registration Statement”) of VirnetX Holding Corporation (the “Company”) is being filed to (i) convert the Registration Statement from Form S-1 to Form S-3, and (ii) make certain other updating revisions to the information contained herein.  No additional securities are being registered.  All filing fees payable in connection with the registration of the Company’s warrants to purchase shares of the Company’s common stock and the common stock issuable upon exercise thereunder were previously paid with the original filing of the Registration Statement on September 24, 2008.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion, dated April 16 , 2010.

PROSPECTUS

VIRNETX HOLDING CORPORATION
Warrants and 2,596,000 Shares of Common Stock Issuable Upon Exercise of Warrants
________________

The Company is filing this prospectus to maintain an effective registration statement registering the issuance of securities issued by the Company in its January 2009 underwritten public offering that are still outstanding, including (i) warrants to purchase 1,235,000 shares of our common stock at an exercise price of $3.00 per share (the “$3.00 Warrants”), of which warrants to purchase 135,000 shares of our common stock were issued pursuant to the exercise of the underwriter’s over allotment option, (ii) warrants to purchase 1,235,000 shares of our common stock at an exercise price of $4.00 per share (the “$4.00 Warrants”), of which warrants to purchase 135,000 shares of our common stock were issued pursuant to the exercise of the underwriter’s over allotment option, and (iii) warrants  to purchase 126,000 shares of our common stock at an exercise price of $1.80 per share issued to the underwriter of our January 2009 public offering.  The $3.00 Warrants and $4.00 Warrants  were originally issued in a public offering pursuant to a prospectus dated January 27, 2009.  This prospectus also covers the offer and sale of 2,596,000 shares of common stock issuable upon exercise of the warrants offered hereby.  We will receive proceeds from the cash exercise of the warrants but not from the sale of the shares of common stock underlying the warrants.

Our common stock is listed on the NYSE Amex Stock Exchange under the symbol “VHC.” The warrants to purchase common stock at $3.00 per share~~,~~ and the warrants to purchase common stock at $4.00 per share, all covered by this prospectus, began trading on the OTC Bulletin Board on March 13, 2009 under the symbols VHCOZ and VHCOL, respectively. On April 15, 2010, the last reported sales price of our common stock as reported on the NYSE Amex Stock Exchange was $5.23 per share.

________________

Our business and an investment in our common stock and warrants to purchase shares of our common stock involve significant risk. Those risks are described under the caption “Risk Factors” beginning on page 5 of this prospectus.
________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF COMMON STOCK OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
________________

The date of this prospectus is                      , 2010

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii

SUMMARY	1

RISK FACTORS	5

DIVIDEND POLICY	20

SELECTED CONSOLIDATED FINANCIAL DATA	20

USE OF PROCEEDS	21

THE OFFERING	22

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	22

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	29

BUSINESS	29

MANAGEMENT	41

COMPENSATION DISCUSSION AND ANALYSIS	44

CORPORATE GOVERNANCE	54

DESCRIPTION OF SECURITIES	61

PLAN OF DISTRIBUTION	65

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	66

LEGAL PROCEEDINGS	67

LEGAL MATTERS	68

EXPERTS	68

WHERE YOU CAN FIND MORE INFORMATION	68

CERTAIN DOCUMENTS INCORPORATED BY REFERENCE	68

COMMISSION POSITION ON INDEMNIFICATION	69

PROVISION FOR INDEMNIFICATION	69

FINANCIAL STATEMENTS	F-1

EXHIBIT INDEX	II-7

i

ABOUT THIS PROSPECTUS

This prospectus does not contain all of the information set forth in the registration statement of which this prospectus is a part, as permitted by the rules and regulations of the Securities and Exchange Commission, or the SEC . For additional information regarding us and the offered securities, please refer to the registration statement of which this prospectus is a part.  Before purchasing any of the offered securities, you should carefully read this prospectus, together with the additional information described under the section of this prospectus titled “Where You Can Find More Information” on page 68.   In particular, you should carefully consider the risks and uncertainties described under the section titled “Risk Factors” in this prospectus starting on page 5 or otherwise incorporated by reference in this prospectus before you decide whether to purchase any common stock.  These risks and uncertainties, together with those not known to us or those that we may deem immaterial, could impair our business and ultimately affect the price of the offered securities. Any statement contained in the prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance, reference is made to the copy of the document filed.

You should rely only on the information contained or incorporated by reference  in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No offers are being made hereby in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on this cover. Our business, financial condition, results of operations and prospects may have changed since that date.

ii

VIRNETX HOLDING CORPORATION

SUMMARY

The following summary provides an overview of certain information about our company and the underwritten public offering and may not contain all the information that may be important to you. This summary is qualified in its entirety by and should be read together with the information contained in other parts of this prospectus. You should carefully read this entire prospectus before making a decision about whether to invest in the offered securities.

This prospectus contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for statements about future events, products and future financial performance that are based on the beliefs of, estimates made by and information currently available to our management. Except for the historical information contained herein, the outcome of the events described in these forward-looking statements is subject to risks and uncertainties. See “Risk Factors” for a discussion of these risks and uncertainties. The following discussion should be read in conjunction with and is qualified in its entirety by reference to our consolidated financial statements included elsewhere in this prospectus. Actual results and the outcome or timing of certain events may differ significantly from those stated or implied by these forward-looking statements due to the factors listed under “Risk Factors,” and from time to time in our other filings with the Securities and Exchange Commission, or SEC. For this purpose, using the terms “believe,” “expect,” “expectation,” “anticipate,” “can,” “should,” “would,” “could,” “estimate,” “appear,” “based on,” “may,” “intended,” “potential,” “indicate,” “are emerging” and “possible” or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results and the outcome and timing of certain events to differ materially from those stated or implied by these forward-looking statements. By making forward-looking statements, we have not assumed any obligation to, and you should not expect us to, update or revise those statements because of new information, future events or otherwise.

As used herein, “we,” “us,” “our,” or the “Company” means VirnetX Holding Corporation and its wholly-owned subsidiaries, including VirnetX, Inc., collectively, on a consolidated basis.

The Offering

Securities Offered	Warrants and 2,596,000 shares of common stock issuable upon exercise of warrants (as described in more detail below).
Offering Proceeds
Assuming the exercise of all the warrants of this offering in cash, we will receive gross proceeds of $11,115,000.  We anticipate that all net proceeds obtained by us from the offering will be used for our working capital purposes.

Description of the Warrants
We are registering two  types of warrants , along with the shares of common stock underlying the warrants, that were issued in our January 2009 underwritten public offering.  The warrants were  issued in registered form under a warrant agency agreement between Corporate Stock Transfer, Inc., as warrant agent, and us. The two  types of warrants have similar terms but are exercisable at different prices. For each share purchased at the closing of the January 2009 public offering, an investor received  a warrant to purchase 0.5 shares of our common stock at $2.00 per share (which were all exercised and/or expired in March 2010), 0.5 shares of our common stock at $3.00 per share and 0.5 shares of our common stock at $4.00 per share (fractional shares will be rounded up). All warrants are  exercisable on or after the applicable closing date of the offering through and including the 18-month anniversary of the first closing date. All warrants also include a call feature that gives us the right to require the holder of the warrant to exercise the warrant when our average closing stock price over five consecutive trading days is equal to or exceeds two times the applicable warrant’s purchase price, failing which the warrant will terminate.

We are also registering warrants, along with the shares of common stock underlying the warrants, to purchase 126,000 shares of our common stock at an exercise price of $1.80 per share issued to the underwriter of our January 2009 public offering.

Use of Proceeds
To fund product development, pursue our litigation strategy and for general working capital needs.  See the "Use of Proceeds," and “Liquidity and Capital Resources” sections in this prospectus for additional information.

NYSE Amex symbol for our common stock	Our common stock is listed on the NYSE Amex under the symbol “VHC.”
Risk Factors	See “Risk Factors” beginning on page 5 of this prospectus and the other information in this prospectus for a discussion of factors you should consider before you decide to invest in our securities.

The Company

We are developing and commercializing software and technology solutions for securing real-time communications over the Internet.  Our patented GABRIEL Connection Technology™ combines industry standard encryption protocols with our patented techniques for automated domain name system, or DNS, lookup mechanisms, enabling users to create a secure communication link using secure domain names.  We also intend to establish the exclusive secure domain name registry in the United States and other key markets around the world. Our software and technology solutions provide the security platform required by next-generation Internet-based applications such as instant messaging, or IM, voice over Internet protocol, or VoIP, mobile services, streaming video, file transfer and remote desktop.  Our technology generates secure connections on a “zero-click” or “single-click” basis, significantly simplifying the deployment of secure real-time communication solutions by eliminating the need for end users to enter any encryption information.

Our portfolio of intellectual property is the foundation of our business model.  We currently have 12 patents in the United States and eight international patents, as well as several pending U.S. and foreign patent applications.  Our patent portfolio is primarily focused on securing real-time communications over the Internet, as well as related services such as the establishment and maintenance of a secure domain name registry.  Our software and technology solutions also have additional applications in operating systems and network security.  On December 2, 2009, we declared to the 3GPP (3rd Generation Partnership Project) that our U.S. and international patents are or may be essential to Long Term Evolution (LTE) and 4G wireless specifications. We believe that we will hold the majority of 4G essential patents related to Series 33 specifications that define security standards for LTE/4G and are prepared to license the use of our patents for incorporation into 4G related products such as chips, servers, smartphones, laptop computers, etc. Our employees include the core development team behind our patent portfolio, technology and software. This team has worked together for over ten years and is the same team that invented and developed this technology while working at Science Application International Corporation, or SAIC. SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure and health.  We acquired this patent portfolio in 2006, and it now serves as the foundation of our planned licensing and service offerings.  We expect to derive the majority of our revenue from license fees and royalties associated with these patents.  We also intend to continue our research and development efforts to further strengthen and expand our patent portfolio, and over time, we plan to leverage this portfolio to develop a product suite that can be sold to enterprise customers and developers.

We intend to license our patents and our GABRIEL Connection Technology™ to original equipment manufacturers, or OEMs, within the IP-telephony, mobility, fixed-mobile convergence and unified communications markets.  The leaders in these markets include Alcatel-Lucent, Avaya Inc., Cisco Systems, Inc., Juniper Networks, Inc., LM Ericsson Telephone Company, Motorola, Inc., NEC Corporation, Nokia Corporation, Nortel Networks Corporation, Samsung Electronics Co. Ltd. and Sony Ericsson Mobile Communications AB, among others.  On December 9, 2009, we announced the start of beta testing of our GABRIEL Connection Technology™. In this testing we intend to include invited beta users from outside the company. This phase of beta testing is expected to be completed around mid-year 2010.

We also intend to license our patent portfolio, technology and software, including our secure domain name registry service, to communication service providers as well as to system integrators.  We believe that the market opportunity for our software and technology solutions is large and expanding.  As part of our licensing strategy, in March 2008, we hired ipCapital Group, a leading advisor on licensing technology and intellectual property, to initiate discussions with several major potential licensees.  Since its founding in 1998, ipCapital Group has supported the licensing efforts of clients across a variety of technologies and markets, resulting in transactions representing several hundred million dollars of value.  On December 23, 2009, we signed a letter of intent with VeriSign, Inc. or VeriSign, under which VirnetX and VeriSign will collaborate to assess and evaluate the technical, market and commercial viability to jointly develop and provide mobile directory services and solutions using secure domain names or “PKI” certificate infrastructure consistent with VirnetX intellectual property. The letter of intent also provided for a “no shop” period until March 23, 2010, during which period the parties have agreed not to solicit or encourage proposals from any other person or entity regarding a similar strategic relationship. On March 24, 2010, we entered into an agreement with VeriSign to extend the binding exclusivity period under the letter of intent until June 4, 2010. We continue to have discussions with other prospective customers/partners in our target markets outside the scope of the potential strategic relationship with VeriSign.

Industry Overview

The Internet is increasingly evolving into a rich medium used by individuals and businesses to conduct commerce, share information and engage in real-time communications including email, text messaging, IM, and voice and video calls.  This communications experience is richer and more complex than ever before.  Session initiation protocol, or SIP, was developed to enable the convergence of voice and data networks and today is the predominant industry standard for establishing multimedia communications over the Internet such as voice, video, instant messaging, presence information and file transfer.  SIP, as well as other real-time collaboration protocols such as XMPP, use DNS lookup as its primary means of connecting Internet devices but is an open architecture that remains inherently unsecure.

We believe that accessing a diversity of services from a single device, anytime and anywhere, and the ability to access these same services from a range of devices, are emerging as key market requirements.  The portions of the IP-telephony, mobility, fixed-mobile convergence and unified communications markets that could benefit from our software and technology solutions are forecasted by Infonetics to grow total revenues from approximately $59 billion in 2006 to approximately $162 billion by 2011, representing a compound annual growth rate, or CAGR, of approximately 22%.  This growing trend represents a significant opportunity for VirnetX to license its patent portfolio, technology and software, and establish its secure domain name registry.

Our Solutions

Our software and technology solutions, including our secure domain name registry, our patents and our GABRIEL Connection Technology™ are designed to secure all types of real-time communications over the Internet.  Our technology uses industry standard encryption methods with our patented DNS lookup mechanisms to create a secure communication link between users intending to communicate in real time over the Internet.  Our technology can be built into network infrastructure, operating systems or silicon chips developed for a communication or computing device to secure real-time communications over the Internet between any number of devices.  Our technology automatically encrypts data allowing organizations and individuals to establish communities of secure, registered users and transmit information between multiple devices, networks and operating systems.  These secure network communities, which we call secure private domains, or SPDs, are designed to be fully-customizable and support rich content applications such as IM, VoIP, mobile services, streaming video, file transfer and remote desktop in a completely secure environment.  Our approach is a unique and patented solution that provides the robust security platform required by these rich content applications and real-time communications over the Internet.  The key benefits and features of our technology include the following:

•	Automatic and seamless to the user. After a one-time registration, users connect securely on a “zero-click” or “single-click” basis.

•	Secure data communications. Users create secure networks with people they trust and communicate over a secure channel.

•
Control of data at all times.  Users can secure and customize their unified communication and collaboration applications such as file sharing and remote desktop with policy-based access and secure presence information.

•	Authenticated users. Users know they are communicating with authenticated users with secure domain names.

•
Application-agnostic technology.  Our solution provides security at the IP layer of the network by using patented DNS lookup mechanisms to make connections between secure domain names, thereby obviating the need to provide application specific security.

Competitive Strengths

We believe the following competitive strengths will enable our success in the marketplace:

•
Unique patented technology.  We are focused on developing innovative technology for securing real-time communications over the Internet, and establishing the exclusive secure domain name registry in the United States and other key markets around the world.  Our unique solutions combine industry standard encryption methods and communication protocols with our patented techniques for automated DNS lookup mechanisms.  Our technology and patented approach enables users to create a secure communication link by generating secure domain names.  We have a strong portfolio comprised of 12 patents in the United States and eight international patents, as well as several pending U.S. and foreign patent applications.  Our portfolio includes patents and pending patent applications in the United States and other key markets that support our secure domain name registry service for the Internet.

•
Scalable licensing business model.  Our intellectual property portfolio is the foundation of our business model.  We are actively engaged in commercializing our intellectual property portfolio by pursuing licensing agreements with OEMs, service providers and system integrators within the IP-telephony, mobility, fixed-mobile convergence and unified communications end-markets.  We have engaged ipCapital Group to accelerate our patent and technology licensing program with customers and to expand the depth of our intellectual property portfolio, and we are actively pursuing our first licensing agreements.  We believe that our licensing business model is highly scalable and has the potential to generate strong margins once we achieve significant revenue growth.

•
Highly experienced research and development team.  Our research and development team is comprised of nationally recognized network security and encryption technology scientists and experts that have worked together as a team for over ten years and, collectively, have over 120 years of experience in the field.  During their careers, this team has developed several cutting-edge technologies for U.S. national defense, intelligence and civilian agencies, many of which remain critical to our national security today.  Prior to joining VirnetX, our team worked for SAIC during which time they invented the technology that is the foundation of our patent portfolio, technology, and software.  Based on the collective knowledge and experience of our development team, we believe that we have one of the most experienced and sophisticated groups of security experts researching vulnerability and threats to real-time communication over the Internet and developing solutions to mitigate these problems.

Our Strategy

Our strategy is to become the market leader in securing real-time communications over the Internet and to establish our GABRIEL Communications TechnologyTM as the industry standard security platform.  Key elements of our strategy are to:

•	Implement a patent and technology licensing program to commercialize our intellectual property, including our GABRIEL Connection TechnologyTM.

•
Establish VirnetX as the exclusive universal registry of secure domain names and to enable our customers to act as registrars for their users and broker secure communication between users on different registries.

•	Leverage our existing patent portfolio and technology to develop a suite of products that can be sold directly to end-user enterprises.

In furtherance of our strategy, in March 2008, we engaged ipCapital Group to help us support and grow our licensing business.  The ipCapital Group is a leading advisor on licensing technology and intellectual property.  Through our alliance with ipCapital Group, we are actively engaged in discussions with several potential customers in our target markets.  ipCapital Group is led by John Cronin.  Prior to founding ipCapital Group, Mr. Cronin was a distinguished inventor at IBM for 17 years where he patented 100 inventions, published over 150 technical papers, received IBM’s “Most Distinguished Inventor Award,” and was recognized as IBM’s “Top Inventor.”  As a member of the senior technical staff and the prestigious IBM Academy, Mr. Cronin led an intellectual asset team that spearheaded efforts to produce and manage the development of intellectual property at IBM.  Eventually known as “The IBM Patent Factory,” this select group supported the division that increased IBM’s annual licensing revenue from $30 million in 1992 to more than $1 billion in 1997 when Mr. Cronin left IBM.  Since its founding in 1998, ipCapital Group has supported the licensing efforts of clients across a variety of technologies and markets, resulting in transactions representing several hundred million dollars of value.

On December 2, 2009, we declared to the 3GPP (3rd Generation Partnership Project) that our U.S. and international patents are or may be essential to Long Term Evolution (LTE) and 4G wireless specifications. We believe that we will hold the majority of 4G essential patents related to Series 33 specifications that define security standards for LTE/4G and are prepared to license the use of our patents for incorporation into 4G related products such as chips, servers, smartphones, laptop computers and similar products.

Microsoft Litigation

We believe Microsoft Corporation is infringing certain of our patents.  Accordingly, we commenced a lawsuit against Microsoft on February 15, 2007, the February 2007 lawsuit, by filing a complaint in the United States District Court of  the Eastern District of Texas, Tyler Division.  Pursuant to the complaint, we allege that Microsoft infringes two of our U.S. patents:  U.S. Patent No. 6,502,135 B1, entitled “Agile Network Protocol for Secure Communications with Assured System Availability,” and U.S. Patent No. 6,839,759 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network Without User Entering Any Cryptographic Information.” On April 5, 2007, we filed an amended complaint specifying certain accused products at issue and alleging infringement of a third, recently issued U.S. patent:  U.S. Patent No. 7,188,180 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network.” We are seeking both damages and injunctive relief.  Microsoft answered the amended complaint and asserted counterclaims against us on May 4, 2007.  Microsoft counterclaimed for declarations that our patents are not infringed, are invalid and are unenforceable.  Microsoft seeks an award of its attorneys’ fees and costs.  We filed a reply to Microsoft’s counterclaims on May 24, 2007. We have served our infringement contentions directed to certain of Microsoft’s operating system and unified messaging and collaboration applications.  On March 31, 2008, Microsoft filed a motion to dismiss for lack of standing, which was denied by the court pursuant to an order dated June 3, 2008.  Also pursuant to that court decision, on June 10, 2008, SAIC joined us in our lawsuit as a plaintiff.  On November 19, 2008, the court granted our motion to amend our infringement contentions, permitting us to provide increased specificity and citations to Microsoft’s proprietary documents and source code to support our infringement case against Microsoft’s accused products, including, among other things, Windows XP, Vista, Server 2003, Server 2008, Live Communication Server, Office Communication Server and Office Communicator.

On July 30, 2009, the United States District Court for the Eastern District of Texas, Tyler Division, issued its Markman Order in the Microsoft litigation. On March 16, 2010, the jury awarded us a $105,750,000 verdict against Microsoft for infringing two of our patents.  The jury also found that Microsoft’s patent infringement was willful.  We will request injunctive relief at a later date.  We expect Microsoft to appeal this decision and will vigorously defend our rights in any appeal.

In addition to the February 2007 lawsuit, we filed a new complaint on March 17, 2010, or the March 2010 lawsuit, alleging infringement by Microsoft of U.S. Patent Nos. 6,502,135 and 7,188,180 by Microsoft’s Windows 7 and Windows Server 2008 R2 software products. We refer to the March 2010 lawsuit and the February 2007 lawsuit collectively as the Microsoft litigation, or the litigation against Microsoft.

Because we have determined that Microsoft’s alleged unauthorized use of our patents would cause us severe economic harm and the failure to cause Microsoft to discontinue its use of such patents could result in the termination of our business, we have dedicated a significant portion of our economic resources, to date, to the prosecution of the Microsoft litigation and expect to continue to do so for the foreseeable future.

Although we believe Microsoft infringes certain of our patents and have received a favorable verdict from the jury on March 16, 2010, and we intend to continue to vigorously prosecute the Microsoft litigation, we cannot predict the final outcome of the Microsoft litigation with any degree of reasonable certainty. Additionally, the Microsoft litigation and  appeals process will be costly and time-consuming, and we can provide no assurance that we will ultimately collect on any judgment against Microsoft for damages and/or injunctive relief.

In the near term, we will dedicate significant time and resources to the Microsoft litigation. The risks associated with such dedication of time and resources are set forth in the “Risk Factors” section of this prospectus.

One or more potential intellectual property infringement claims may also be available to us against certain other companies who have the resources to defend against any such claims.  Although we believe these potential claims are worth pursuing, commencing a lawsuit can be expensive and time-consuming, and there is no assurance that we will prevail on such potential claims.  In addition, bringing a lawsuit may lead to potential counterclaims which may preclude our ability to commercialize our initial products, which are currently in development.

Currently, we are not a party to any other pending legal proceedings, and are not aware of any proceeding threatened or contemplated against us by any governmental authority or other party.

In addition to the legal proceedings discussed above, in December 2009, Microsoft submitted a reexamination request to the USPTO to challenge the validity of certain claims on certain of our patents at issue in connection with the Microsoft litigation.  In January 2010, the USPTO confirmed the validity of certain claims, while taking “non-final action” on other of Microsoft’s claims.  We are in the process of responding to the non-final action, and the process is ongoing.

Corporate Information

Our principal executive offices are located at 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066, and our phone number is (831) 438-8200. We maintain a website at www.virnetx.com. Information contained on our website does not comprise a part of this prospectus.

In November 2006, we acquired certain patents from SAIC. In July 2007, we effected a reverse merger between PASW, Inc., a publicly traded company with limited operations, and VirnetX, which became our principal operating subsidiary. As a result of this merger, the former security holders of VirnetX came to own a majority of our outstanding common stock. On October 29, 2007, we changed our name from PASW, Inc. to VirnetX Holding Corporation.

VirnetXtm and GABRIEL Connection Technologytm are our trademarks in the United States. This prospectus includes product names, trade names and trademarks of other companies. All other product names, trade names and trademarks appearing in this prospectus are the property of their respective holders.

RISK FACTORS

You should carefully consider the following material risks in addition to the other information set forth in this prospectus before making any investment in the offered securities. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of these risk factors occurs, you could lose substantial value or your entire investment in the offered securities.

Risks Related To Existing and Future Litigation

Our litigation against Microsoft is ongoing, and we expect such litigation and the appeals process to be time-consuming and costly, which may adversely affect our financial condition and our ability to operate our business.

We have initiated two lawsuits against Microsoft: one in February 2007 and one in March 2010. On February 15, 2007, we initiated a lawsuit by filing a complaint against Microsoft in the United States District Court for the Eastern District of Texas, Tyler Division, pursuant to which we allege that Microsoft infringes two of our patents regarding the creation of virtual private networks, or VPNs.  We seek damages and injunctive relief.  On April 5, 2007, we filed an amended complaint, pursuant to which we allege that Microsoft infringes a third patent. We subsequently removed one of our patents from the case. On March 16, 2010, the jury awarded us a $105,750,000 verdict against Microsoft for infringing two of our patents.  The jury also found that Microsoft’s patent infringement was willful.  We will request injunctive relief at a later date.  We expect Microsoft to appeal this decision and we will vigorously defend our rights in any appeal, but we cannot assure you that the litigation will result in a final outcome that is favorable to our company or our stockholders.

On March 17, 2010, we filed a new complaint against Microsoft alleging that Microsoft's Windows 7 and Windows Server 2008 R2 software products infringe two of our patents. We refer to the February 2007 and March 2010 lawsuits collectively in this prospectus as the Microsoft litigation. Similar to the lawsuit we filed against Microsoft in February 2007, we cannot assure you that the March 2010 lawsuit will result in a final outcome that is favorable to our company or our stockholders.

In addition to pursuing the commercialization of our GABRIEL Connection Technology™ and our portfolio of intellectual property, given the scope and importance of the Microsoft litigation to us, we expect to allocate a majority of our existing cash and any proceeds we may receive from the cash exercise of warrants issued in our January 2009 public offering and our September 2009 private placement transaction towards the fees and expenses associated with the Microsoft litigation.  Although we have entered into a fixed fee engagement with McKool Smith on June 9, 2009 to act as our lead counsel in connection with the Microsoft lawsuit filed in March 2007, we anticipate that the legal proceedings against Microsoft may continue for several years and may require significant expenditures for legal fees and other expenses. Although we view the McKool Smith fixed fee arrangement as a positive arrangement and one that will help us manage our expenses in connection with the litigation, we anticipate that our legal fees and other expenses associated with this litigation will be material and will negatively impact our financial condition and results of operations.  Such impact may result in our inability to continue our business or to pursue other business initiatives not associated with the Microsoft litigation.

The time and effort required of our management to effectively pursue the Microsoft litigation may adversely affect our ability to operate our business, since time spent on matters related to the lawsuit will take away from the time spent on managing and operating our business.  Microsoft has counterclaimed for declarations that the two patents are not infringed, are invalid and are unenforceable.  If Microsoft’s counterclaims are successful on appeal, or if they prevail in the lawsuit filed in March 2010, such outcomes may preclude our ability to commercialize our initial products.

While we believe Microsoft infringes our patents, we can provide no assurance that we will be successful in our lawsuit through appeal.

We believe that Microsoft infringes on certain of our patents, but obtaining and collecting a judgment against Microsoft may be difficult or impossible.  Patent litigation is inherently risky and the outcome is uncertain.  Microsoft is a large, well-financed company with substantially greater resources than us.  We believe that Microsoft will devote a substantial amount of resources in an attempt to prove that either their products do not infringe our patents or that our patents are not valid and are unenforceable.  At this time, we cannot predict the final outcome of this litigation.

We are devoting a substantial amount of our financial and management resources to the Microsoft litigation, and if we are unsuccessful in this lawsuit, our financial condition may be adversely affected, and we may not survive.

Currently, we are devoting substantial time, effort and financial resources to the Microsoft litigation.  We are a development stage company with no finished product, and, although our business strategy is focused primarily on bringing patented products to market, our business strategy also depends greatly on collecting on our judgment before our financial resources are depleted.  In the event we are not successful through appeal and do not subsequently obtain monetary and injunctive relief, we may not have enough financial resources to continue our operations.

The burdens of being a public company may adversely affect our ability to pursue the Microsoft litigation.

As a public company, our management must devote substantial time, attention and financial resources to comply with U.S. securities laws.  This may have a material adverse affect on management’s ability to effectively pursue the Microsoft litigation as well as our other business initiatives.  In addition, our disclosure obligations under U.S. securities laws require us to disclose information publicly that will be available to Microsoft as well as any other future litigation opponents.  We may, from time to time, be required to disclose information that will have a material adverse affect on our litigation strategies.  This information may enable our litigation opponents to develop effective litigation strategies that are contrary to our interests.

We may commence additional legal proceedings against third parties who we believe are infringing on our intellectual property rights, and if we are forced to litigate to defend our intellectual property rights, or to defend claims by third parties against us relating to intellectual property rights, legal fees and court injunctions could adversely affect our financial condition or end our business.

Disputes regarding the ownership of technologies and intellectual property rights are common and we may have intellectual property infringement claims against other parties in addition to our claims against Microsoft. If we decide to commence actions against any additional parties, doing so may be expensive and time-consuming, which may adversely affect our financial condition and results of operations.  Moreover, there can be no assurance that we would be successful in these additional legal proceedings and the existence and outcome of any such litigation could harm our business.  In addition, commencing lawsuits may lead to potential counterclaims which may preclude our ability to develop and commercialize our initial products.

Risks Related to Our Business and Our Industry

We are a development stage company with virtually no revenues.

We are a development stage company with a very small amount of revenue and do not expect to generate additional revenues unless and until our patent portfolio, or part of it, is commercialized. We may need to raise additional capital to fund our operations and our litigation against Microsoft and there can be no assurance that we will be successful in doing so on acceptable terms or at all.  Our inability to generate sufficient cash flow or raise other funds to meet our expenses, obligations and sustain our operations raises substantial doubt about our ability to continue as a going concern.

We anticipate incurring operating losses and negative cash flows for the foreseeable future resulting in uncertainty of future profitability and limitations on our operations.

We anticipate that we will incur operating losses and negative cash flows in the foreseeable future, and we will accumulate increasing deficits as we increase our expenditures for:

•	our Microsoft litigation;

•	infrastructure;

•	sales and marketing;

•	research and development;

•	personnel; and

•	general business enhancements.

We need to significantly increase our revenue if we are to attain profitability and there is no assurance that we will be able to do so. In the event that we are unable to achieve profitability or raise sufficient funding to cover our losses in the near term, we will be unable to meet our expenses and obligations as they come due, and this raises substantial doubts as to our ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our business plan for commercializing our patents and technology is new and unproven, and therefore we can provide no assurance that we will be successful in pursuing it.

We intend to develop products to provide a security platform for real-time communications; however, this is not a defined market.  We expect to depend on our intellectual property licensing fees for the majority of our revenues.  Our ability to generate licensing fees is highly dependent on mainstream market adoption of real-time communications based on SIP or using DNS lookup protocols as well as customer adoption of our GABRIEL Communication Technology™ and our secure domain name registry.  We cannot assure you that customers will adopt our products and services, or that we will succeed in building a profitable business based on our business plan.

If we are not able to adequately protect our patented rights, our operations would be negatively impacted.

Our ability to compete largely depends on the superiority, uniqueness and value of our technology and intellectual property.  To protect our intellectual property rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions.  Further, we can give no assurances that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any such assertions or prosecutions will not materially adversely affect our business.

In December 2009, Microsoft submitted a reexamination request to the USPTO to challenge the validity of two of our patents at issue in connection with the Microsoft litigation. In January 2010, the USPTO confirmed the validity of certain claims, while taking "non-final action" on other of Microsoft's claims. We are in the process of responding to the non-final action, and the process is ongoing.

Regardless of whether these or any future claims are valid or can be successfully asserted, defending against such claims could cause us to incur significant costs, could jeopardize or substantially delay a successful outcome in our Microsoft litigation or any future litigation, and could divert resources away from our other activities.  In addition, assertion of infringement claims could result in injunctions that prevent us from distributing our products.  In addition to challenges against our existing patents, any of the following could also reduce the value of our intellectual property now, or in the future:

•	our applications for patents, trademarks and copyrights relating to our business may not be granted and, if granted, may be challenged or invalidated;

•	issued trademarks, copyrights, or patents may not provide us with any competitive advantages;

•	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology; or

•	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop.

In addition, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or from which competitors may operate.  While we have numerous pending international patents, obtaining such patents will not necessarily protect our technology or prevent our international competitors from developing similar products or technologies.  Our inability to adequately protect our patented rights would have a negative impact on our operations and revenues.

In addition, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights in Internet-related businesses are uncertain and still evolving.  Because of the growth of the Internet and Internet related businesses, patent applications are continuously and simultaneously being filed in connection with Internet-related technology.  There are a significant number of U.S. and foreign patents and patent applications in our areas of interest, and we believe that there has been, and is likely to continue to be, significant litigation in the industry regarding patent and other intellectual property rights.

We may or may not be able to capitalize on potential market opportunities related to our licensing strategy or our patent portfolio.

Our business strategy calls for us to enter into licensing relationships with the leading companies in our target market in order to reach a larger end-user base than we could reach through direct sales and marketing efforts.  We have engaged ipCapital Group to help develop our licensing strategy and to introduce us to five potential strategic licensees of our technology.  In connection with this engagement, we agreed to pay ipCapital Group 10% of the royalties of each resulting licensing arrangement, up to an aggregate maximum of $2 million per licensee, or $10 million in the aggregate.  There can be no assurance that we will be able to capitalize on the potential market opportunity.  Our inability to generate licensing revenues associated with the potential market opportunity could result from a number of factors, including, but not limited to:

•	our capital resources may be insufficient;

•	our management team may not have sufficient bandwidth to successfully capitalize on all of the opportunities identified by ipCapital Group;

•	we may not be successful in entering into licensing relationships with our targeted customers on commercially acceptable terms; and

•
the validity of certain claims of certain of our patents underlying our licensing opportunity currently being challenged in our litigation against Microsoft, and by Microsoft, through the USPTO reexamination process.

Our business greatly depends on the growth of IM, VoIP, mobile services, streaming video, file transfer and remote desktop and other next-generation Internet-based applications.

We cannot assure you that next-generation Internet-based applications such as instant messaging, or IM, voice over Internet protocol, or VoIP, mobile services, streaming video, file transfer and remote desktop will continue to gain widespread market acceptance.  The Internet may ultimately prove not to be a viable commercial marketplace for such applications for a number of reasons, including:

•	unwillingness of consumers to shift to VoIP and use other such next-generation Internet-based applications;

•	refusal to purchase security products to secure information transmitted through such applications;

•	perception by the licensees of unsecure communication and data transfer;

•	lack of concern for privacy by licensees and users;

•	limitations on access and ease of use;

•	congestion leading to delayed or extended response times;

•	inadequate development of Internet infrastructure to keep pace with increased levels of use; and

•	increased government regulations.

If the market for IM, VoIP, mobile services, streaming video, file transfer and remote desktop does not grow as anticipated, our business would be adversely affected.

The success of our products that secure IM, VoIP, mobile services, streaming video, file transfer and remote desktop, among other real-time communications applications, depends on the growth in the number of users, which in turn depends on the Internet gaining more widespread acceptance as the basis for these real-time communications applications.  These real-time communications applications are still in early stages of market acceptance and we cannot assure you that they will continue to develop a broader audience.  For example, potential new users may view VoIP as unattractive relative to traditional telephone services for a number of reasons, including the need to purchase computer headsets or the perception that the price advantage for VoIP is insufficient to justify the perceived inconvenience.

While the use of IM and other next-generation Internet-based applications has grown rapidly in personal and professional use, there can be no assurance that users will pay to secure their use of such applications.

Many services such as Microsoft, Yahoo! and America Online offer IM free of charge.  However, security solutions for these services are not free, and OEMs may not want to adopt such security solutions if users of IM do not see the value and do not want to pay for such security solutions.  If personal and professional users of IM and other next-generation Internet-based solutions do not want to pay for the security solutions, we will have difficulty marketing and selling our products and technologies.

We expect that we will experience long and unpredictable sales cycles, which may impact our quarterly operating results.

We expect that our sales cycles will be long and unpredictable due to a number of uncertainties such as:

•	the need to educate potential customers about our patent rights and our product and service capabilities;

•	customers’ willingness to invest potentially substantial resources and modify their network infrastructures to take advantage of our products;

•	customers’ budgetary constraints;

•	the timing of customers’ budget cycles; and

•	delays caused by customers’ internal review processes.

We expect that we will be substantially dependent on a concentrated number of customers.  If we are unable to establish, maintain or replace our relationships with customers and develop a diversified customer base, our revenues may fluctuate and our growth may be limited.

We expect that for the foreseeable future, a significant portion of our revenues will be generated from a limited number of customers.  There can be no guarantee that we will be able to obtain such customers, or if we do so, to sustain our revenue levels from these customers.  If we cannot establish, maintain or replace the limited group of customers that we anticipate will generate a substantial majority revenues, or if they do not generate revenues at the levels or at the times that we anticipate, our ability to maintain or grow our revenues will be adversely affected.

If we do not successfully develop our planned products and services in a cost-effective manner to customer demand in the rapidly evolving market for Internet and IP-based communications services, our business may fail.

The market for communications services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new service and product introductions.  We are currently focused on developing products to provide security solutions for real-time communications.  Our future success will depend, in part, on our ability to use new technologies effectively, to continue to develop our technical expertise, to enhance our existing services and to develop new services that meet changing customer needs on a timely and cost-effective basis.  We may not be able to adapt quickly enough to changing technology, customer requirements and industry standards.  If we fail to use new technologies effectively, to develop our technical expertise and new services, or to enhance existing services on a timely basis, either internally or through arrangements with third parties, our product and service offerings may fail to meet customer needs, which would adversely affect our revenues and prospects for growth.

In addition, if we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, we could lose customers, strategic alliances and market share.  Sudden changes in user and customer requirements and preferences, the frequent introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products, services and systems obsolete.  The emerging nature of products and services in the technology and communications industry and their rapid evolution will require that we continually improve the performance, features and reliability of our products and services.  Our success will depend, in part, on our ability to:

•	design, develop, launch and/or license our planned products, services and technologies that address the increasingly sophisticated and varied needs of our prospective customers; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of our planned products and services and other patented technology involves significant technological and business risks and requires substantial expenditures and lead time.  We may be unable to use new technologies effectively.  Updating our technology internally and licensing new technology from third-parties may also require us to incur significant additional expenditures.

If our products do not gain market acceptance, we may not be able to fund future operations.

A number of factors may affect the market acceptance of our planned products or any other products we develop or acquire, including, among others:

•	the price of our products relative to other products that seek to secure real-time communication;

•	the perception by users of the effectiveness of our products;

•	our ability to fund our sales and marketing efforts; and

•	the effectiveness of our sales and marketing efforts.

If our products do not gain market acceptance, we may not be able to fund future operations, including the development of new products and/or our sales and marketing efforts for our current products, which inability would have a material adverse effect on our business, financial condition and operating results.

Our products are highly technical and may contain undetected errors, which could cause harm to our reputation and adversely affect our business.

Our products are highly technical and complex and, when deployed, may contain errors or defects.  In addition, we rely on third parties for software development and technology services, and there may be errors in the development processes used by our third party counterparts that may adversely affect our end products.  Despite testing, some errors in our products may only be discovered after a product has been installed and used by customers.  Any errors or defects discovered in our products after commercial release could result in failure to achieve market acceptance, loss of revenue or delay in revenue recognition, loss of customers and increased service and warranty cost, any of which could adversely affect our business, operating results and financial condition.  In addition, we could face claims for product liability, tort or breach of warranty, including claims relating to changes to our products made by our channel partners.  The performance of our products could have unforeseen or unknown adverse effects on the networks over which they are delivered as well as on third-party applications and services that utilize our services, which could result in legal claims against us, harming our business.  Furthermore, we expect to provide implementation, consulting and other technical services in connection with the implementation and ongoing maintenance of our products, which typically involves working with sophisticated software, computing and communications systems.  We expect that our contracts with customers will contain provisions relating to warranty disclaimers and liability limitations, which may not be upheld.  Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of us and our products.  In addition, if our business liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business, operating results and financial condition could be adversely impacted.

Malfunctions of third-party communications infrastructure, hardware and software exposes us to a variety of risks we cannot control.

In addition, our business will also depend upon the capacity, reliability and security of the infrastructure owned by third parties that we will use to deploy our offerings.  We have no control over the operation, quality or maintenance of a significant portion of that infrastructure or whether or not those third parties will upgrade or improve their equipment.  We depend on these companies to maintain the operational integrity of our connections.  If one or more of these companies is unable or unwilling to supply or expand its levels of service to us in the future, our operations could be severely interrupted.  Also, to the extent the number of users of networks utilizing our future products suddenly increases, the technology platform and secure hosting services which will be required to accommodate a higher volume of traffic may result in slower response times or service interruptions.  System interruptions or increases in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of the networks to users.  In addition, users depend on real-time communications; outages caused by increased traffic could result in delays and system failures.  These types of occurrences could cause users to perceive that our solution does not function properly and could therefore adversely affect our ability to attract and retain licensees, strategic partners and customers.

System failure or interruption or our failure to meet increasing demands on our systems could harm our business.

The success of our license and service offerings will depend on the uninterrupted operation of various systems, secure data centers and other computer and communication networks that we establish.  To the extent the number of users of networks utilizing our future products suddenly increases, the technology platform and hosting services which will be required to accommodate a higher volume of traffic may result in slower response times, service interruptions or delays or system failures.  Our systems and operations will also be vulnerable to damage or interruption from:

•	power loss, transmission cable cuts and other telecommunications failures;

•	damage or interruption caused by fire, earthquake, and other natural disasters;

•	computer viruses or software defects; and

•	physical or electronic break-ins, sabotage, intentional acts of vandalism, terrorist attacks and other events beyond our control.

System interruptions or failures and increases or delays in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of the networks to users.  These types of occurrences could cause users to perceive that our solution does not function properly and could therefore adversely affect our ability to attract and retain licensees, strategic partners and customers.

Any significant problem with our systems or operations could result in lost revenue, customer dissatisfaction or lawsuits against us.  A failure in the operation of our secure domain name registration system could result in the inability of one or more registrars to register and maintain secure domain names for a period of time.  A failure in the operation or update of the master directory that we plan to maintain could result in deletion or discontinuation of assigned secure domain names for a period of time.  The inability of the registrar systems we establish, including our back office billing and collections infrastructure, and telecommunications systems to meet the demands of an increasing number of secure domain name requests could result in substantial degradation in our customer support service and our ability to process registration requests in a timely manner.

If we experience security breaches, we could be exposed to liability and our reputation and business could suffer.

We will retain certain confidential customer information in our secure data centers and secure domain name registry.  It will be critical to our business strategy that our facilities and infrastructure remain secure and are perceived by the marketplace to be secure.  Our secure domain name registry operations will also depend on our ability to maintain our computer and telecommunications equipment in effective working order and to reasonably protect our systems against interruption, and potentially depend on protection by other registrars in the shared registration system.  The secure domain name servers that we will operate will be critical hardware to our registry services operations.  Therefore, we expect to have to expend significant time and money to maintain or increase the security of our facilities and infrastructure.

Security technologies are constantly being tested by computer professionals, academics and “hackers.”  Advances in the techniques for attacking security solutions could make some or all of our products obsolete or unmarketable.  Likewise, if any of our products are found to have significant security vulnerabilities, then we may need to dedicate engineering and other resources to eliminate the vulnerabilities and to repair or replace products already sold or licensed to our customers.  Despite our security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, attacks by hackers or similar disruptive problems.  It is possible that we may have to expend additional financial and other resources to address such problems.  Any physical or electronic break-in or other security breach or compromise of the information stored at our secure data centers and domain name registration systems may jeopardize the security of information stored on our premises or in the computer systems and networks of our customers.  In such an event, we could face significant liability and customers could be reluctant to use our services.  Such an occurrence could also result in adverse publicity and therefore adversely affect the market’s perception of the security of electronic commerce and communications over IP networks as well as of the security or reliability of our services.

We may incur significant expenses and damages because of liability claims.

An actual or perceived breach of our security solutions could result in a product liability claim against us.  A substantial product liability claim against us could harm our operating results and financial condition.  In addition, any actual or perceived breach of our security solution, whether or not caused by the failure of one of our products, could hurt our reputation and cause potential customers to turn to our competitors’ products.

Our ability to sell our solutions will be dependent on the quality of our technical support, and our failure to deliver high-quality technical support services could have a material adverse effect on our sales and results of operations.

If we do not effectively assist our customers in deploying our products, succeed in helping our customers quickly resolve post-deployment issues and provide effective ongoing support, or if potential customers perceive that we may not be able achieve to the foregoing, our ability to sell our products would be adversely affected, and our reputation with potential customers could be harmed.  In addition, as we expand our operations internationally, our technical support team will face additional challenges, including those associated with delivering support, training and documentation in languages other than English.  As a result, our failure to deliver and maintain high-quality technical support services to our customers could result in customers choosing to use our competitors’ products instead of ours in the future.

There has been increased competition for security solutions in the real-time communications industry, as more companies seek to provide products and services similar to our proposed products and services, and because larger and better-financed competitors may affect our ability to operate our business and achieve profitability, our business may fail.

We expect competition for our products and services to be intense.  We expect to compete directly against other companies offering similar security products and services that will compete directly with our proposed products and services.  We also expect that we will compete against established vendors within the IP-telephony, mobility, fixed-mobile convergence and unified communications markets.  These companies may incorporate other competitive technologies into their product offerings, whether developed internally or by third parties.  For the foreseeable future, substantially all of our competitors are likely to be larger, better-financed companies that may develop products superior to our proposed products, which could create significant competitive advantages for those companies.  Our future success depends on our ability to compete effectively with our competitors.  As a result, we may have difficulty competing with larger, established competitor companies.  Generally, these competitors have:

•	substantially greater financial, technical and marketing resources;

•	a larger customer base;

•	better name recognition; and

•	more expansive product offerings.

These competitors are likely to command a larger market share than us, which may enable them to establish a stronger competitive position, in part, through greater marketing opportunities.  Further, our competitors may be able to respond more quickly to new or emerging technologies and changes in user preferences and to devote greater resources to developing and operating networks of affinity websites.  These competitors may develop products or services that are comparable or superior.  If we fail to address competitive developments quickly and effectively, we may not be able to remain a viable entity.

If we fail to meet our obligations to SAIC, we may lose our rights to key technologies on which our business depends.
Our business depends on our rights to and under the patents we obtained from SAIC.  Our agreements with SAIC impose various obligations on us, including payment obligations and minimum royalties that we must pay to SAIC.  If SAIC believes that we have failed to meet these obligations, SAIC could seek to limit or reacquire the assigned patent rights, which could lead to costly and time-consuming litigation and, potentially, a loss of our rights in these patents.  During the period of any such litigation, our ability to carry out the development and commercialization of potential products could be significantly and negatively affected.  The loss or restriction of our rights in our patents would result in our inability to continue our business.

When we attempt to implement our secure domain name registry services business, we may be subject to government and industry regulation and oversight which may impede our ability to achieve our business strategy.

The U.S. government has historically controlled the authoritative domain name system, or DNS, root server since the inception of the Internet.  On July 1, 1997, the President of the United States directed the U.S. Secretary of Commerce to privatize the management of the domain name system in a manner that increases competition and facilitates international participation in its management.

On September 29, 2006, the U.S. Department of Commerce extended its delegation of authority by entering into a new agreement with the Internet Corporation for Assigned Names and Numbers, or ICANN, a California non-profit corporation headquartered in Marina Del Rey, California.  ICANN is responsible for managing the accreditation of registry providers and registrars that manage the assignment of top level domain names associated with the authoritative DNS root directory.  Although other DNS root directories are possible to create and manage privately without accreditation from ICANN, the possibility of conflicting name and number assignments makes it less likely that users would widely adopt a top level domain name associated with an alternative DNS root directory provided by a non-ICANN-accredited registry service.

On June 26, 2008, ICANN announced that it will be relaxing its prior position and will begin to issue generic top level domain names, or gTLDs, more broadly than it had previously.  ICANN expects to begin to take applications for gTLDs in April or May of 2009 with an application fee of $100,000 or more per application.  ICANN expects the first of these customized gTLDs to be issued in the fourth quarter of 2009.

We are currently evaluating whether we will apply to become an ICANN-accredited registry provider with respect to one or more customized gTLDs, or create our own alternative DNS root directory to manage the assignment of non-standard secure domain names.  We have not yet begun discussions with ICANN and we cannot assure you that we will be successful in obtaining ICANN accreditation for our registry service on terms acceptable to us or at all.  Whether or not we obtain accreditation from ICANN, we will be subject to the ongoing risks arising out of the delegation of the U.S. government’s responsibilities for the domain name system to the U.S. Department of Commerce and ICANN and the evolving government regulatory environment with respect to domain name registry services.

The laws governing online secure communications are largely unsettled, and if we become subject to various government regulations, costs associated with those regulations may materially adversely affect our business.

The current regulatory environment for our services remains unclear.  We can give no assurance that our planned product offerings will be in compliance with local, state and/or U.S. federal laws or other laws.  Further, we can give no assurance that we will not unintentionally violate such laws or that such laws will not be modified, or that new laws will be enacted in the future which would cause us to be in violation of such laws.

VoIP services are not currently subject to all of the same regulations that apply to traditional telephony.  The U.S. Federal Communications Commission has imposed some traditional telephony requirements on VoIP such as disability access requirements and other obligations.  It is possible that federal and state legislatures may seek to impose increased fees and administrative burdens on VoIP, data and video providers.  Such regulations could result in substantial costs depending on the technical changes required to accommodate the requirements, and any increased costs could erode the pricing advantage over competing forms of communication and adversely affect consumer adoption of VoIP products generally.

The use of the Internet and private IP networks to provide voice, video and other forms of real-time, two-way communications services is a relatively recent development.  Although the provisioning of such services is currently permitted by U.S. law and is largely unregulated within the United States, several foreign governments have adopted laws and/or regulations that could restrict or prohibit the provisioning of voice communications services over the Internet or private IP networks.  More aggressive domestic or international regulation of the Internet in general, and Internet telephony providers and services specifically, may materially and adversely affect our business, financial condition, operating results and future prospects, particularly if increased numbers of governments impose regulations restricting the use and sale of IP telephony services.

In addition to regulations addressing Internet telephony and broadband services, other regulatory issues relating to the Internet in general could affect our ability to provide our planned security solutions.  Congress has adopted legislation that regulates certain aspects of the Internet, including online content, user privacy, taxation, liability for third-party activities and jurisdiction.  In addition, a number of initiatives pending in Congress and state legislatures would prohibit or restrict advertising or sale of certain products and services on the Internet, which may have the effect of raising the cost of doing business on the Internet generally.

Telephone carriers have petitioned governmental agencies to enforce regulatory tariffs, which, if granted, would increase the cost of online communication, and such increase in cost may impede the growth of online communication and adversely affect our business.

The growing popularity and use of the Internet has burdened the existing telecommunications infrastructures, and many high traffic areas have begun to experience interruptions in service.  As a result, certain local telephone carriers have petitioned governmental agencies to enforce regulatory tariffs on IP telephony traffic that crosses over the traditional telephone networks.  If any of these petitions or the relief that they seek is granted, the costs of communicating via online could increase substantially, potentially adversely affecting the growth in the use of online secure communications.  Any of these developments could have an adverse effect on our business.

The departure of Kendall Larsen, our Chief Executive Officer and President, and/or other key personnel could compromise our ability to execute our strategic plan and may result in additional severance costs to us.

Our success largely depends on the skills, experience and efforts of our key personnel, including Kendall Larsen, our Chief Executive Officer and President.  We have no employment agreements with any of our key executives that prevent them from leaving us at any time.  In addition, we do not maintain key person life insurance for any of our officers or key employees.  The loss of Mr. Larsen, or our failure to retain other key personnel, would jeopardize our ability to execute our strategic plan and materially harm our business.

We will need to recruit and retain additional qualified personnel to successfully grow our business.

Our future success will depend in part on our ability to attract and retain qualified operations, marketing and sales personnel as well as engineers.  Inability to attract and retain such personnel could adversely affect our business.  Competition for engineering, sales, marketing and executive personnel is intense, particularly in the technology and Internet sectors and in the regions where our facilities are located.  We can provide no assurance that we will attract or retain such personnel.

Growth of internal operations and business may strain our financial resources.

We intend to significantly expand the scope of our operating and financial systems in order to build our business.  Our growth rate may place a significant strain on our financial resources for a number of reasons, including, but not limited to, the following:

•	the need for continued development of the financial and information management systems;

•	the need to manage relationships with future licensees, resellers, distributors and strategic partners;

•	the need to hire and retain skilled management, technical and other personnel necessary to support and manage our business; and

•	the need to train and manage our employee base.

The addition of new infrastructure services, networks, vertical categories and affinity websites and the attention they demand, on top of the attention demanded by our pending litigation with Microsoft, may also strain our management resources.  We cannot give you any assurance that we will adequately address these risks and, if we do not, our ability to successfully expand our business could be adversely affected.

If we expand into international markets, our inexperience outside the United States would increase the risk that our international expansion efforts will not be successful, which would in turn limit our prospects for growth.

We may explore expanding our business to outside the United States.  Expansion into international markets requires significant management attention and financial resources.  In addition, we may face the following risks associated with any expansion outside the United States:

•	challenges caused by distance, language and cultural differences;

•	legal, legislative and regulatory restrictions;

•	currency exchange rate fluctuations;

•	economic instability;

•	longer payment cycles in some countries;

•	credit risk and higher levels of payment fraud;

•	potentially adverse tax consequences; and

•	other higher costs associated with doing business internationally.

These risks could harm our international expansion efforts, which would in turn harm our business prospects.

We will continue to incur significant costs as a result of being a public company.

As a public company, we will continue to incur significant legal, accounting and other expenses that VirnetX did not incur as a private company.  The laws, rules and regulations governing public companies to increase our legal and financial compliance costs and make some activities more time-consuming and costly, and these costs could be material to us.

Failing to maintain the effectiveness of our internal control over financial reporting could cause the cost related to remediation to increase and could cause our stock price to decline.

In the future, our management may identify deficiencies regarding the design and effectiveness of our system of internal control over financial reporting that we engage in pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, as part of our periodic reporting obligations. Such deficiencies could include those arising from turnover of qualified personnel or arising as a result of acquisitions, which we may not be able to remediate in time to meet the continuing reporting deadlines imposed by Section 404 and the costs of which may harm our results of operations. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that our management can conclude on an ongoing basis that we have effective internal controls. We also may not be able to retain an independent registered public accounting firm with sufficient resources to attest to and report on our internal controls in a timely manner. Moreover, our registered public accounting firm may not agree with our management’s future assessments and may deem our controls ineffective if we are unable to remediate on a timely basis. If in the future we are unable to assert that we maintain effective internal controls, our investors could lose confidence in the accuracy and completeness of our financial reports which could cause our stock price to decline.

Our ability to sell our solutions will be dependent on the quality of our technical support, and our failure to deliver high-quality technical support services could have a material adverse effect on our sales and results of operations.

If we do not effectively assist our customers in deploying our products, succeed in helping our customers quickly resolve post-deployment issues and provide effective ongoing support, or if potential customers perceive that we may not be able achieve the foregoing, our ability to sell our products would be adversely affected, and our reputation with potential customers could be harmed.  In addition, as we expand our operations internationally, our technical support team will face additional challenges, including those associated with delivering support, training and documentation in languages other than English.  As a result, our failure to deliver and maintain high-quality technical support services to our customers could result in customers choosing to use our competitors’ products instead of ours in the future.

Risks Related to Our Stock

The exercise of our outstanding warrants may result in a dilution of our current stockholders' voting power and an increase in the number of shares eligible for future resale in the public market which may negatively impact the market price of our stock.

The exercise of some or all of our outstanding warrants could significantly dilute the ownership interests of our existing stockholders. As of December 31, 2009, we had outstanding warrants to purchase an aggregate of 12,271,946 shares of common stock, including (i) the warrant to purchase 300,000 shares of common stock issued to the underwriter of our December 2007 sale of common shares and warrants, (ii) the warrants to purchase 1,235,000 shares of common stock at an exercise price of $2.00 per share issued pursuant to our January 2009 sale of common shares and warrants (which were all exercised and/or expired in March 2010), (iii) the warrants to purchase 1,235,000 shares of common stock at an exercise price of $3.00 per share issued pursuant to our January 2009 sale of common shares and warrants, (iv) the warrants to purchase 1,235,000 shares of common stock at an exercise price of $4.00 per share issued pursuant to our January 2009 sale of common shares and warrants, (v) the warrant to purchase 220,000 shares of common stock at an exercise price of $1.80 per share issued to the underwriter of our January 2009 sale of common shares and warrants, (vi) the warrants to purchase 3,246,959 shares of common stock underlying the Series I Warrants issued pursuant to our September 2009 private placement transaction, (vii) the warrants to purchase up to 2,419,023 shares of common stock underlying the Series II Warrants issued pursuant to our September 2009 private placement transaction (all of which automatically expired unexercised in January 2010), and (viii) the warrants to purchase up to 2,380,942 shares of common stock underlying the Series III Warrants issued pursuant to our September 2009 private placement transaction (all of which were exercised in February 2010).  To the extent warrants are exercised, additional shares of common stock will be issued, and such issuance may dilute existing stockholders and increase the number of shares eligible for resale in the public market.  Additionally, the issuance of up to 7,553,700 shares of common stock issuable upon exercise of vested stock options and other awards outstanding as of December 31, 2009 pursuant to our incentive plan will further dilute our existing stockholders’ voting interest.

In addition to the dilutive effects described above, the exercise of those securities would lead to a potential increase in the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our shares.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.

We have financed our operations, and we expect to continue to finance our operations, acquisitions and develop strategic relationships, by issuing equity or convertible debt securities, which could significantly reduce the percentage ownership of our existing stockholders.  Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock.  Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of stock to decline.  We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our common shares.  The holders of any debt securities or instruments we may issue would have rights superior to the rights of our common stockholders.

Trading in our common stock is limited and the price of our common stock may be subject to substantial volatility, particularly in light of the instability in the financial and capital markets.

Our common stock is listed on NYSE Amex, but its daily trading volume has been limited, sporadic and volatile. Over the past year the market price of our common stock has experienced significant fluctuations.  Between June 30, 2008 and December 31, 2009, the reported last sale price for our common stock has ranged from $7.06 to $1.06 per share.  With such volatility, there can be no assurance that we will remain qualified to be listed on NYSE Amex.

In April 2009, we received a letter from the NYSE Amex stating that, based on the NYSE Amex’s review of publicly available information, we were considered to be below the NYSE Amex’s continued listing standards.  After submitting a plan of compliance to the NYSE Amex and additional evaluation by the Exchange, we were informed in October 2009 that we had resolved the continued listing deficiencies.  We cannot assure you that we will not receive additional deficiency letters in the future, or that we will continue to satisfy the continued listing standards in order to remain listed on the Exchange.

If our securities were delisted from trading on NYSE Amex and we are unable to list our securities on another securities exchange, our securities may be able to be listed on the OTC Bulletin Board or the “Pink Sheets,” which may adversely affect the liquidity and price of our common stock.  In addition, we expect the price of our common stock to continue to be volatile as a result of a number of factors, including, but not limited to, the following:

•	developments in our litigation against Microsoft;

•	quarterly variations in our operating results;

•	large purchases or sales of common stock;

•	actual or anticipated announcements of new products or services by us or competitors;

•	general conditions in the markets in which we compete; and

•	economic and financial conditions.

Because ownership of our common shares is concentrated, you and other investors will have minimal influence on stockholder decisions.

As of December 31, 2009, our executive officers and directors beneficially owned an aggregate of 10,297,935 shares, or approximately 26% of our then outstanding common stock.  In addition, a group of stockholders that, as of December 31, 2007, held 4,766,666 shares, or approximately 12% of our then outstanding common stock, have entered into a voting agreement with us that requires them to vote all of their shares of our voting stock in favor of the director nominees approved by our Board of Directors at each director election going forward, and in a manner that is proportional to the votes cast by all other voting shares as to any other matters submitted to the stockholders for a vote. As a result, our existing officers and directors could significantly influence stockholder actions of which you disapprove or that are contrary to your interests.  This ability to exercise significant influence could prevent or significantly delay another company from acquiring or merging with us.

Our protective provisions could make it difficult for a third party to successfully acquire us even if you would like to sell your shares to them.

We have a number of protective provisions that could delay, discourage or prevent a third party from acquiring control of us without the approval of our Board of Directors.  Our protective provisions include:

•
A staggered Board of Directors:  This means that only one or two directors (since we have a five-person Board of Directors) will be up for election at any given annual meeting.  This has the effect of delaying the ability of stockholders to effect a change in control of us since it would take two annual meetings to effectively replace at least three directors which represents a majority of the Board of Directors.

•
Blank check preferred stock:  Our Board of Directors has the authority to establish the rights, preferences and privileges of our 10,000,000 authorized, but unissued, shares of preferred stock.  Therefore, this stock may be issued at the discretion of our Board of Directors with preferences over your shares of our common stock in a manner that is materially dilutive to existing stockholders.  In addition, blank check preferred stock can be used to create a “poison pill” which is designed to deter a hostile bidder from buying a controlling interest in our stock without the approval of our Board of Directors.  We have not adopted such a “poison pill;” but our Board of Directors has the ability to do so in the future, very rapidly and without stockholder approval.

•
Advance notice requirements for director nominations and for new business to be brought up at stockholder meetings:  Stockholders wishing to submit director nominations or raise matters to a vote of the stockholders must provide notice to us within very specific date windows and in very specific form in order to have the matter voted on at a stockholder meeting.  This has the effect of giving our Board of Directors and management more time to react to stockholder proposals generally and could also have the effect of disregarding a stockholder proposal or deferring it to a subsequent meeting to the extent such proposal is not raised properly.

•
No stockholder actions by written consent:  No stockholder or group of stockholders may take actions rapidly and without prior notice to our Board of Directors and management or to the minority stockholders.  Along with the advance notice requirements described above, this provision also gives our Board of Directors and management more time to react to proposed stockholder actions.

•
Super majority requirement for stockholder amendments to the By-laws:  Stockholder proposals to alter or amend our By-laws or to adopt new By-laws can only be approved by the affirmative vote of at least 66 2/3% of the outstanding shares.

•
Elimination of the ability of stockholders to call a special meeting of the stockholders:  Only the Board of Directors or management can call special meetings of the stockholders.  This could mean that stockholders, even those who represent a significant block of our shares, may need to wait for the annual meeting before nominating directors or raising other business proposals to be voted on by the stockholders.

Securities analysts may not cover our common stock and this may have a negative impact on our common stock’s market price.

The trading market for our common stock may depend on the research and reports that securities analysts publish about us or our business.  We do not have any control over these analysts.  There is no guarantee that securities analysts will cover our common stock.  If securities analysts do not cover our common stock, the lack of research coverage may adversely affect our common stock’s market price.  If we are covered by securities analysts, and our stock is downgraded, our stock price would likely decline.  If one or more of these analysts ceases to cover us or fails to publish regularly reports on us, we could lose or fail to gain visibility in the financial markets, which could cause our stock price or trading volume to decline.

Our business is subject to risks associated with the ongoing financial crisis and weakening global economy.

The recent severe tightening of the credit markets, turmoil in the financial markets, and weakening global economy impacts our ability to raise needed capital and enter into customer agreements.  These slowdowns are expected to worsen if these economic conditions are prolonged or deteriorate further.  Further, these conditions and uncertainty about future economic conditions make it challenging for us to forecast our operating results, make business decisions and identify the risks that may affect our business, financial condition and results of operations.  If we are not able to timely and appropriately adapt to changes resulting from the difficult macroeconomic environment, our business, financial condition, and results of operations may be significantly negatively affected.

We have no current intention of declaring or paying any cash dividends on our common stock.

We do not plan to declare or pay any cash dividends on our common stock.  Our current policy is to use all funds and any earnings in the operation and expansion of our business.

DIVIDEND POLICY

We have not in the past paid, and do not expect for the foreseeable future to pay, dividends on our common stock. Instead, we anticipate that all of our earnings, if any, in the foreseeable future will be used for working capital and other general corporate purposes. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the selected consolidated financial data set forth below in conjunction with our consolidated financial statements, the notes to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.  Our historical results are not necessarily indicative of results to be expected for future periods.

	For the year ended December 31, 2009	For the year ended December 31, 2008	For the year ended December 31, 2007	For the year ended December 31, 2006	Period From August 5, 2005 (Date of Inception) to December 31, 2005
	(amounts in thousands except per share)
Consolidated Statement of Operations Data:
Revenue	$26,306	$133,744	$74,866	$0	$0
Operating expenses	13,114,131	12,355,332	8,725,210	1,407,675	882,478
Net loss	(13,082,751)	(12,072,180)	(8,692,164)	(1,401,339)	(882,478)
Loss per share	$(.35)	$(.35)	$(.36)	(.08)	$(.06)
Consolidated Balance Sheet Data
Cash and cash equivalents	$2,011,470	$457,155	$8,589,447	$139,997	$86,552
Total assets	2,241,605	978,982	9,279,166	195,123	147,722
Long-term obligation	120,000	160,000	204,000	0	0
Stockholders’ equity (deficit)	$(2,396,720)	$(894,351)	$8,495,376	$107,737	$(82,278)

SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

The following table provides a summary of selected financial results of operations by quarter for the years ended December 31, 2009 and 2008, and the quarters ended March 31, June 30, and September 30, as follows:

	First	Second	Third	Fourth
	(amounts in thousands except per share)
2009
Revenue	$3	$7	$3	$13
Loss from operations	(3,405)	(3,928)	(2,624)	(3,131)
Net loss	(3,403)	(3,927)	(2,623)	(3,130)
Net loss per common share	$(0.09)	$(0.11)	$(0.07)	$(0.08)
2008
Revenue	$33	$51	$24	$26
Loss from operations	(3,102)	(3,096)	(2,947)	(3,077)
Net loss	(3,032)	(3,049)	(2,923)	(3,068)
Net loss per common share	$(0.09)	$(0.09)	$(0.08)	$(0.08)

USE OF PROCEEDS

All shares of our common stock and warrants to purchase shares of our common stock offered by this prospectus were issued in our January 2009 underwritten public offering. We will not receive any of the proceeds from the sale of our common stock issuable upon exercise of warrants. However, if a warrant holder exercises a warrant in order to obtain underlying shares of common stock to sell, or if we utilize the call feature in the warrants and require the exercise of the outstanding warrants, we would receive cash proceeds if the exercise price is paid in cash.   Assuming the cash exercise of all the warrants, we will receive net proceeds of approximately $10,800,000. As of March 12, 2010 we have received proceeds in the amount of $2,000,000.  We will not receive any proceeds from the cashless exercise of the warrants.

We anticipate that all net proceeds obtained from the exercise of warrants will be used to fund our working capital purposes.  Given our relatively low overhead structure and the importance of a successful result of the Microsoft litigation to us, we anticipate that the majority of the proceeds we receive from the exercise of warrants will be allocated to fund the fees and expenses associated with our Microsoft litigation.

As was disclosed in a Current Report on Form 8-K dated June 11, 2009 filed by us with the SEC, we entered into an engagement letter (the “Engagement Letter”) with McKool Smith (“McKool”) confirming McKool as our lead counsel in the February 2007 lawsuit against Microsoft Corporation. McKool has agreed to represent us for a fixed fee of $3 million and a contingency fee of 8% of the litigation proceeds. In the event of a judgment or settlement below an agreed upon amount (designed to approximate the total legal fees associated with the matter), McKool’s fixed fee will be limited to the actual time spent by McKool, up to a maximum of $3 million, plus the contingency fee of 8% of the litigation proceeds. McKool’s out-of-pocket expenses are not capped pursuant to the Engagement Letter but are estimated to be approximately $1 million.

Given the fixed fee arrangement, and assuming that (i) all warrants issued in the January 2009 offering and registered by this prospectus are exercised in cash and we receive net proceeds totaling approximately $10,800,000, and (ii) all Series I warrants issued in our September 2009 private placement transaction and registered by a prospectus on file with the SEC (File No. 333-162145) are exercised in cash and we receive net proceeds totaling $21,092,759, we anticipate that the allocation of the net proceeds from the two transactions will be approximately 20% towards fees associated with the Microsoft litigation, 20% towards research and development expenses, 15% to general professional fees, and 45% towards general working capital purposes.

As is disclosed in the Liquidity and Capital Resources section of this prospectus, and has been disclosed in our previous filings with the SEC, we anticipate that our existing cash and cash equivalents, which include the proceeds we raised from the initial sale of shares of our common stock in connection with this January 2009 offering and our September 2009 private placement transaction, are not currently sufficient to fund our operations for longer than through the end of the third quarter of 2010. Although the fixed fee arrangement entered into with McKool will assist us in managing our expenses and reducing the portion of our expenses spent towards litigation, should we not raise the total anticipated net proceeds in this offering, and we are not therefore able to allocate such proceeds to the Microsoft litigation, our intellectual property offerings, and other general working capital purposes as discussed above, we may need to raise additional funds through, but not limited to, public or private offerings, third-party debt facilities, or strategic partnerships.  See the section in this Prospectus entitled “Risk Factors:  We may seek to raise additional funds, finance acquisitions, or develop strategic relationships by issuing capital stock that would dilute your ownership.” for additional disclosure regarding the potential dilutive impact that such additional raises would have on our existing stockholders.

The foregoing represents our best estimate of the allocations of the proceeds of this offering based on our present plans and business conditions. The amounts and timing of expenditures for each purpose described above may vary significantly depending on numerous factors, including, without limitation, the progress of the Microsoft litigation and the progress of our research and development activities. There can be no assurances that unforeseen events or changes in business conditions will not result in the application of proceeds of this offering in a manner other than is described in this prospectus. Any such reallocation of the net proceeds from the offering would be substantially limited to the categories set forth above.

THE OFFERING

In January 2009, we closed an underwritten public offering of 2,470,000 shares of our common stock, including 270,000 of which were issued pursuant to the underwriter’s over-allotment option, plus warrants to purchase 1,235,000 shares of common stock at $2.00 per share (the “$2 Warrants”), including 135,000 of which were issued pursuant to the underwriter’s over-allotment option, warrants to purchase 1,235,000 shares of common stock at $3.00 per share (the “$3 Warrants”), including 135,000 of which were issued pursuant to the underwriter’s over-allotment option, and warrants to purchase 1,235,000 shares of common stock at $4.00 per share (the “$4 Warrants”), including 135,000 of which were issued pursuant to the underwriter’s over-allotment option. The offering at $1.50 per unit raised gross proceeds of approximately $3,700,000 before deducting the underwriter’s fees and other costs of the offering.  The net cash raised was approximately $3,300,000.

All warrants covered by this prospectus became exercisable on January 30, 2009, the closing date of the offering .  The $3 Warrants and the $4 Warrants remain exercisable through and including the 18-month anniversary date of the closing of the offering.  The $3 Warrants and the $4 Warrants include a call feature that gives us the right to require the holder of the warrant to exercise the warrant if our average closing stock price over five consecutive trading days is equal to or exceeds two times the applicable warrant’s purchase price, failing which the warrants will terminate if not previously exercised by the holders of such warrants.  On February 24, 2010, we exercised  in full our rights to call the $2 Warrants.  The $2 Warrants expired in their entirety unless earlier exercised on March 11, 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Company Overview

We are a development stage company focused on commercializing a patent portfolio for securing real-time communications over the Internet.  These patents were acquired by our principal operating subsidiary, VirnetX, from Science Applications International Corporation, or SAIC.  SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health.

Although we believe we may derive revenues in the future from our principal patent portfolio and are currently endeavoring to develop certain of those patents into marketable products, we have not done so to date.  Because we have limited capital resources, our revenues are insignificant and our expenses, including but not limited to those we expect to incur in our patent infringement case against Microsoft, are substantial, we may be unable to successfully complete our business plans, our business may fail and your investment in our securities may become worthless.  See “Risk Factors” for additional information.

We are in the development stage and consequently we are subject to the risks associated with development stage companies including: the need for additional financings; the uncertainty that our patent and technology licensing program development efforts will produce revenue bearing licenses for us; the uncertainty that our development initiatives will produce successful commercial products as well as the marketing and customer acceptance of such products; competition from larger organizations; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators. To achieve successful operations, we will require additional capital to continue research and development and marketing efforts.  No assurance can be given as to the timing or ultimate success of obtaining future funding.

Developments from the year ended December 31, 2009

On January 30, 2009, we closed an underwritten public offering of 2,470,000 shares of our common stock at $1.50 per share. As further described in the prospectus for the offering filed on EDGAR, for each share purchased in the offering, an investor received registered warrants to purchase 0.5 shares of our common stock at $2.00 per share, 0.5 shares of our common stock at $3.00 per share and 0.5 shares of our common stock at $4.00 per share. These warrants were listed for trading on the OTC Bulletin Board under the symbols “VHCOW”, “VHCOZ”, and “VHCOL”, respectively.  We also issued warrants to purchase 220,000 shares of common stock at an exercise price of $1.80 per share issued to the underwriter of our January 2009 offering.  The offering raised proceeds of $3.7 million before fees and expenses, and $3.3 net of fees and expenses.

On February 10, 2009, VirnetX Inc., our wholly-owned subsidiary, was awarded U.S. patent number 7,490,151 by the United States Patent and Trademark Office. The new patent, titled “Establishment of a secure communication link based on a domain name service (DNS) request” describes a secure mechanism for communication over the Internet. In conjunction with the issuance of this patent, we will seek to commercialize these exclusive rights in the United States by establishing the secure domain name registry service for the Internet. Additional information about the patent can be found at the Internet website www.uspto.gov.

On June 9, 2009, we entered into an engagement letter with McKool Smith, confirming McKool as our lead counsel in the February 2007 lawsuit against Microsoft Corporation. McKool has agreed to represent us in the Microsoft Litigation for a fixed fee of $3 million and a contingency fee of 8% of the litigation proceeds. In the event of a judgment or settlement below an agreed upon amount (designed to approximate the total legal fees associated with the matter), McKool’s fixed fee will be limited to the actual time spent by McKool, up to a maximum of $3 million, plus the contingency fee of 8% of the litigation proceeds. McKool’s out-of-pocket expenses are not capped pursuant to the engagement letter but are estimated to be approximately $1 million.  Subsequently, with our permission, McDermott Will & Emery filed a motion to withdraw as our counsel from this case, which was granted by the court on July 8, 2009.  A copy of the engagement letter with McKool is attached as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.  We have submitted a request for confidential treatment for certain portions of the engagement letter.  Those portions have been redacted and have been provided separately to the Securities and Exchange Commission.

On June 26, 2009, we filed an unopposed motion with the United States District Court for the Eastern District of Texas for an order granting an approximate ninety day continuance of the trial and to enter a new docket control order in the ongoing patent infringement litigation with Microsoft Corporation. This order was granted on June 30, 2009 and the new trial date was set for March 8, 2010.

On July 19, 2009, the NYSE Amex LLC (the “Exchange”) notified us that it had accepted our previously submitted plan of compliance and, pursuant to the plan, had granted us an extension to regain compliance with the Exchange’s continued listing standards.  In addition to approving the plan, the Exchange determined that we are not currently subject to the stockholders’ equity requirements, given our compliance with certain alternative listing standards relating, among other things, to our current market capitalization.  Nonetheless, the Exchange continued to believe that it would be necessary and appropriate for us to take certain actions to strengthen our financial condition. As a result, the Exchange granted us an extension until October 30, 2009 to regain compliance with the financial condition continued listing standard.

On July 30, 2009, the United States District Court for the Eastern District of Texas, Tyler Division, issued its Markman Order in the Microsoft litigation in connection with the Markman hearing on claim construction that was held on February 19, 2009.  In September 2009, we closed a private placement of 2,380,942 shares of our common stock at a purchase price of $2.52 per share. In addition to shares of common stock, we also issued (i) Series I warrants to purchase approximately an additional 2,380,942 shares of our common stock with an exercise price of $3.93 per share subject to adjustment, (ii) Series II warrants to purchase up to approximately an additional 2,419,023 shares of our common stock, subject to adjustment, with an automatic cashless exercise basis with an exercise price of $0.01 per share and (iii) Series III warrants to purchase approximately an additional 2,380,942 shares of common stock with an exercise price of $2.52 per share. A registration statement on Form S-1 (File No. 333-162145) was taken effective on December 22, 2009 covering the registration of the common stock and warrants to purchase shares of common stock issued pursuant to this private placement transaction.

On October 9, 2009, we received a letter from the Exchange stating that, based upon a review of publicly available information, we had resolved the continued listing deficiencies referenced in the Exchange’s letter dated April 30, 2009.  The Exchange noted that our continued listing eligibility will continue to be assessed on an ongoing basis.  We are now subject to the provisions of Section 1009(h) of the Exchange’s Company Guide that states that if we, within 12 months of October 30, 2009, are again determined to be below the continued listing standards, the Exchange staff may take appropriate action, which, depending upon the circumstances, may include providing us with an opportunity to submit a plan to the Exchange advising the Exchange of action we have taken, or will take, that would bring us into compliance with the continued listing standards, or the Exchange may initiate delisting proceedings, which could result in our common stock being delisted from the Exchange.

On December 23, 2009, we signed a letter of intent with VeriSign, Inc., or VeriSign, under which VirnetX Inc. and VeriSign will collaborate to assess and evaluate the technical, market and commercial viability to jointly develop and provide mobile directory services and solutions using secure domain names and PKI certificate infrastructure consistent with VirnetX Inc. intellectual property. The letter of intent also provided for a “no shop” period until March 23, 2010, during which period the parties have agreed not to solicit or encourage proposals from any other person or entity regarding a strategic relationship.

Recent Developments

On January 14, 2010, the Series II Warrants expired unexercised and terminated without any additional shares of common stock being issued to private placement investors.

On February 24, 2010, we announced that all Series III Warrants issued had been exercised in full and we issued 2,380,942 shares of our common stock. The aggregate cash exercise proceeds from the Series III Warrants totaled $6,000,000. After payment of fees and commissions, we received net proceeds of approximately $5,400,000.

On February 24, 2010, we exercised in full our rights to call the $2.00 warrants issued by us in connection with our 2009 public offering. Those warrants expired in their entirety unless earlier exercised on March 11, 2010. The aggregate cash exercise proceeds from the $2.00 warrants if exercised in full would total $2,470,000. After payment of fees and commissions, we expect to receive net proceeds of approximately $2,335,000. As of March 12, 2010 we had received proceeds in the amount of $2,000,000.

On March 16, 2010, a jury awarded us a $105,750,000 verdict against Microsoft for infringing two of our patents. The jury also found that Microsoft’s patent infringement was willful.

On March 17, 2010, we filed a new complaint against Microsoft alleging infringement of our U.S. Patent Nos. 6,502,135 and 7,188,180 by Microsoft’s Windows 7 and Windows Server 2008 R2 software products.

On March 24, 2010, we entered into an agreement to extend a letter of intent with VeriSign, under which VirnetX intends to work with VeriSign to create a technical pilot for providing services that could include VirnetX’s exclusive secure domain name registry and managed connection and relay services along with providing a complete PKI solution for VirnetX’s secure domain name initiative.  This falls under the original December 23, 2009, letter of intent objectives to collaborate in the development of mobile directory services and solutions using secure domain names and PKI certificate infrastructure.  The strategic relationship contemplated by the letter of intent remains subject to, among other things, the negotiation, execution and delivery of definitive agreements.  The letter of intent also provides for a binding exclusivity period until June 4, 2010, during which period the parties have agreed not to solicit or encourage proposals from any other person or entity regarding a strategic relationship, the primary purpose thereof is to assess and evaluate the technical, market and commercial viability to jointly develop and provide the services contemplated by the letter of intent.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.  The critical accounting policies we employ in the preparation of our consolidated financial statements are those which involve impairment of long-lived assets, income taxes, fair value of financial instruments and stock-based compensation.

Impairment of Long-Lived Assets

We identify and record impairment losses on long-lived assets used in operations when events and changes in circumstances indicate that the carrying amount of an asset might not be recoverable, but not less than annually. Recoverability is measured by comparison of the anticipated future net undiscounted cash flows to the related assets’ carrying value.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset.

Income Taxes

We account for income taxes under the liability method.  Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Fair Value of Financial Instruments

Carrying amounts of our financial instruments, including cash and cash equivalents, accounts payable, and accrued liabilities, approximate their fair values due to their short maturities.

Stock-Based Compensation

We account for share-based compensation in accordance with the fair value method, which requires the measurement and recognition of compensation expense in the statement of operations for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values.  Using the modified retrospective transition method of adopting this standard, the financial statements presented herein reflect compensation expense for stock-based awards as if the provisions of this standard had been applied from the date of our inception.

In addition, we record stock and options granted to non-employees at fair value of the consideration received or the fair value of the equity investments issued as they vest over the performance period.

New Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) clarified the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return.  The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.  The guidance must be applied to all existing tax positions upon initial adoption.  The cumulative effect of applying the guidance at adoption is to be reported as an adjustment to beginning retained earnings for the year of adoption.  The accounting for uncertainty in income taxes was effective for the first quarter of 2008.  The adoption of accounting for uncertainty in income taxes did not have an impact to the Company’s financial statements.

In September 2006, the FASB established a framework for measuring fair value in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and expanded disclosure about fair value measurements including valuing securities in markets that are not active.  The Company adopted the framework for measuring fair value effective January 1, 2009 with the exception of the application of the framework to non-recurring, non-financial assets and non-financial liabilities.  The adoption of the framework for measuring fair value did not have a significant impact on the Company’s results of operations or financial position.

In March 2008, the FASB amended and expanded the disclosure requirements for derivative instruments and hedging activities by requiring enhanced disclosures about how and why the Company uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect the Company’s financial position, financial performance and cash flows.  These requirements were effective for fiscal years beginning after November 15, 2008. The Company adopted the amended and expanded disclosure requirements for derivatives instruments and hedging activities as of January 1, 2009, and adoption did not have a material effect on the Company’s consolidated financial statements.

In June 2008, the FASB issued guidance requiring that unvested instruments granted in share-based payment transactions that contain nonforfeitable rights to dividends or dividend equivalents are participating securities subject to the two-class method of computing earnings per share.  This guidance is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The adoption did not have a material effect on the Company’s consolidated financial statements.

In April 2009, the FASB required disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements, effective for interim reporting periods ending after June 15, 2009, and required those disclosures in summarized financial information at interim reporting periods.  The Company adopted the new disclosure guidance over fair value of financial instruments, and adoption did not have a material effect on the Company’s consolidated financial statements.

In April 2009, the FASB issued guidance which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued (“subsequent events”).  Under the new guidance, entities are required to disclose the date through which subsequent events were evaluated, as well as the rationale for why that date was selected.  The guidance is effective for interim and annual periods ending after June 15, 2009.  The Company adopted the provisions of this new guidance as of June 1, 2009, and adoption did not have a material effect on our consolidated financial statements.  The Company evaluated subsequent events through March 26, 2010.

In June 2009, the FASB established the Accounting Standards Codification ("Codification") as the single source of authoritative GAAP to be applied by nongovernmental entities, except for the rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws, which are sources of authoritative GAAP for SEC registrants.  While not intended to change GAAP, the Codification significantly changes the way in which the accounting literature is referenced and organized.  The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  The Codification was adopted as of August 31, 2009.  Adoption did not have a material effect on the Company’s consolidated financial statements.

Operations

Revenue — Royalties

Revenue generated for the twelve months ended December 31, 2009 was $26,306 compared to $208,610 during the period from July 5, 2007 (the closing date of the merger between us and VirnetX, Inc.) to December 31, 2008.  Our revenue in 2009 was solely limited to the royalties earned under a single license agreement through our Japanese subsidiary.  We expect the revenue from this license to decrease substantially in the future.  We do not intend to enter into additional licenses or generate significant revenue through our Japanese subsidiary.

Research and Development Expenses

Research and development costs include expenses paid to outside development consultants and compensation-related expenses for our engineering staff.  Research and development costs are expensed as incurred.

Our research and development expenses increased from $56,000 for the period from August 2, 2005 (date of inception) to December 31, 2005, to $554,187 for 2006 to $684,316 for 2007 to $845,324 for 2008, and to $864,058 for 2009, primarily as a result of increased engineering activities for product development.  We expect research and development expenses to increase as employees are hired to provide in-house research and development.  Because we expect to use outside contractors for additional product development on a limited basis, we expect those costs to remain level or decline over time.

General and Administrative Expenses

General and administrative expenses include management and administrative personnel costs, as well as costs of outside legal, accounting, and consulting services.

Our general and administrative expenses increased from $826,478 for the period from August 2, 2005 (date of inception) to December 31, 2005, to $853,488 for 2006 to $8,040,894 for 2007, to $11,510,008 for 2008, and to $12,250,073 for 2009.

Within general and administrative expenses, professional fees, primarily legal fees, increased from $12,481 in the period from August 2, 2005 (date of inception) to December 31, 2005 to $133,199 in 2006 to $5,286,525 in 2007 to $5,798,534 in 2008 and to $6,941,726 in 2009.  The fees were incurred to pursue the litigation with Microsoft, assist in the merger between VirnetX, Inc. and VirnetX Holding Corporation, audit the financial statements, assist in obtaining financing and potential contract negotiations and in general corporate matters. Although we view the McKool Smith fixed fee arrangement as a positive arrangement and one that will help us manage our expenses in connection with the Microsoft litigation, we anticipate that our legal fees and other expenses associated with this litigation will be material and will negatively impact our financial condition and results of operations.

Also within general and administrative, compensation expenses increased from $799,920 in the period from August 2, 2005 (date of inception) to December 31, 2005, to $613,757 in 2006, $2,152,000 in 2007, $2,682,431 in 2008 and $3,031,717 in 2009.  Compensation expenses were higher in 2005 compared to 2006 due to the higher proportion of stock-based compensation expense in 2005.  The increases from 2006 to 2009 in compensation expenses are due principally to stock-based compensation expense related to stock options granted to our employees and directors and an increase in the number of our employees as we added resources to comply with financial reporting requirements.

Other general and administrative expenses increased from $14,077 in the period from August 2, 2005 (date of inception) to December 31, 2005 to $106,532 in 2006 to $602,639 in 2007, to $3,029,043 in 2008 and decreased to $2,276,630 for 2009, as we incurred costs related to building our infrastructure and litigation support.  We also incurred additional general and administrative expenses in connection with the implementation of a directors and officers’ insurance policy and certain other costs. The decrease in 2009 in due primarily to reduced cost in public relations, outsourced services, printing and other costs.

 Liquidity and Capital Resources

We are in the development stage and have raised capital since our inception through the issuance of our equity securities.  As of December 31, 2009, we had a working capital deficiency of approximately $2,456,000 and approximately $2,000,000 in cash. Subsequent to year end through March 11, 2010, we have received approximately $7,400,000 from the exercise of warrants. We have used the net proceeds to fund our operations and provide working capital for general corporate purposes.

We expect to finance future cash needs primarily through proceeds from equity or debt financings, loans, joint ventures, and/or collaborative agreements with corporate and strategic partners. We also intend to license our patent portfolio, technology and software, including our secure domain name registry service.

We expect to derive the majority of our revenue from license fees and royalties associated with our patent portfolio, technology and software.

We anticipate that our existing cash and cash equivalents, including the proceeds from the completed exercises of warrants noted above are insufficient to fund our operations for longer than through the end of our third quarter of 2010.

       During 2009, our cash flow used in operations was $6,944,000 or an average of approximately $579,000 per month. During the fourth quarter of 2009, our cash balance used in operations increased on average to $636,000 per month. With our 2010 average monthly cash requirement including the impact of a reduction of our working capital deficit at December 31, 2009, we expect our average monthly cash flow used in operations in 2010 will be modestly greater than in 2009.

Off-Balance Sheet Arrangements

On June 9, 2009, we entered into an engagement letter with McKool Smith, confirming McKool as our lead counsel in the February 2007 lawsuit against Microsoft Corporation. McKool has agreed to represent us in the Microsoft litigation for a fixed fee of $3 million and a contingency fee of 8% of the litigation proceeds. In the event of a judgment or settlement below an agreed upon amount (designed to approximate the total legal fees associated with the matter), McKool’s fixed fee will be limited to the actual time spent by McKool, up to a maximum of $3 million, plus the contingency fee of 8% of the litigation proceeds. McKool’s out-of-pocket expenses are not capped pursuant to the engagement letter but are estimated to be approximately $1 million.  A copy of the engagement letter with McKool is attached as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.  We submitted a request for confidential treatment for certain portions of the engagement letter.  Those portions have been redacted and have been provided separately to the Securities and Exchange Commission.

We lease our office facility under a non-cancelable operating lease that was amended in 2008 and ends in 2012.  We recognize rent expense on a straight-line basis over the term of the lease. Rent expense for the years ended December 31, 2009 and 2008 was $51,807 and $25,037, respectively.

For the Year	Minimum Required Lease Payments in Period

2010	$54,595
2011	59,242
2012	30,202
$144,039

In 2005, VirnetX, Inc. adopted the 2005 Stock Plan (the “Plan”), which was assumed by us upon the closing of the transaction between VirnetX Holding Corporation and VirnetX, Inc. on July 5, 2007.  Our Board of Directors renamed this Plan the VirnetX Holding Corporation 2007 Stock Plan and our stockholders approved the Plan at our 2008 annual stockholders’ meeting. The Plan provides for the issuance of up to 11,624,469 shares of our common stock.  To the extent that any award should expire, become unexercisable or is otherwise forfeited, the shares subject to such award will again become available for issuance under the Plan.  The Plan provides for the granting of stock options and stock purchase rights to our employees and consultants.  Stock options granted under the Plan may be incentive stock options or nonqualified stock options.  Incentive stock options (“ISO”) may only be granted to our employees (including officers and directors).  Nonqualified stock options (“NSO”) and stock purchase rights may be granted to our employees and consultants.

The Plan will expire 10 years after it was approved by our Board of Directors.  Options may be granted under the Plan with an exercise price determined by our Board of Directors, provided, however, that the exercise price of an ISO or NSO granted to one of our Named Executive Officers shall not be less than 100% fair market value of the shares at the date of grant and the exercise price of an ISO granted to a 10% shareholder shall not be less than 110% of the fair market value of the shares on the date of grant.

Activity under the Plan is as follows:

		Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price
Shares reserved for the Plan at inception	11,624,469	—	—
Restricted stock granted	(3,321,277)	—	—
Options granted	—	—	—
Options exercised	—	—	—
Options cancelled	—	—	—
Balance at December 31, 2005	8,303,192	—	—
Restricted stock granted	(1,058,657)	—	—
Options granted	(1,868,218)	1,868,218	$.24
Options exercised	—	—	—
Options cancelled	—	—	—
Balance at December 31, 2006	5,376,317	1,868,218	$.24
Restricted stock granted	—	—	—
Options granted	(2,324,925)	2,324,925	4.96
Options exercised		(124,548)	.24
Options cancelled	—	—	—
Balance at December 31, 2007	3,051,392	4,068,595	$2.94
Restricted stock granted	—	—	—
Options granted	(420,000)	420,000	3.42
Options exercised	—	—	—
Options cancelled	20,000	(20,000)	4.20
Balance at December 31, 2008	2,651,392	4,468,595	$2.98
Restricted stock granted	—	—	—
Options granted	(1,317,195)	1,317,195	1.18
Options exercised	—	—	—
Options cancelled	83,032	—	—
Balance at December 31, 2009	1,417,229	5,785,790	2.57

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

BUSINESS

The Company

We are developing and commercializing software and technology solutions for securing real-time communications over the Internet.  Our patented GABRIEL Connection Technology™ combines industry standard encryption protocols with our patented techniques for automated domain name system, or DNS, lookup mechanisms, enabling users to create a secure communication link using secure domain names.  We also intend to establish the exclusive secure domain name registry in the United States and other key markets around the world. Our software and technology solutions provide the security platform required by next-generation Internet-based applications such as instant messaging, or IM, voice over Internet protocol, or VoIP, mobile services, streaming video, file transfer and remote desktop.  Our technology generates secure connections on a “zero-click” or “single-click” basis, significantly simplifying the deployment of secure real-time communication solutions by eliminating the need for end users to enter any encryption information.

Our portfolio of intellectual property is the foundation of our business model.  We currently have 12 patents in the United States and eight international patents, as well as several pending U.S. and foreign patent applications.  Our patent portfolio is primarily focused on securing real-time communications over the Internet, as well as related services such as the establishment and maintenance of a secure domain name registry.  Our software and technology solutions also have additional applications in operating systems and network security.  On December 2, 2009, we declared to the 3GPP (3rd Generation Partnership Project) that our U.S. and international patents are or may be essential to Long Term Evolution (LTE) and 4G wireless specifications. We believe that we will hold the majority of 4G essential patents related to Series 33 specifications that define security standards for LTE/4G and are prepared to license the use of our patents for incorporation into 4G related products such as chips, servers, smartphones, laptop computers, etc. Our employees include the core development team behind our patent portfolio, technology and software. This team has worked together for over ten years and is the same team that invented and developed this technology while working at Science Application International Corporation, or SAIC. SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure and health.  We acquired this patent portfolio in 2006, and it now serves as the foundation of our planned licensing and service offerings.  We expect to derive the majority of our revenue from license fees and royalties associated with these patents.  We also intend to continue our research and development efforts to further strengthen and expand our patent portfolio, and over time, we plan to leverage this portfolio to develop a product suite that can be sold to enterprise customers and developers.

We intend to license our patents and our GABRIEL Connection Technology™ to original equipment manufacturers, or OEMs, within the IP-telephony, mobility, fixed-mobile convergence and unified communications markets.  The leaders in these markets include Alcatel-Lucent, Avaya Inc., Cisco Systems, Inc., Juniper Networks, Inc., LM Ericsson Telephone Company, Motorola, Inc., NEC Corporation, Nokia Corporation, Nortel Networks Corporation, Samsung Electronics Co. Ltd. and Sony Ericsson Mobile Communications AB, among others.  On December 9, 2009, we announced the start of beta testing of our GABRIEL Connection Technology™. In this testing we intend to include invited beta users from outside the company. This phase of beta testing is expected to be completed around mid-year 2010.

We also intend to license our patent portfolio, technology and software, including our secure domain name registry service, to communication service providers as well as to system integrators.  We believe that the market opportunity for our software and technology solutions is large and expanding.  As part of our licensing strategy, in March 2008, we hired ipCapital Group, a leading advisor on licensing technology and intellectual property, to initiate discussions with several major potential licensees.  Since its founding in 1998, ipCapital Group has supported the licensing efforts of clients across a variety of technologies and markets, resulting in transactions representing several hundred million dollars of value.  On December 23, 2009, we signed a letter of intent with VeriSign, Inc. or VeriSign, under which VirnetX and VeriSign will collaborate to assess and evaluate the technical, market and commercial viability to jointly develop and provide mobile directory services and solutions using secure domain names or “PKI” certificate infrastructure consistent with VirnetX intellectual property. The letter of intent also provided for a “no shop” period until March 23, 2010, during which period the parties have agreed not to solicit or encourage proposals from any other person or entity regarding a similar strategic relationship. On March 24, 2010, we entered into an agreement with VeriSign to extend the binding exclusivity period under the letter of intent until June 4, 2010. We continue to have discussions with other prospective customers/partners in our target markets outside the scope of the potential strategic relationship with VeriSign.

Industry Overview

The Internet is increasingly evolving into a rich medium used by individuals and businesses to conduct commerce, share information and engage in real-time communications including email, text messaging, IM, and voice and video calls.  This communications experience is richer and more complex than ever before.  Session initiation protocol, or SIP, was developed to enable the convergence of voice and data networks and today is the predominant industry standard for establishing multimedia communications over the Internet such as voice, video, instant messaging, presence information and file transfer.  SIP, as well as other real-time collaboration protocols such as XMPP, use DNS lookup as its primary means of connecting Internet devices but is an open architecture that remains inherently unsecure.

We believe that accessing a diversity of services from a single device, anytime and anywhere, and the ability to access these same services from a range of devices, are emerging as key market requirements.  The portions of the IP-telephony, mobility, fixed-mobile convergence and unified communications markets that could benefit from our software and technology solutions are forecasted by Infonetics to grow total revenues from approximately $59 billion in 2006 to approximately $162 billion by 2011, representing a compound annual growth rate, or CAGR, of approximately 22%.  This growing trend represents a significant opportunity for VirnetX to license its patent portfolio, technology and software, and establish its secure domain name registry.

IP Telephony

IP telephony includes technologies that use Internet Protocol’s packet-switched connections to exchange voice, fax, and other forms of information traditionally carried over the dedicated circuit-switched connections of the public switched telephone network, or PSTN.  The adoption of IP telephony has helped businesses significantly lower network operating costs by using a common network for voice and data.  As the workforce becomes increasingly dispersed, mobile features enabled by Internet protocol-based communications such as presence, unified messaging, peer-to-peer applications, find me/follow me, white-boarding and document sharing have become more commonplace.  However, the development of the related security infrastructure has lagged behind, leaving next-generation networks vulnerable to a multitude of threats including man-in-middle, eavesdropping, domain hijacking, distributed denial of service, or DDoS, spam over Internet telephony, or SPIT, and spam over instant messaging, or SPIM.  These threats continue to highlight the need for securing next-generation networks.  As the use of IP telephony systems extends beyond the boundaries of an organization’s private network, security is likely to become an even bigger concern.  Worldwide revenue from IP telephony products like IP-PBX including IP phones, service provider VoIP and IMS equipment, VoIP gateways and hosted VoIP services for businesses is forecasted by Infonetics to grow from approximately $15 billion in 2006 to approximately $43 billion in 2011, representing a CAGR of approximately 23%.  We believe our unique and patented solution provides the robust security platform required for providing on-demand secure communication links between enterprises intending to communicate securely without manually configuring the connections.  We believe a standard security solution such as ours will further accelerate the adoption of IP telephony products in the market and allow enterprises to take full advantage of these rich content applications and real-time communications over the Internet, thereby significantly increasing their return on investment.

Fixed-Mobile Convergence

Fixed-mobile convergence is an environment where wired and wireless phones work together with Internet Protocol to deliver services (voice, video, data and combinations thereof) uniformly across multiple access networks, including, among others, WiMAX, WiFi, cellular and fixed.  We believe that the fixed-mobile convergence infrastructure equipment revenue will grow from approximately $9 million in 2006 to over $406 million in 2011, representing a CAGR of approximately 114%.  Additionally, according to a thought leadership paper entitled “Road to Full Convergence” published by Fixed-Mobile Convergence Alliance, or FMCA, an alliance of leading operators representing a customer base of over 850 million customers, consumers increasingly feel the need to be connected and have real-time access to media streams, blogs and breaking news.  During the past ten years, users have become increasingly technologically sophisticated and are now demanding greater functionality from the Internet.  Today, the Internet is used for commerce, social networking, online dating and a number of other forms of media-rich, real-time communication and collaboration.  Mobile devices like dual mode (cellular/WiFi) phones lie at the center of this transition and have become the device with the closest proximity and relationship to the user.  We believe that accessing a diversity of services from a single device, anytime and anywhere, and the ability to access the same services from a range of devices, is emerging as a key market requirement.  Worldwide total dual mode cellular/WiFi phone revenue was approximately $17 billion in 2006 and is expected to grow to approximately $76 billion in 2011, representing a CAGR of approximately 35%.  The strong projected growth for converged cellular/WiFi phones and related services in enterprise and consumer market segments represents a significant opportunity for VirnetX’s patent portfolio, technology, and software to become the industry standard for securing real-time communication.

IP Mobility

Smartphones are multi-functional devices that handle a wide variety of business-critical applications and support increasingly complex functions including enhanced data processing, Internet access, e-mail access, calendars and scheduling, contact management and the ability to view electronic documents.  Users have continual access to these applications while on the move making them an increasingly essential business tool for the mobile worker.  These devices enable mobile workers to have similar functionality inside or outside the office thereby increasing employee efficiency.  However, it is critical that this mobile environment have the same level of security as an enterprise’s internal network.  Worldwide revenue from IP mobility products like smartphones and mobile data cards is expected to grow from approximately $26 billion in 2006 to approximately $41 billion by 2011, representing a CAGR of approximately 10%.  We believe in order to realize the full functionality of IP mobility, several challenges including security must be overcome.  When users are mobile, connections and data need to cross multiple network boundaries, each of which poses a security threat.  Wireless networks present unique threats because rogue users can enter the enterprise network through wireless access points that may not be sufficiently protected as part of an organization’s IT security protocols.  Providing authenticated access to the wireless networks and enterprise applications through the wireless domain are important requirements and represent a significant market opportunity for VirnetX’s patented technology and secure domain names to provide users fully authenticated secure access on a “zero-click” or “single-click” basis.

Unified Communications

The need to enhance productivity is putting increasing demand on instant access to, and the management of, rapidly expanding real-time information.  Mobile collaboration, and the ability to conduct business whether inside or outside of the office, are high priorities.  Business and consumer users are nomadic and expect instant access everywhere.  The ability to establish multiple secure simultaneous network connections and provide IP sessions with strong security and encryption will be critical to widespread deployment of next-generation networks.  A shortcoming of this new communications environment is that the various modes of communication operate independently from one another and do not integrate easily, if at all.  As the number of devices grows, individual points of contact multiply and communication becomes more sophisticated and increasingly vulnerable.

The idea behind unified communications is to organize the array of communication methodologies, integrating the various fragmented ways individuals communicate today into a single communications experience, ultimately increasing utility and productivity.  The basic components comprising unified communications include:  a directory for storing addresses, various modes of communication with each user/contact (desk phone, mobile phone, IM, etc.), message storage for all messages regardless of communication method and secure presence of a user’s status for each mode of communication (available, away, busy, etc.).  Worldwide unified communications market generated approximately $377 million in revenue in 2006 and is forecasted to grow rapidly over the next few years generating approximately $813 million in revenue in 2011, representing a CAGR of approximately 17%.  We believe the growth in unified communication products may not reach its full potential due to the lack of transparent and seamless security as users hesitate to place their presence information online for all to see and as organizations block access due to the lack of credentials verified by a neutral third party.  Our solutions help address these concerns and should enable significant growth in the unified communications market.

Our Solutions

Our software and technology solutions, including our secure domain name registry, our patents and our GABRIEL Connection Technology™ are designed to secure all types of real-time communications over the Internet.  Our technology uses industry standard encryption methods with our patented DNS lookup mechanisms to create a secure communication link between users intending to communicate in real time over the Internet.  Our technology can be built into network infrastructure, operating systems or silicon chips developed for a communication or computing device to secure real-time communications over the Internet between any number of devices.  Our technology automatically encrypts data allowing organizations and individuals to establish communities of secure, registered users and transmit information between multiple devices, networks and operating systems.  These secure network communities, which we call secure private domains, or SPDs, are designed to be fully-customizable and support rich content applications such as IM, VoIP, mobile services, streaming video, file transfer and remote desktop in a completely secure environment.  Our approach is a unique and patented solution that provides the robust security platform required by these rich content applications and real-time communications over the Internet.  The key benefits and features of our technology include the following:

•	Automatic and seamless to the user. After a one-time registration, users connect securely on a “zero-click” or “single-click” basis.

•	Secure data communications. Users create secure networks with people they trust and communicate over a secure channel.

•
Control of data at all times.  Users can secure and customize their unified communication and collaboration applications such as file sharing and remote desktop with policy-based access and secure presence information.

•	Authenticated users. Users know they are communicating with authenticated users with secure domain names.

•
Application-agnostic technology.  Our solution provides security at the IP layer of the network by using patented DNS lookup mechanisms to make connections between secure domain names, thereby obviating the need to provide application specific security.

Competitive Strengths

We believe the following competitive strengths will enable our success in the marketplace:

•
Unique patented technology.  We are focused on developing innovative technology for securing real-time communications over the Internet, and establishing the exclusive secure domain name registry in the United States and other key markets around the world.  Our unique solutions combine industry standard encryption methods and communication protocols with our patented techniques for automated DNS lookup mechanisms.  Our technology and patented approach enables users to create a secure communication link by generating secure domain names.  We have a strong portfolio comprised of 12 patents in the United States and eight international patents, as well as several pending U.S. and foreign patent applications.  Our portfolio includes patents and pending patent applications in the United States and other key markets that support our secure domain name registry service for the Internet.

•
Scalable licensing business model.  Our intellectual property portfolio is the foundation of our business model.  We are actively engaged in commercializing our intellectual property portfolio by pursuing licensing agreements with OEMs, service providers and system integrators within the IP-telephony, mobility, fixed-mobile convergence and unified communications end-markets.  We have engaged ipCapital Group to accelerate our patent and technology licensing program with customers and to expand the depth of our intellectual property portfolio, and we are actively pursuing our first licensing agreements.  We believe that our licensing business model is highly scalable and has the potential to generate strong margins once we achieve significant revenue growth.

•
Highly experienced research and development team.  Our research and development team is comprised of nationally recognized network security and encryption technology scientists and experts that have worked together as a team for over ten years and, collectively, have over 120 years of experience in the field.  During their careers, this team has developed several cutting-edge technologies for U.S. national defense, intelligence and civilian agencies, many of which remain critical to our national security today.  Prior to joining VirnetX, our team worked for SAIC during which time they invented the technology that is the foundation of our patent portfolio, technology, and software.  Based on the collective knowledge and experience of our development team, we believe that we have one of the most experienced and sophisticated groups of security experts researching vulnerability and threats to real-time communication over the Internet and developing solutions to mitigate these problems.

Our Strategy

Our strategy is to become the market leader in securing real-time communications over the Internet and to establish our GABRIEL Communications TechnologyTM as the industry standard security platform.  Key elements of our strategy are to:

•	Implement a patent and technology licensing program to commercialize our intellectual property, including our GABRIEL Connection TechnologyTM.

•
Establish VirnetX as the exclusive universal registry of secure domain names and to enable our customers to act as registrars for their users and broker secure communication between users on different registries.

•	Leverage our existing patent portfolio and technology to develop a suite of products that can be sold directly to end-user enterprises.

In furtherance of our strategy, in March 2008, we engaged ipCapital Group to help us support and grow our licensing business.  The ipCapital Group is a leading advisor on licensing technology and intellectual property.  Through our alliance with ipCapital Group, we are actively engaged in discussions with several potential customers in our target markets.  ipCapital Group is led by John Cronin.  Prior to founding ipCapital Group, Mr. Cronin was a distinguished inventor at IBM for 17 years where he patented 100 inventions, published over 150 technical papers, received IBM’s “Most Distinguished Inventor Award,” and was recognized as IBM’s “Top Inventor.”  As a member of the senior technical staff and the prestigious IBM Academy, Mr. Cronin led an intellectual asset team that spearheaded efforts to produce and manage the development of intellectual property at IBM.  Eventually known as “The IBM Patent Factory,” this select group supported the division that increased IBM’s annual licensing revenue from $30 million in 1992 to more than $1 billion in 1997 when Mr. Cronin left IBM.  Since its founding in 1998, ipCapital Group has supported the licensing efforts of clients across a variety of technologies and markets, resulting in transactions representing several hundred million dollars of value.

On December 2, 2009, we declared to the 3GPP (3rd Generation Partnership Project) that our U.S. and international patents are or may be essential to Long Term Evolution (LTE) and 4G wireless specifications. We believe that we will hold the majority of 4G essential patents related to Series 33 specifications that define security standards for LTE/4G and are prepared to license the use of our patents for incorporation into 4G related products such as chips, servers, smartphones, laptop computers and similar products.

License and Service Offerings

We plan to offer a diversified portfolio of license and service offerings focused on securing real-time communications over the Internet, including:

•
VirnetX patent licensing:  Customers who want to develop their own implementation of the VirnetX code module for supporting secure domain names, or who want to use their own techniques that are covered by our patent portfolio for establishing secure communication links, will purchase a patent license.  The number of patents licensed, and therefore the cost of the patent license to the customer, will depend upon which of the patents are used in a particular product or service.  These licenses will typically include an initial license fee, as well as an ongoing royalty.

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GABRIEL Connection TechnologyTM Software Development Kit, or SDK:  OEM customers who want to adopt the GABRIEL Connection TechnologyTM as their solution for establishing secure connections using secure domain names within their products will purchase an SDK license.  The software development kit consists of object libraries, sample code, testing and quality assurance tools and the supporting documentation necessary for a customer to implement our technology.  These tools are comprised of software for a secure domain name connection test server, a relay test server and a registration test server. Customers will pay an up-front license fee to purchase an SDK license and a royalty fee for every product shipped with the embedded VirnetX code module.

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Secure domain name registrar service:  Customers, including service providers, telecommunication companies, ISPs, system integrators and OEMs will purchase a license to our secure domain name registrar service.  We provide the software suite and technology support to enable such customers to provision devices with secure domain names and facilitate secure connections between registered devices.  This suite includes the following server software modules:

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Registrar server software:  Will enable customers to operate as a secure domain name registrar that provisions devices with secure domain names.  The registrar server software provides an interface for our customers to register new virtual private domains and sub-domain names.  This server module must be enrolled with the VirnetX secure domain name master registry to obtain its credentials before functioning as an authorized registrar.

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Connection server software:  Will allow customers to provide connection services to enrolled devices.  The connection services include registration of presence information for authenticated users and devices, presence information query request services, enforcement of policies and support for communication with peers behind firewalls.

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Relay server software:  Will allow customers to dynamically maintain connections and relay data to private IP addresses for network devices that reside behind firewalls.  Secure domain name registrar service customers will enter into a technology licensing and revenue sharing agreement with VirnetX whereby we will typically receive an up-front licensing fee for the secure domain name registrar technology, as well as ongoing annual royalties for each secure domain name issued by the customer.

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Secure domain name master registry and connection service:  As part of enabling the secure domain name registrar service, we will maintain and manage the secure domain name master registry.  This service will enroll all secure domain name registrar customers and generate the credentials required to function as an authorized registrar.  It also provides connection services and universal name resolution, presence information and secure connections between authorized devices with secure domain names.

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Technical support services:  We intend to provide high-quality technical support services to licensees and customers for the rapid customization and deployment of GABRIEL Connection TechnologyTM in an individual customer’s products and services.

Our research and development team was the team responsible for inventing the patents that form the foundation of the technology we intend to license to OEMs and service providers globally.  This team has worked together for over ten years and, collectively, has over 120 years of experience in engineering and technology.  We intend to leverage this experience and continue investing in research and development and, over time, expect to strengthen and expand our patent portfolio, technology, and software.  While we are currently focused on securing real-time communications over the Internet and establishing the first and only secure domain name registry, we believe our existing and future intellectual property portfolio will extend to additional areas including, among others, network security and operating systems for fixed and mobile devices. On December 9, 2009, we announced the start of beta testing of our GABRIEL Connection Technology™. In this testing we intend to include invited beta users from outside the company. This phase of beta testing is expected to last approximately 6 months.

Customers

We are currently focused on commercializing our technology and are actively pursuing our first licensing agreements.  We intend to license our patents and our GABRIEL Connection TechnologyTM to original equipment manufacturers, or OEMs, within the IP-telephony, mobility, fixed-mobile convergence and unified communications markets. Notify Technology Corporation (OTC BB:NTFY), a San Jose (Calif.) based, 70 person, technology company offering wireless products and services has agreed to join our beta testing program.

We also intend to license our patent portfolio, technology and software, including our secure domain name registry service, to communication service providers as well as to system integrators. We are in the process of assessing and evaluating the technical, market and commercial viability of jointly developing and providing the mobile directory services and solutions using secure domain names and PKI certificate infrastructure with VeriSign, Inc.

Marketing and Sales

We plan to employ a leveraged, partner-oriented, marketing strategy for our patent and technology licensing program.  The marketing strategy for our patent and technology licensing program will primarily be focused on OEMs.  We have engaged ipCapital Group to accelerate our patent and technology licensing program with these customers and are actively pursuing our first licensing agreements.

We plan to directly market our domain name registry services to our service provider and system integrator customers.  On December 23, 2009, we signed a letter of intent with VeriSign, Inc., under which VirnetX and VeriSign will collaborate to assess and evaluate the technical, market and commercial viability to jointly develop and provide mobile directory services and solutions using secure domain names and PKI certificate infrastructure consistent with VirnetX intellectual property. The letter of intent also provided for a “no shop” period until March 23, 2010, during which period the parties have agreed not to solicit or encourage proposals from any other person or entity regarding a strategic relationship. On March 24, 2010, we entered into an agreement with VeriSign to extend the binding exclusivity period under the letter of intent until June 4, 2010. ipCapital Group is also focused on building our marketing efforts with these potential customers.  Additionally, we hope to leverage our relationship with SAIC to extend our offering to departments and agencies within the federal government.  SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health.

Once we begin generating revenue, we intend to build a sales force that will be responsible for managing accounts and pursuing licensing and sales opportunities with new customers.

Competition

We believe our technology and solutions will compete primarily against various proprietary security solutions.  We group these solutions into three main categories:

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Proprietary or home-grown application specific security solutions have been developed by vendors and integrated directly into their products for our target markets including IP-telephony, mobility, fixed-mobile convergence, and unified communications.  These proprietary solutions have been developed due to the lack of standardized approaches to securing real-time communications.  This approach has led to corporate networks that are isolated and, as a result, restrict enterprises to using these next-generation networks within the boundaries of their private network.  These solutions generally do not provide security for communications over the Internet or require network administrators to manually exchange keys and other security parameters with each destination network outside their corporate network boundary.  The cost-savings and other benefits of IP-based real-time communications are significantly limited by this approach to securing real-time communications.

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A session border controller, or SBC, is a device used in networks to exert control over the signaling and media streams involved in establishing, conducting and terminating VoIP calls.  A traditional firewall or network address translation, or NAT, device typically block information like endpoint IP addresses and port numbers required by signaling protocols, such as SIP and XMPP, to reach and communicate with their intended destination. SBCs are used in physical networks to address these limitations and enable real-time session traffic to cross the boundaries created by firewalls and other NAT devices and enable VoIP calls to be established successfully.  However, SBCs must decrypt and analyze every single data packet for the information to be transmitted successfully, thereby preventing end-to-end encryption.  This network design results in SBCs becoming a single point of congestion on the network, as well as a single point of failure.  SBCs are also limited to the physical network they secure.

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SIP firewalls, or SIP-aware firewalls, and application layer gateways, manage and protect the traffic, flow and quality of VoIP and other SIP-related communications.  They perform real-time network address translation, dynamic firewall functions, support multiple signaling protocols, and media functionality, allowing secure interconnection and the flow of IP media streams across multiple networks.  While SIP firewalls assist in analyzing SIP traffic transmitted over the corporate network to filter out various threats, they do not necessarily encrypt the traffic.  As a result, this traffic is not entirely secure from end-to-end nor is it protected against threats like man-in-middle and eavesdropping.

Intellectual Property and Patent Rights

Our intellectual property is primarily comprised of trade secrets, patented know-how, issued and pending patents and technological innovation.

We have a strong portfolio comprised of 12 patents in the United States and eight international patents, as well as several pending U.S. and foreign patent applications.  Our patent portfolio is primarily focused on securing real-time communications over the Internet, as well as related services such as the establishment and maintenance of a secure domain name registry.  Our software and technology solutions also have additional applications in operating systems and network security.

We have included a list of our U.S. patents below.  Each patent below is publicly accessible on the Internet website of the U.S. Patent and Trademark Office at www.uspto.gov.  The various terms of our issued U.S. and foreign patents will expire during the period from 2019 to 2024.

U.S. Patent Number Link to Patent	Title of Patent
6,502,135	Agile network protocol for secure communications with assured system availability
6,618,761	Agile network protocol for secure communications with assured system availability
6,826,616	Method for establishing secure communication link between computers of virtual private network
6,834,310	Preventing packet flooding of a computer on a computer network
6,839,759	Method for establishing secure communication link between computers of virtual private network without user entering any cryptographic information
6,907,473	Agile network protocol for secure communications with assured system availability
7,010,604	Agile network protocol for secure communications with assured system availability
7,133,930	Agile network protocol for secure communications with assured system availability
7,188,180	Method for establishing secure communication link between computers of virtual private network
7,209,479	Third party VPN certification
7,418,504	Agile network protocol for secure communications using secure domain names
7,490,151	Establishment of a secure communication link based on a domain name service (DNS) request

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, the information set forth on the United States Patent and Trademark Office, or the USPTO Website, shall not be deemed to be a part of or incorporated by reference into any such filings.  The Company does not warrant the accuracy, or completeness or adequacy of the USPTO Website, and expressly disclaims liability for errors or omissions on such website.

Assignment of Patents

Most of our issued patents were originally acquired from SAIC pursuant to an assignment agreement by and between VirnetX and SAIC dated December 21, 2006, and a patent license and assignment agreement by and between VirnetX and SAIC dated August 12, 2005, as amended on November 2, 2006, including documents prepared pursuant to the November amendment, and as further amended on March 12, 2008.  VirnetX recorded the assignment from SAIC with the U.S. Patent and Trademark Office on December 21, 2006.

Key terms of these agreements are as follows:

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Patent assignment.  SAIC unconditionally and irrevocably conveyed, transferred, assigned and quitclaimed all its right, title and interest in and to the patents and patent applications, as specifically set forth on Exhibit A to the assignment document recorded with the U.S. Patent and Trademark Office, including, without limitation, the right to sue for past infringement.

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License to SAIC outside the field of use.  On November 2, 2006, we granted to SAIC an exclusive, royalty free, fully paid, perpetual, worldwide, irrevocable, sublicensable and transferable right and license permitting SAIC and its assignees to make, have made, import, use, offer for sale, and sell products and services covered by, and to make improvements to, the patents and patent applications we acquired from SAIC, solely outside our field of use.  We have, and retain, all right, title and interest to all our patents within our field of use.  Our field of use is defined as the field of secure communications in the following areas:  virtual private networks, or VPNs; secure VoIP; electronic mail, or e-mail; video conferencing; communications logging; dynamic uniform resource locators, or URLs; denial of service; prevention of functional intrusions; IP hopping; voice messaging and unified messaging; live voice and IP PBXs; voice web video conferencing and collaboration; IM; minimized impact of viruses; and secure session initiation protocol or SIP.  Our field of use is not limited by any predefined transport mode or medium of communication (for example, wire, fiber, wireless, or mixed medium).  On March 12, 2008, SAIC relinquished the November 2, 2006, exclusive grant back license outside our field of use, as well as any right to obtain such exclusive license in the future.  Effective March 12, 2008, we granted to SAIC a non-exclusive, royalty free, fully paid, perpetual, worldwide, irrevocable, sublicensable and transferable right and license permitting SAIC and its assignees to make, have made, import, use, offer for sale, and sell products and services covered by, and to make improvements to, the patents and patent applications we acquired from SAIC, solely outside our field of use.

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Compensation obligations.  As consideration for the assignment of the patents and for the rights we obtained from SAIC as a result of the March 12, 2008 amendment, we are required to make payments to SAIC based on the revenue generated from our ownership or use of the patents assigned to us by SAIC.

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Our compensation obligation includes payment of royalties, in an amount equal to (a) 15% of all gross revenues generated by us in our field of use less (1) trade, quantity and cash discounts allowed, (2) commercially reasonable commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments and other allowances which effectively reduce the net selling price, and which are based on arms length terms and are customary and standard in VirnetX’s industry, and (3) actual product returns and allowances; (b) 15% of all non-license gross revenues generated by us outside our field of use less (1) trade, quantity and cash discounts allowed, (2) commercially reasonable commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments and other allowances which effectively reduce the net selling price, and which are based on arms length terms and are customary and standard in VirnetX’s industry, and (3) actual product returns and allowances; and (c) 50% of all license revenues generated by us outside our field of use less (1) trade, quantity and cash discounts allowed, (2) commercially reasonable commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments and other allowances which effectively reduce the net selling price, and which are based on arms length terms and are customary and standard in VirnetX’s industry, and (3) actual product returns and allowances.

•	Royalty payments are calculated based on each quarter and payment is due within 30 days following the end of each quarter.

•	Beginning 18 months after January 1, 2007, we must make a minimum guaranteed annual royalty payment of $50,000.

•	The maximum cumulative royalty paid in respect to our revenue-generating activities in our field of use shall be no more than $35 million.

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In addition to the royalties, in the circumstances and subject to the limitations specified in the November amendment, SAIC shall be entitled to receive 10% of any proceeds, revenues, monies or any other form of consideration paid for the acquisition of VirnetX by Microsoft or any other party alleged to be infringing the patents or patent applications we acquired from SAIC, up to a maximum amount of $35 million.  Any such payments to SAIC shall be credited against the $35 million maximum cumulative royalty payable with respect to our revenue-generating activities in our field of use.

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In the event that VirnetX receives any proceeds, recovery or other form of compensation (other than acquisition proceeds) as a result of any action or proceeding brought by VirnetX against Microsoft or certain other alleged infringing companies to resolve a claim of infringement or enforcement relating to the patents and patent applications we acquired from SAIC, or as a result of negotiations with such entities, as further consideration for the assignment of the patents, in lieu of any amounts otherwise owing to SAIC we must pay to SAIC 35% of the excess of such proceeds over all costs incurred in connection with any such litigation, without a cap.  Any payment to SAIC of amounts with respect to such proceeds shall be credited against the $35 million maximum cumulative royalty payable with respect to our revenue-generating activities in our field of use.

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In the event that VirnetX receives any proceeds, recovery or other form of compensation as a result of any action or proceeding brought by VirnetX against parties other than Microsoft and certain other alleged infringing companies, with respect to which VirnetX is required to notify SAIC of infringement under the terms of the November amendment to resolve a claim of infringement or enforcement relating to the patents and patent applications we acquired from SAIC, or as a result of negotiations with such entities (other than acquisition proceeds) as further consideration for the assignment of the patents, in lieu of any amounts otherwise owing to SAIC we must pay to SAIC 25% of the excess of such proceeds over all costs incurred in connection with any such litigation, without a cap.  Any payment to SAIC of amounts with respect to such proceeds shall be credited against the $35 million maximum cumulative royalty payable with respect to our revenue-generating activities in our field of use.

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Reversion to SAIC upon breach or default.  We must convey, transfer, assign and quitclaim to SAIC all of our right, title and interest in and to the patents or patent applications we acquired from SAIC, upon the first occurrence of the following reversion events:

•	our failure to pay SAIC an aggregate cumulative amount of at least $7.5 million within seven years after January 1, 2007;

•	our failure to pay the $50,000 minimum annual royalty that has not been cured within 90 days after our receipt of written notice of such failure; or

•	for the period prior to the date of our full payment of the $35 million maximum cumulative royalty, any termination of the August 2005 agreement with SAIC, as amended.

If a reversion event occurs due to our failure to pay SAIC an aggregate cumulative amount of at least $7.5 million within seven years after January 1, 2007, then we will receive from SAIC a non-exclusive license to the reverting patents in our field of use.

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Rights to bring and control actions for infringement and enforcement.  In addition to the exclusive right to bring and control any action or proceeding with respect to infringement or enforcement of our patents, and to collect damages and fees for past, present and future infringement, both in and outside of our field of use, we also have the first right to negotiate with or bring a lawsuit against any and all third parties for purposes of enforcing our patents, regardless of the field of use.

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Security agreement.  We granted SAIC a security interest in some of our intellectual property, including the patents and patent applications we obtained from SAIC, to secure our payment obligations to SAIC described above.

Government Regulation

The laws governing online secure communications remain largely unsettled, even in areas where there has been legislative action.  It may take years to determine whether and how existing laws governing intellectual property, privacy and libel apply to online media.  Such legislation may interfere with the growth in use of online secure communications and decrease the acceptance of online secure communications as a viable solution, which could adversely affect our business.

Due to the Internet’s popularity and increasing use, new laws regulating secure communications may be adopted.  These laws and regulations may cover, among other things, issues relating to privacy, pricing, taxation, telecommunications over the Internet, content, copyrights, distribution and quality of products and services.  We intend to comply with all new laws and regulations as they are adopted.

The U.S. government has controlled the authoritative domain name system, or DNS, root server since the inception of the Internet.  On July 1, 1997, the President of the United States directed the U.S. Secretary of Commerce to privatize the management of the domain name system in a manner that increases competition and facilitates international participation in its management.

On September 29, 2006, the U.S. Department of Commerce extended its delegation of authority by entering into a new agreement with the Internet Corporation for Assigned Names and Numbers, or ICANN, a California non-profit corporation headquartered in Marina Del Rey, California.  ICANN is responsible for managing the accreditation of registry providers and registrars that manage the assignment of top level domain names associated with the authoritative DNS root directory.  Although it is possible to create and manage other DNS root directories privately without accreditation from ICANN, the possibility of conflicting name and number assignments makes it less likely that users would widely adopt a top level domain name associated with an alternative DNS root directory provided by a non-ICANN-accredited registry service.

On June 26, 2008, ICANN announced that it will be relaxing its prior position and will begin to issue generic top level domain names, or gTLDs, more broadly than it had previously.  ICANN expects to begin to take applications for gTLDs in April or May of 2009 with an application fee of $100,000 or more per application.  ICANN expects the first of these customized gTLDs to be issued in the fourth quarter of 2009.

We are currently evaluating whether we will apply to become an ICANN-accredited registry provider with respect to one or more customized gTLDs, or create our own alternative DNS root directory to manage the assignment of non-standard secure domain names.  We have not yet begun discussions with ICANN and we cannot assure you that we will be successful in obtaining ICANN accreditation for our registry service on terms acceptable to us or at all.  Whether or not we obtain accreditation from ICANN, we will be subject to the ongoing risks arising out of the delegation of the U.S. government’s responsibilities for the domain name system to the U.S. Department of Commerce and ICANN and the evolving government regulatory environment with respect to domain name registry services.

Employees

As of December 31, 2009, we had 12 full-time employees.

Facilities

Our principal executive offices are located at 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066. We lease this property from a third party for a term that ends in 2012. We have no other properties and believe that our office facility is suitable and appropriately supports our current business needs.

Corporate Overview and History

PASW, Inc. was incorporated in the State of California in November 1992.  PASW, Inc. reincorporated in the State of Delaware in March 2007.  From inception until January 2003, PASW, Inc. was engaged in the business of developing and licensing software that enabled Internet and web based communications.  In January 2003, PASW, Inc. sold all of its operating assets and became a publicly traded company with limited operations.

VirnetX, Inc., which we refer to throughout this prospectus as VirnetX, was incorporated in the State of Delaware in August 2005.  In November 2006, VirnetX acquired certain patents from SAIC.  In July 2007, we effected a reverse merger between PASW, Inc. and VirnetX, which became our principal operating subsidiary.  As a result of this merger, the former security holders of VirnetX came to own a majority of our outstanding common stock.  On October 29, 2007, we changed our name from PASW, Inc. to VirnetX Holding Corporation.

Available Information

We file or furnish various reports, such as registration statements, periodic and current reports, proxy statements and other materials with the SEC. Our Internet website address is www.virnetx.com. You may obtain, free of charge on our Internet website, copies of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information we post is intended for reference purposes only; none of the information posted on our website is part of this report or incorporated by reference herein.

In addition to the materials that are posted on our website, you may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and other information statements, and other information regarding issuers, including us, that file electronically with the SEC. The Internet address of the SEC’s Internet site is http://www.sec.gov.

MANAGEMENT

The following table sets forth the respective names, ages and positions of each of our directors, and executive officers as of March 30, 2010. There are no family relationships between any of the persons named below. All of our directors were initially elected to the Board of Directors on July 5, 2007.

Executive Officers and Directors

Name	Age	Position
Kendall Larsen	53	President, Chief Executive Officer and Director
William E. Sliney	71	Chief Financial Officer (Interim)
Edmund C. Munger	66	Director
Scott C. Taylor	46	Director
Michael F. Angelo	50	Director
Thomas M. O’Brien	43	Director

Kendall Larsen. Mr. Larsen has been our Chairman of the Board of Directors, President and Chief Executive Officer since July 5, 2007 and has held the same positions with VirnetX Inc. since its inception in August 2005. Mr. Larsen does not hold any director positions with any other reporting or registered investment companies. From April 2003 to July 2005, Mr. Larsen focused on pre-incorporation activities related to VirnetX Inc. From April 2002 to April 2003, Mr. Larsen was a Limited Partner at Osprey Ventures, L.P., a venture fund that makes investments primarily in business and consumer technology companies. From October 2000 to April 2002, he was Senior Vice President and General Manager of the Security Products Division of Phoenix Technologies Ltd., a software and firmware developer. Prior to March 2003, and for a period of over 20 years, Mr. Larsen has held senior executive positions at various leading technology companies, including RSA Security, Inc., Xerox Corporation, Rolm/International Business Machines Corporation, Novell, Inc., General Magic, Inc., and Ramp Networks. Mr. Larsen holds a B.S. in Economics from the University of Utah.

With his years of managerial experience, Mr. Larsen brings to the Board demonstrated management ability at senior levels.  Mr. Larsen’s day-to-day leadership and intimate knowledge of our business and operations provide the Board with Company-specific experience and expertise.  Mr. Larsen’s drive for innovation and excellence position him well to serve as our Chairman, President and Chief Executive Officer.

William E. Sliney. Mr. Sliney has been our Chief Financial Officer on an interim and part-time basis since July 5, 2007. Mr. Sliney previously served as our President, Chief Financial Officer and Secretary. He also served as our Chairman of the Board from October 2000 to August 2001 and was a member of our Board of Directors from October 2000 to July 5, 2007. From March 2004 to March 2006, he was also a director of Enterra Energy Trust (NYSE: ENT), an oil and gas trust based in Calgary, Alberta that acquires, operates, and exploits petroleum and natural gas assets in Canada and in the United States. Before joining us, Mr. Sliney was the Chief Financial Officer of Legacy Software Inc. from 1995 to 1998. From 1993 to 1994, Mr. Sliney was Chief Executive Officer of Gump’s, a high end department store retailer based in San Francisco. Mr. Sliney received an M.B.A. from the Anderson School at UCLA.

Edmund C. Munger. Mr. Munger has been a director since July 5, 2007. He has been the Chief Technology Officer of VirnetX since July 2006 and a director of VirnetX since July 2006. From July 1987 to June 2006, Mr. Munger held various positions including Associate Division Manager, Division Manager, Chief System Architect and Assistant Vice President at Science Applications International Corporation (NYSE: SAI), a leading provider of services and solutions to all branches of the U.S. military, agencies of the Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. government civil agencies, as well as to customers in selected commercial markets. Mr. Munger is named as a co-inventor on the majority of the patents in the VirnetX patent portfolio. Mr. Munger received a M.S. in Naval Architecture and Marine Engineering from MIT and a B.S. in Naval Science from the United States Naval Academy.

As co-inventor on the majority of the patents in the VirnetX patent portfolio, Mr. Munger brings to the Board extraordinary technical knowledge and a deep understanding of the Company’s business, history and organization and the field of information security.

Scott C. Taylor. Mr. Taylor has been a Director since July 5, 2007. Mr. Taylor serves as Executive Vice President and General Counsel for Symantec Corporation where he has been employed since February 2007. From January 2002 to February 2007, Mr. Taylor worked for Phoenix Technologies Ltd. Prior to 2002, Mr. Taylor has worked at Narus Inc., Symantec Corporation, Pillsbury Madison & Sutro LLP (now Pillsbury Winthrop Shaw Pittman LLP), ICF Incorporated (now ICF Consulting) and the U.S. Securities and Exchange Commission in various roles. Mr. Taylor was admitted to practice law in the State of California in 1993. Mr. Taylor has a B.A. in International Relations from Stanford University and a J.D. from George Washington University.

Having served as general counsel for two public companies, including his current service as Executive Vice President and General Counsel for Symantec Corporation, a Delaware corporation listed on the Nasdaq Global Select Market, Mr. Taylor brings to the Board significant knowledge and experience with corporate governance and public company reporting requirements. In addition, as an executive in a leading information security solutions company, Mr. Taylor has strong expertise in issues affecting our industry generally.

Michael F. Angelo. Angelo has been a director since July 5, 2007. He has been a  Chief Security  Architect at NetIQ Corporation since August 2005. From October 2003 to August 2005, Mr. Angelo was a Security Architect and Manager, Government Engagements SBU with Microsoft Corporation. From July 1989 to October 2003, Mr. Angelo was a Staff Fellow at both Hewlett Packard Company and Compaq Computer Corp. Mr. Angelo also served as Senior Systems Programmer at the John von Neumann National Supercomputer Center from September 1985 to July 1989. He was a Sub-Chairman of the National Institute of Standards and Technology Board of Assessment for Programs/National Research Council responsible for the CISD review, for fiscal years 2001 and 2002, and a technology contributor and participant on the U.S. Commerce Department’s Information Systems Technical Advisory Council (ISTAC), from 1999 to the present. Mr. Angelo was named a distinguished lecturer for 2004 and 2005 by Sigma XI, the Scientific Research Society. He currently holds 49 patents, most in the area of security and authentication, and was also named the 2003 Inventor of the Year for the City of Houston by the Houston Intellectual Property Lawyers Association.

As a holder of many patents in the fields of security and authentication, and as a result of his long and distinguished industry and scholarly background in the area of computer security and networking, Mr. Angelo brings to the Board critical technical and industry knowledge and expertise.  With that extensive industry knowledge and having successfully served in multiple leadership capacities in various types of organizations, Mr. Angelo is uniquely qualified to serve as chair of the Company’s nominating and governance committee.

Thomas M. O’Brien has been a director since July 5, 2007. He has been Senior Vice President of Reit Management & Research LLC, an institutional manager of real estate, public real estate investment trusts (“REITs”) and other public companies, since May 2006 and served as a Vice President of that company from May 1996 to April 2006. During the last five years, Mr. O’Brien has held various positions with public entities related to Reit Management or its affiliates, including serving as: (1) Chief Executive Officer and President of TravelCenters of America LLC (NYSE Amex: TA), since February 2007 and a Managing Director since October 2006; and (2) Chief Executive Officer and President of RMR Funds, a group of publicly traded closed-end investment management companies from 2003 to May 2007.  From 1988 to 1996, Mr. O’Brien was a senior manager with Arthur Andersen LLP where he served a number of public company clients. Mr. O’Brien graduated cum laude from the University of Pennsylvania, Wharton School of Business, with a B.S. in Economics.

As a former certified public accountant and Chief Financial Officer of a public company listed on the NYSE and a current Chief Executive Officer and director of a public company listed on the NYSE Amex, Mr. O’Brien brings to the Board and the Audit Committee, of which he is Chairman, a deep understanding of complex accounting and finance issues faced by the Company and can provide critical insight into the financial and other reporting requirements of a U.S. public company.  In addition, his extensive capital markets experience is an invaluable resource as the Company regularly assesses its capital and liquidity needs.

Significant Employees

Robert Dunham Short III. Mr. Short has been the Chief Scientist for VirnetX since May 2006. From February 2000 to April 2007, Mr. Short was Assistant Vice President and Division Manager at Science Applications International Corporation, or SAIC. From 1994 to February 2000, he also held various other positions at SAIC. Prior to SAIC, he worked at ARCO Power Technologies, Inc. (Atlantic Richfield Petroleum), Sperry Corporate Technology Center and Sperry Research Center. Mr. Short is named as a co-inventor on substantially all of the patents in the VirnetX patent portfolio. He holds a TS/SCI security clearance. He has a Ph.D in Electrical Engineering from Purdue University along with a M.S. in Mathematics and a B.S. in Electrical Engineering from Virginia Tech.

Kathleen Larsen. Ms. Larsen is our Chief Administrative Officer. Prior to this position, she served as our Vice President, Administration and Human Resources since February 2005. From September 2004 until February 2005, Ms. Larsen focused on equity raise and pre-incorporation activities related to VirnetX. Ms. Larsen also served as the Treasurer and Chief Financial Officer of VirnetX from March 2006 until July 2007. From September 2002 to September 2004, Ms. Larsen was a Commercial Property Manager for JBD Properties, a real estate developer. Ms. Larsen’s experience includes Executive Recruiter at Armen and Associates, Senior Director of Human Resources at CHW Advertising and Human Resource and Office Manager at Realtime Consulting, Inc./MODIS.

Sameer Mathur. Mr. Mathur has been the Vice President of Corporate Development and Marketing for VirnetX since July 2007. Prior to that date, Mr. Mathur was the Vice President of Business Development of VirnetX since April 2006. From March 2004 to April 2006, Mr. Mathur was Product Line Manager for SonicWALL Inc. From April 2003 to March 2004, Mr. Mathur was Senior Product Manager for Zone Labs Inc, a leading provider of Internet security software. From June 1996 to April 2003, he was Senior Product Marketing Manager of Phoenix Technologies Ltd. Prior to June 1996, Mr. Mathur worked in various engineering and marketing roles for OEC Japan, IBM Japan, and Pertech Computers Ltd. Mr. Mathur has a B.S. in Engineering from Gujarat University, India.

Dr. Victor Larson. Dr. Larson is the Director of Research and Development and a co-inventor of the VirnetX technologies. Prior to joining VirnetX, Dr. Larson worked for over 20 years doing system engineering, software design and technical program management under contract to many branches of the Department of Defense and the intelligence community. Dr. Larson worked on numerous advanced prototypes to implement new solutions to secure communications, remote sensing data extraction and processing, intelligence information extraction and data visualization. Dr. Larson holds a Ph.D. in Information Technology from George Mason University, an M.S. in Mechanical Engineering from Rensselaer Polytechnic Institute, and a B.S. in Mechanical Engineering from Virginia Tech.

Greg Wood. Mr. Wood has been with VirnetX since October 2007 and has been our Senior Director of Corporate Communications since May 2008. His executive brand experience includes McDonalds, Safeway, Nissan, Burger King, Taco Bell, Nutri-System, Supercuts and Pacific Gas & Electric with advertising agencies that include J. Walter Thompson, Chiat/Day, Tracy-Locke/BBDO, Hoefer Dietrich & Brown and Crossover Creative. Mr. Wood’s areas of marketing expertise include strategic branding, new business development, direct, licensing, product merchandising, consumer education, multicultural, investor relations and public relations. Mr. Wood holds a B.A. degree from the University of California, Davis.

Advisory Board Members

The VirnetX advisory board collaborates with and provides advice and assistance to the Company, with a focus on facilitating the development and commercialization of the Company’s licensing program.

John Cronin. Mr. Cronin has been a member of our advisory board since October 2008. He is Managing Director and Chairman of ipCapital Group. John spent over 17 years at IBM Corporation and became its top inventor with over 100 patents and 150 patent publications. He created and ran “The IBM Patent Factory” which was essential to helping IBM become number one in US patents and the team contributed to the start of and success of IBM’s successful licensing program. Mr. Cronin holds a BSEE, an MSEE, and a B.A. degree in Psychology from the University of Vermont.

Paul Henderson. Mr. Henderson has been a member of our advisory board since October 2008. He is Managing Director of Clarify LLC, a business advisory firm specializing in intellectual property strategy for both early stage and established companies. Prior to this, Mr. Henderson was Director of IP acquisition at Hewlett Packard, or HP. Mr. Henderson also managed HP’s Product Generation Consulting Group, providing internal advisory and consulting services to senior leaders of HP businesses. Mr. Henderson holds MBAs from UC Berkeley Haas School of Business and Columbia Graduate School of Business and a degree in Chemical Engineering from the University of Washington.

John F. Slitz. Mr. Slitz has been a member of our advisory board since October 2008. He is the founder of World Series of Golf, Inc. and has been its Chairman of the Board of Directors since 2003. Mr. Slitz was also Vice President of IBM from 2005 to 2007. From 2002 to 2005, Mr. Slitz served as Chief Executive Officer and President of Systems Research and Development (acquired by IBM in 2005). From 2000 to 2002, he was a venture partner at Osprey Ventures, focusing on investments in middleware software companies. Mr. Slitz was also a principal at Slitz & Company, a consulting firm to software and Internet companies. From 1997 to 1999, he was Senior Vice President of Marketing with Novell, Inc. Mr. Slitz holds a B.A. in Economics from SUNY at Cortland, MALS in Psychology/Sociology from the Graduate Faculty New School for Social Research, and an MBA in Management from Farleigh-Dickinson University.

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes our compensation program as it relates to our Named Executive Officers set forth below in the Summary Compensation Table. In this Compensation Discussion and Analysis, we first discuss the objectives and philosophy of our executive compensation program. Next, we review the process our compensation committee follows in deciding how to compensate our Named Executive Officers. We then provide a brief overview of the specific elements of our compensation program. Lastly, we present a detailed discussion and analysis of the compensation committee’s specific decisions about the compensation of our Named Executive Officers for fiscal year 2009 and, to the extent that it is relevant to a fair understanding of our Named Executive Officer’s fiscal year 2009 compensation, the compensation committee’s approach to compensation for fiscal year 2010.

Objectives and Philosophy of Executive Compensation

The primary objectives and philosophy of our peer-based executive compensation program are:

•	attracting and retaining the most talented and dedicated executives possible;

•	correlating annual and long-term cash and stock incentives to achievement of measurable performance objectives; and

•	aligning executives’ incentives with stockholder value creation.

To achieve these objectives, we implement and maintain compensation plans that tie a substantial portion of each executive’s overall compensation to key strategic financial and operational goals such as the establishment and maintenance of key strategic relationships, the development of our product candidates, the identification and advancement of additional product candidates, and the performance of our common stock price. Our compensation committee’s approach emphasizes the setting of compensation at levels the committee believes are competitive with executives in other companies of similar size and stage of development who are operating in the information technology industry while taking into account our relative performance and our own strategic goals.

Executive Compensation Process

We maintain a peer-based executive compensation program comprised of multiple elements. We typically review the elements of compensation for our Named Executive Officers annually.  In connection with our review, we analyze the compensation paid by the following peer companies:

•
Early and late stage private companies using a semi-annual survey of private, venture-backed companies that have received at least one round of financing from a professional U.S.-based venture capital firm. Of the companies in this survey, over one-half are in the information technology business and the remainder are divided between healthcare, products and services and other companies.

•
A key comparable company, Medivation, Inc., which also completed a reverse merger followed by an underwritten direct primary public offering. This company had similar market capitalization compared to us and was similarly early stage and pre-revenue at the time of their reverse merger, although this company is a medical device company.

•
Public company peers using data we gathered from the SEC filings.  While the compensation committee did not formally approve a specific peer group, the compensation committee did review the compensation data of nine public companies with the same industry code as us and otherwise in a comparable industry and having a market capitalization of between $31 million and $450 million. These companies include: Ciber, Inc., Computer Task Group, Inc., Entrust, Inc., Evolving Systems, Inc., iGate Corp., Ness Technologies, Network Engines, PDF Solutions, Inc., and Procera Networks, Inc.

In addition to analyzing the above market data, the compensation committee reviews each individual’s qualifications, experience and relative contributions to the Company.

Our compensation committee exclusively makes all compensation decisions with regard to our chief executive officer and the Company’s other Named Executive Officers. Our president and chief executive officer generally attends compensation committee meetings and sometimes makes recommendations to our compensation committee regarding the amount and form of the compensation of the other Named Executive Officers and key employees. He is not present for any of the executive sessions or for any discussion of his own compensation.

Our compensation committee considers the possible tax consequences to the Company and to its executives of our compensation programs, the accounting consequences to the Company of different compensation decisions and the impact of such decisions on stockholder dilution.  With respect to the tax consequences to the Company, the compensation committee considers the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our Named Executive Officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the Named Executive Officers in the proxy statement, unless compensation is qualified performance based compensation within the meaning of Section 162(m). In approving the amount and form of compensation for our Named Executive Officers, our compensation committee will continue to consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). However, to maintain maximum flexibility in designing compensation programs, the compensation committee will not limit compensation to those levels or types of compensation that are intended to be deductible or that lead to a particular accounting result or level of stockholder dilution.

Our compensation committee structures our executive compensation program in a manner that it believes does not promote inappropriate risk taking by our executives, but rather encourages management to take a balanced approach, focused on achieving our corporate goals.

Our compensation committee reports to our board on the major items covered at each compensation committee meeting.

Elements of Executive Compensation

Our executive compensation program consists of the following elements:

•
Base Salary. Base salaries for our Named Executive Officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, the program is designed to deliver executive base salaries within the range of salaries for executives with the requisite skills in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Executives with more experience, critical skills, and/or considered key performers may be compensated above the range as part of our strategy for attracting, motivating and retaining highly experienced and high performing employees. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. This review generally occurs each year in the fourth quarter and adjustments are made from time to time to ensure market competitiveness.

•
Discretionary Annual Incentive Bonus. Each year, our compensation committee establishes a target discretionary annual incentive bonus amount for each Named Executive Officer based on a percentage of the executive’s base salary.  No performance goals are specifically established or communicated to our Named Executive Officers and our compensation committee has the sole discretion to determine following the end of the fiscal year whether and the extent to which the discretionary annual incentive bonuses will be paid. Our compensation committee generally utilizes the discretionary annual incentive bonuses to compensate officers for achieving financial and operational goals and for individual performance. Performance factors considered when determining bonuses typically include strategic factors such as establishment and maintenance of key strategic relationships, development and implementation of our licensing strategy, development of our product, identification and advancement of additional products, and financial factors such as raising capital, improving our results of operations, and increasing the price per share of our common stock.

•
Long-Term Incentive Program. We believe that long-term performance is achieved through an ownership culture that encourages high performance by our Named Executive Officers through the use of stock and stock-based awards. Our 2007 Stock Plan was established to provide our employees, including our Named Executive Officers, with incentives to help align those employees’ interests with the interests of stockholders. Our compensation committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. We have historically elected to use stock options as the primary long-term equity incentive vehicle.

Stock option grants are made at the commencement of employment, may be made annually based upon performance and, occasionally, following a significant change in job responsibilities or to meet other special retention objectives. Our compensation committee reviews and approves stock option awards to Named Executive Officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. In determining the number of stock options to be granted to our Named Executive Officers, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, the individual’s historic and recent performance, the value of stock options in relation to other elements of the individual executive’s total compensation, and the individual’s potential ownership as a percentage of our total outstanding shares relative to comparable companies. We expect to continue to use stock options as a long-term incentive vehicle because:

•
stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders;

•	stock options are performance based and all the value received by the recipient of a stock option is based on the growth of the stock price;

•
stock options help to provide a balance to the overall executive compensation program as base salary and our discretionary annual bonus program focus on short-term compensation, while the vesting of stock options increases stockholder value over the longer term; and

•	the vesting period of stock options encourages executive retention and the preservation of stockholder value.

Named Executive Officers’ Fiscal Year 2009 Compensation

Base Salary

Mr. Larsen is our president and chief executive officer, as well as a director. Relative to the benchmarking surveys described above, his base salary is between the median and the 75th percentile for early and late stage private companies, below our key comparable company and below the median and the 75th percentile of our public company peers. Mr. Larsen, a founder of VirnetX Inc., has driven the organization’s performance, leading it from inception, through the early start-up phase and through several rounds of financing. Mr. Larsen will be critical to our ability to pursue our licensing strategy going forward.

Mr. Sliney is our chief financial officer and his base salary is below the median and the 75th percentile of early stage private companies, below the median for late stage private companies and our public company peers, and below our key comparable company. In establishing Mr. Sliney’s base salary, our compensation committee primarily considered Mr. Sliney’s experience in public company work, his transactional and strategic skills, his level of responsibility, past contributions to our performance and expected contributions to our further success.

Due to the state of the market and the position of the Company, our compensation committee decided to maintain the annual base salaries of our Named Executive Officers for fiscal year 2009 at their fiscal year 2008 levels (Mr. Larsen $275,000 and Mr. Sliney $43,752).

Discretionary Annual Incentive Bonus

Due to the state of the market and the position of the Company, our compensation committee decided not to award any discretionary annual incentive bonuses to our Named Executive Officers for fiscal year 2008.

Long-Term Incentive Program

In light of the fact that base salaries were not going to be increased for fiscal year 2009 and no discretionary annual incentive bonuses were going to be paid with respect to fiscal year 2008 performance, our compensation committee determined that it was necessary and appropriate to award Mr. Larsen a stock option pursuant to our 2007 Stock Plan to purchase 585,425 shares of Company common stock.  In making this determination, the compensation committee reviewed market data and stockholder dilution and considered whether this grant would be an appropriate retention and incentive mechanism for Mr. Larsen.  Our compensation committee did not award stock options to any of our other Named Executive Officers.

Perquisites

Our Named Executive Officers participate in the same group insurance and employee benefit plans as our other salaried employees. At this time we do not provide special benefits or other perquisites to our Named Executive Officers.

Change of Control Arrangements

Our 2007 Stock Plan allows our Board to determine the terms and condition of awards issued thereunder. Our Board has made the determination that all options issued under our 2007 Stock Plan will include the provision that in the event of a “Change of Control” (as defined in our 2007 Stock Plan), all unvested shares underlying the option will vest and become exercisable immediately prior to the consummation of such Change of Control transaction.

Approach to Fiscal Year 2010 Compensation

•
Base Salaries—For fiscal year 2010, our compensation committee reviewed the base salary and performance of each of our Named Executive Officers as well as the performance of the Company and decided to raise the Named Executive Officers’ salaries by 10% across-the-board. Set forth below are the fiscal year 2010 base salaries for our Named Executive Officers:

Name		2010 Base Salary		% Increase
Kendall Larsen	Chief Executive Officer, President and Director	$302,500		10%
William E. Sliney	Chief Financial Officer	$48,127	1	10%

1 Mr. Sliney’s base salary has been pro-rated to reflect the fact that Mr. Sliney works for the Company on a part-time basis.

•
Discretionary Annual Incentive Bonus—Our compensation committee approved the following target bonus amounts for each of our Named Executive Officers for fiscal year 2010.  The target bonus amount is represented as a percentage of base salary.  Payment of actual bonuses will be determined following the end of fiscal year 2010 in the compensation committee’s sole discretion and based on the compensation committee’s review of the Company’s performance and the performance of each Named Executive Officer.

Name		Target Bonus
Kendall Larsen	Chief Executive Officer, President and Director	35%
William E. Sliney	Chief Financial Officer	35%

•
Long-Term Incentives—Our compensation committee approved the following stock options grants pursuant to our 2007 Stock Plan for each of our Named Executive Officers for fiscal year 2010, each of which vests monthly over 4 years from the date of grant.

Name		Stock Options
Kendall Larsen	Chief Executive Officer, President and Director	35,000
William E. Sliney	Chief Financial Officer	8,750	1

1  Mr. Sliney’s stock option grant represents a 35,000 share option grant that was pro-rated to take into account the fact that Mr. Sliney works for the Company on a part-time basis.

Stock Ownership Guidelines

We have not adopted stock ownership guidelines and our 2007 Stock Plan has provided the principal method for our executive officers to acquire equity in the Company. We currently do not require our directors or executive officers to own a particular amount of our common stock. Our compensation committee is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

Summary Compensation Table

The following table sets forth information concerning compensation earned for services rendered to the Company by our chief executive officer and our chief financial officer for the fiscal year ended December 31, 2009. Collectively, these are our “Named Executive Officers.”

Name & Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Total ($)
Kendall Larsen	2009	$274,213	—	$690,668 (2)	$964,881
Chief Executive Officer, President and Director	2008	275,000	—	—	275,000
William E. Sliney	2009	43,752	—	—	43,752
Chief Financial Officer	2008	98,442	—	—	98,442
____________
(1) The amount in this column reflects the aggregate grant date fair value of the stock option computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or Financial FASB ASC Topic 718. There can be no assurance that these amounts will ever be realized. For information on the valuation assumptions used in valuing this stock option award, refer to Note 7 titled “Stock Based Compensation” in the Note to the Financial Statements contained herein.

(2)  On April 3, 2009, Mr. Larsen was awarded options to purchase a total of 585,425 shares of the Company’s common stock under our 2007 Stock Plan.  Of the total shares awarded, 151,558 shares are subject to an incentive stock option with an exercise price of $1.265 per share that expires on April 2, 2014.  The remaining 433,867 shares awarded are subject to a nonqualified stock option with an exercise price of $1.15 that expires on April 2, 2019.   On the first anniversary of the date of grant, 1/4th of the shares subject to each option will vest and become exercisable, with 1/48th of the shares subject to each option vesting and becoming exercisable each month thereafter, subject to the recipient's continued service with the Company and provided that all unvested shares will vest and become exercisable immediately prior to the consummation of a change of control of the Company.  The options’ exercise prices are respectively equal to 110% of the fair market value and 100% of the fair market value of the Company’s common stock on the date of grant.  The options’ exercise prices and expiration dates were determined in accordance with the provisions of our 2007 Stock Plan for participants who own stock representing more than 10% of the voting power of all classes of stock of the Company.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth, the outstanding exercisable and unexercisable stock options held by our Named Executive Officers as of the end of fiscal year 2009:

Name	Grant Date (1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Kendall Larsen
Chief Executive Officer, President and Director	03/23/2006	41,516	0	0.2408712	03/22/2016
	12/31/2007	106,660	106,659	6.468	12/30/2012
	04/03/2009	0	151,558	1.265	04/02/2014
	04/03/2009	0	433,867	1.15	04/02/2019

William E. Sliney
Chief Financial Officer	12/31/2007	191,548	191,547	5.88	12/30/2017
________________
(1)
All of the stock options referenced in this column vest and become exercisable with respect to the 1/4 of shares on the first anniversary of the date of grant and 1/48th of the shares each month thereafter, subject to the recipient's continued service with the Company and provided that all unvested shares will vest and become exercisable immediately prior to the consummation of a change of control of the Company.

Transactions with Related Persons

Our Code of Ethics requires each of our directors, employees, officers, and consultants to disclose any significant interest in any related party transaction and that interest must be approved in writing by our legal department. If it is determined that the transaction is required to be reported under SEC rules, then the transaction will be subject to the review and approval by our audit committee of our Board. A copy of our Code of Ethics is available on our website at http://www.virnetx.com in the “Highlights” link in the “Corporate Governance” subcategory under the “Investors” tab.

The charter of our audit committee affirms that one of our audit committee’s responsibilities is to review and approve material related party transactions and related party transactions that are required to be disclosed in our public filings. We annually require each of our directors and executive officers to complete a Questionnaire for Directors, Officers and 5% Stockholders that elicits information about related party transactions as such term is defined by SEC rules and regulations. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee, or officer.

The following is a description of each transaction in the last fiscal year and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•
any of our directors, executive officers, holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Stock Option Grants

We have granted stock options to our executive officers and certain of our directors under our 2007 Stock Plan.  See “Director Compensation” starting on page 60 and “Named Executive Officers’ Fiscal Year 2009 Compensation” starting on page 46 for a further description of these option awards.

Advisory Service Agreement

In connection with the consummation of the merger between VirnetX Holding Corporation and VirnetX, we assumed certain obligations under an Advisory Service Agreement dated November 6, 2006 by and between VirnetX and MDB Capital Group LLC, as amended by the terms of that certain Release Agreement between the same parties, which was executed on July 5, 2007. MDB Capital Group was a stockholder of VirnetX prior to the merger and Christopher Marlett, a principal at MDB Capital Group, is currently one of our stockholders as a result of the merger. MDB Capital Group’s affiliates include Anthony DiGiandomenico and Robert Levande, each of whom is one of our existing stockholders as a result of the merger.

Additionally, in connection with the consummation of the merger, we entered into the following agreements and transactions with certain of our directors, executive officers and 5% stockholders:

Indemnification Agreements

We entered into Indemnification Agreements with each person who became one of VirnetX Holding Corporation’s directors or officers in connection with the consummation of the merger between VirnetX Holding Corporation and VirnetX Inc., pursuant to which, among other things, we will indemnify such directors and officers to the fullest extent permitted by Delaware law, and provide for advancement of legal expenses under certain circumstances. The Indemnification Agreements are effective as of July 5, 2007 and were filed as exhibits to our Current Report on Form 8-K filed with the SEC on July 12, 2007.

Registration Rights Agreement

Effective as of July 5, 2007, we entered into a Registration Rights Agreement with all of the persons who were issued shares of our common stock and securities convertible into shares of our common stock in the merger.

Pursuant to the Registration Rights Agreement, commencing six months after the closing of the merger, the security holders have a right to request that we register for resale (a) the shares of common stock issued to such persons in the merger and (b) the shares of common stock underlying convertible notes, options and warrants issued to such persons in the merger. We are required to cause each such registration statement filed as a result of such requests to be declared effective under the Securities Act as promptly as possible after the filing thereof and to keep such registration statement continuously effective under the Securities Act until the earlier of (1) the date when all shares included in the registration statement have been sold; (2) the date that all shares can be sold pursuant to Rule 144; and (3) one year from the effective date of such registration statement.

Additionally, the Registration Rights Agreement provides the security holders with “piggyback” registration rights such that at any time there is not an effective registration statement covering the common stock described above and we file a registration statement relating to an offering for our own account or the account of others under the Securities Act, other than in connection with any acquisition of any entity or business or equity securities issuable in connection with stock options or other employee benefit plans and other than in connection with this offering, then we are required to send notice to the security holders of such intended filing at least 20 days prior to filing such registration statement and we are required to automatically include in such registration statement all shares of common stock issued in the merger and all shares of common stock underlying convertible notes, options and warrants issued in the merger.

Each security holder also has indemnified us, our directors, officers, agents, and certain other control persons against damages arising out of or based upon: (1) such security holder’s failure to comply with the prospectus delivery requirements of the Securities Act or (2) such security holder’s provision of any untrue or alleged untrue statement of a material fact to be contained in any registration statement or prospectus, or arising out of or relating to any such security holder’s omission or alleged omission of a material fact required to be stated therein or necessary to make the statements contained in such registration statement or prospectus not misleading.

Lock-Up Agreements

Effective as of July 5, 2007, we entered into a lock-up agreement with certain of the persons who were issued shares of our common stock in the merger and all persons who exchanged VirnetX options for VirnetX Holding Corporation options in the merger, pursuant to which we imposed certain restrictions on the sale of our common stock or any securities convertible into or which may be exercised to purchase any shares of our common stock acquired in connection with the merger for a period of at least 12 months after the consummation of the merger. That lock-up agreement expired on July 5, 2008. In addition, all of our officers and directors, as well as certain of our stockholders, entered into a lock-up agreement with the underwriter of our December 2007 public offering, which restricted sales of their shares until December 31, 2008.

Transactions Between the Company and William E. Sliney

From March 2002 until July 5, 2007, the Company utilized the office space and equipment of its then officer, William E. Sliney, at no cost. Management estimates the value thereof to be immaterial.

Promoters and Control Persons

Glenn Russell was a founder and owned approximately 60% of the outstanding shares of VirnetX Holding Corporation immediately prior to the merger between VirnetX Holding Corporation and VirnetX. Mr. Russell received no compensation in connection with the merger between VirnetX and VirnetX Holding Corporation. Mr. Russell’s historical compensation from VirnetX Holding Corporation in his capacity as its Chief Executive Officer prior to the merger has been disclosed in VirnetX Holding Corporation’s reports filed with the SEC under the Securities Exchange Act of 1934, as amended.

Voting Agreement

On December 12, 2007, we entered into a Voting Agreement with the following stockholders that collectively own 4,766,666 shares of our common stock, representing approximately 12.76% of our 37,369,985 shares outstanding as of April 13, 2009:

•	San Gabriel Fund, LLC

•	JMW Fund, LLC

•	John P. McGrain

•	The John P. McGrain Grantor Retained Annuity Trust u/t/d/ June 25, 2007

•	John P. McGrain, SEP IRA

•	John P. McGrain, 401K

•	The Westhampton Special Situations Fund, LLC

•	The Kirby Enterprise Fund, LLC

•	Kearney Properties, LLC

•	Kearney Holdings, LLC

•	Charles F. Kirby, Roth IRA

•	Charles F. Kirby

The Voting Agreement requires each of the above stockholders to vote all of the shares of our voting stock held by them from time to time in favor of the directors nominated by our Board of Directors and in a manner proportional to all the other votes cast by shares present and voting with respect to any other matter brought to the stockholders for a vote. This voting arrangement is an initial and continuing listing requirement for our common stock to be and remain listed on the NYSE Amex Stock Exchange.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our common stock as of March 10, 2010 by:

•
all persons known to us, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act or in statements made to us, to be the beneficial owners of more than 5% of our common stock and based on the records of Corporate Stock Transfer, Inc., our transfer agent;

•	each director;

•	each of our Named Executive Officers in the table under “Executive Compensation — Summary Compensation Table” on page 49 of this prospectus; and

•	all current directors and executive officers as a group.

This table lists applicable percentage ownership based on 43,520,698 shares of common stock outstanding as of March 10, 2010. Securities that a person has a right to acquire pursuant to SEC rules within 60 days of March 10, 2010 are deemed to be beneficially owned by the persons holding these options for the purpose of computing the number of shares owned by, and percentage ownership of, that person, but are not treated as outstanding for the purpose of computing any other person’s number of shares owned or ownership percentage.

Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses, to the best of our knowledge, sole voting and investment power with respect to all capital stock shown to be held by that person. The address of each executive officer and director, unless indicated otherwise, is c/o VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent Of Class(2)
5% or Greater Stockholders:
Kendall Larsen 5615 Scotts Valley Dr., #110 Scotts Valley, CA 95066	8,937,989	(3)	20.17%
Directors and Executive Officers:
Kendall Larsen	8,937,989	(3)	20.17%
Edmund C. Munger	1,110,900	(4)	2.50%
William E. Sliney	227,998	(5)	*
Thomas M. O’Brien	141,664	(6)	*
Michael F. Angelo	89,849	(7)	*
Scott C. Taylor	48,333	(8)	*
All directors and executive officers as a group (6 persons):	10,556,734	(3)-(8)	23.12%

____________

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are exercisable or convertible at or within 60 days of March 10, 2010 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. The indication herein that shares are beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares.

(2)	Based upon 43,520,698 shares of common stock issued and outstanding on March 10, 2010.

(3)
Includes 784,797 shares issuable pursuant to options exercisable as follows: 325,963 options held by Mr. Larsen and 458,834 options held by Mrs. Larsen. Excludes 608,530 shares held by Mrs. Larsen’s revocable trust and 1,478 shares held by an immediate family member who shares the Larsen family household.  Mr. Larsen disclaims beneficial ownership of the excluded shares.

(4)	Includes (i) 995,966 shares issuable pursuant to vested options and (ii) 23,334 shares issuable pursuant to warrants.

(5)	Includes (i) 223,837 shares issuable pursuant to vested options and (ii) 2,000 shares issuable pursuant to warrants.

(6)	Includes (i) 48,333 shares issuable pursuant to vested options and (ii) 46,666 shares issuable pursuant to warrants.

(7)	Includes 48,333 shares issuable pursuant to vested options.

(8)	Shares issuable pursuant to vested options.

(*)	Less than 1%.

CORPORATE GOVERNANCE

Our Corporate Governance Guidelines

Our Board of Directors has established guidelines that it follows in matters of corporate governance. The following is a summary of those guidelines. A complete copy of the documents underlying our guidelines is available online at www.virnetx.com in the “Corporate Governance” link under the “Investors” tab, or in paper form upon request to our corporate secretary.

Role of the Board

Our directors are appointed to oversee the actions and results of our management. They were selected for their educational background, professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and ability to represent the best interests of our stockholders. Their responsibilities include:

•	providing general oversight of the business;

•	approving corporate strategy;

•	approving major management initiatives;

•	providing oversight of legal and ethical conduct;

•	overseeing our management of significant business risks;

•	selecting, compensating, and evaluating directors;

•	evaluating Board processes and performance; and

•	reviewing and implementing recommendations and reports of the compensation committee on our compensation practices.

Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman of the Board of Directors because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

The Company does not currently have a lead independent director.  To assure effective independent oversight, the Board has designed its leadership structure so that independent directors exercise oversight of the Company’s management and key issues related to strategy and risk. Only independent directors serve on the audit committee, the compensation committee and the nominating and corporate governance committee of the Board and all standing Board committees are chaired by independent directors.

Risk Oversight

Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board believes that establishing the right “tone at the top” and that full and open communication between management and the Board are essential for effective risk management and oversight.  Senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board on risk management-related and any other matters. Each quarter, the Board receives presentations from senior management on strategic matters involving our operations. The Board holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the Company.

While the Board is ultimately responsible for risk oversight for the Company, our three Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The compensation committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating and governance committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Composition of the Board of Directors

Mix of Independent Directors and Officer-Directors

Our Board has determined that it is beneficial for us and our stockholders to have a Board with a majority of independent directors and for our chief executive officer to also be a Board member. Other officers may, from time to time, be Board members, but no officer other than the chief executive officer should expect to be elected to our Board by virtue of his or her office.

Selection of Director Candidates

Our Board is responsible for selecting candidates for Board membership and for establishing the criteria to be used in identifying potential candidates. Our Board delegates the screening process to the nominating and corporate governance committee.

Independence Determinations

Our Board annually determines the independence of directors based on a review by the directors and the nominating and corporate governance committee. No director is considered independent unless our Board has determined that he or she has no material relationship with the Company, either directly or as a partner, stockholder, or officer of an organization that has a material relationship with the Company.

We have adopted the following standards for director independence in compliance with the NYSE Amex Stock Exchange and Item 407 of Regulation S-K’s corporate governance listing standards:

•
no director qualifies as “independent” if such person has a relationship which, in the determination of at least a majority of the Board, would interfere with exercise of independent judgment in carrying out the responsibilities of a director;

•
a director who is an officer or employee of us or our subsidiaries, or one whose immediate family member is an executive officer of us or our subsidiaries, is not “independent” until three years after the end of such employment relationship;

•
a director who accepts, or whose immediate family member accepts, more than $100,000 in compensation from us or any of our subsidiaries during any period of 12 consecutive months within the three years preceding the determination of independence, other than certain permitted payments such as compensation for Board or Board committee service, payments arising solely from investments in our securities, compensation paid to a family member who is a non-executive employee of us or a subsidiary of ours, or benefits under a tax-qualified retirement plan is not considered “independent”;

•
a director who is, or who has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, is not “independent” until three years after falling below such threshold;

•
a director who is employed, or one whose immediate family member is employed, as an executive officer of another company where any of our, or any of our subsidiaries’, present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or employment relationship; and

•
a director who is, or who has a family member who is, a current partner of our independent registered public accounting firm, Farber Hass Hurley LLP, or was a partner or employee of Farber Hass Hurley LLP who worked on our audit is not “independent” until three years after the end of such affiliation or employment relationship.

Our Board has determined that Michael F. Angelo, Thomas M. O’Brien and Scott C. Taylor meet the aforementioned independence standards. There are no family relationships among any of our directors or executive officers.

Director Compensation and Equity Ownership

Our compensation committee annually reviews director compensation. Any recommendations for changes are made to our full Board by our compensation committee.

In order to align directors’ incentives with the creation of stockholder value, we believe that directors should hold meaningful equity ownership positions in the Company; accordingly, a significant portion of overall director compensation is in the form of equity of the Company.

Board Meetings and Committees and Annual Meeting Attendance

Our Board held a total of seven meeting the calendar year ended December 31, 2009. Every director has attended every Board meeting and the meetings of all committees to which he is a member. Since June 29, 2007, our Board had a standing audit committee, compensation committee and nominating and corporate governance committee. Our audit committee charter, compensation committee charter, and nominating and corporate governance committee charter, each as adopted by the Board, are posted on our website at www.virnetx.com in the “Corporate Governance” link under the “Investors” tab.

We encourage, but do not require, our Board members to attend our annual meetings of stockholders. We expect all Board members to be present at our 2010 Annual Meeting.

Stockholders’ Communications Process

Any of our stockholders who wish to communicate with our Board, a committee of our Board, our non-management directors as a group, or any individual member of our Board, may send correspondence to our Corporate Secretary at VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066.

Our Corporate Secretary will compile and submit on a periodic basis all stockholder correspondence to our entire Board, or, if and as designated in the communication, to a committee of our Board, our non-management directors as a group, or an individual Board member. The independent directors of our Board review and approve the stockholders’ communications process periodically to ensure effective communication with stockholders.

Code of Ethics

We have adopted a Code of Ethics for all employees and directors to prohibit conflicts of interest between our employees and the Company. A copy of our Code of Ethics is available on our website at http://www.virnetx.com/in the “Corporate Governance” link under the “Investors” tab, or by writing to us at VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066, Attention: Investor Relations.

We intend to post on our website any amendment to, or waiver from, a provision of our Code of Ethics within four (4) business days following the date of such amendment or waiver. We do not anticipate any such amendments or waivers.

Committees of the Board of Directors

Director	Nominating and Corporate Governance Committee	Compensation Committee	Audit Committee
Michael F. Angelo	Chair	X	X
Kendall Larsen
Edmund C. Munger
Thomas M. O’Brien	X	X	Chair
Scott C. Taylor	X	Chair	X

Nominating and Corporate Governance Committee Matters

Membership and Independence

Our nominating and corporate governance committee met once during the fiscal year ended December 31, 2009.

Messrs. Angelo, O’Brien and Taylor, each of whom is a non-employee member of our Board, comprise our nominating and corporate governance committee. Mr. Angelo is the chairman of our nominating and corporate governance committee. Our Board has determined that each of Messrs. Angelo, O’Brien and Taylor meet current SEC and NYSE Amex Stock Exchange requirements for independence. The nominating and corporate governance committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending to the Board director nominees for each annual meeting of stockholders, vacancy or newly created director position;

•	developing and recommending to our Board governance principles applicable to us, including the Code of Ethics;

•	overseeing the evaluation of our Board and management; and

•	delegating such of its authority and responsibilities as it deems proper to members of the committee or a subcommittee.

A more detailed description of our nominating and corporate governance committee’s functions can be found in our nominating and corporate governance committee charter at www.virnetx.com in the “Corporate Governance” link under the “Investors” tab, or by writing to us at VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066, Attention: Investor Relations.

Stockholder Recommendations and Nominees

The policy of our nominating and corporate governance committee is to consider properly submitted recommendations for candidates to our Board from stockholders. In evaluating such recommendations, our nominating and corporate governance committee seeks to achieve a balance of experience, knowledge, integrity, and capability on our Board and to address the membership criteria set forth under “Director Qualifications” below. Any stockholder recommendations for consideration by our nominating and corporate governance committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and the Company within the last three years, at least three personal references, a statement of recommendation of the candidate from the stockholder, a description of Common Stock beneficially owned by the stockholder, a description of all arrangements between the candidate and the recommending stockholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on our Board, and a written indication to provide such other information as the nominating and corporate governance committee may reasonably request.

Stockholder recommendations to our Board should be sent to our Corporate Secretary at VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066.

Director Qualifications

Our nominating and corporate governance committee evaluates and recommends candidates for membership on our Board consistent with criteria established by the committee. Our nominating and corporate governance committee has not formally established any specific, minimum qualifications that must be met by each candidate for our Board or specific qualities or skills that are necessary for one or more of the members of our Board to possess. However, our nominating and corporate governance committee, when considering a potential non-incumbent candidate, will factor into its determination the following qualities of a candidate: educational background, professional experience, including whether the person is a current or former chief executive officer or chief financial officer of a public company or the head of a division of a large international organization, knowledge of our business, integrity, professional reputation, independence, wisdom and ability to represent the best interests of our stockholders.

Identification and Evaluation of Nominees for Directors

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating nominees for director. Our nominating and corporate governance committee regularly assesses the appropriate size and composition of our Board, the needs of our Board and the respective committees of our Board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the nominating and corporate governance committee through stockholders, management, current members of our Board, or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate, or other actions the committee deems appropriate, including the use of third parties to review candidates.

The nominating and corporate governance committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race or gender.

Audit Committee Matters

Membership and Independence

Our audit committee met four times during the fiscal year ended December 31, 2009.

Messrs. Angelo, O’Brien and Taylor, each of whom is a non-employee member of our Board, comprise our audit committee. Mr. O’Brien is the chairman of our audit committee. Our Board has determined that Messrs. Angelo, O’Brien and Taylor each satisfy the requirements for independence under the rules and regulations of the NYSE Amex Stock Exchange and the SEC. Our Board has also determined that Mr. O’Brien qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of the NYSE Amex Stock Exchange. Our audit committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Responsibilities

Our audit committee’s responsibilities include the following:

•	appointment of and approval of compensation for our independent public accounting firm, including oversight of its independence;

•	oversight of our accounting and financial reporting processes;

•	oversight of the audits of our financial statements;

•	oversight of the effectiveness of our internal control over financial reporting; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

A more detailed description of our audit committee’s functions can be found in our audit committee charter at www.virnetx.com in the “Corporate Governance” link under the “Investors” tab, or by writing to us at VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066, Attention: Investor Relations.

Compensation Committee Matters

Membership and Independence

Messrs. Angelo, O’Brien and Taylor, each of whom is a non-employee member of our Board, comprise our compensation committee. Mr. Taylor is the chairman of our compensation committee. Our Board has determined that each member of our compensation committee meets the requirements for independence under the rules of the NYSE Amex Stock Exchange, and is a “non-employee director” within the meaning of the Exchange Act, and is an “outside director,” within the meaning of the Code.

Scope of Authority

Our compensation committee’s responsibilities include the following:

•	exclusive authority for determining our chief executive officer’s compensation;

•
determining for other executive officers: annual base salary, annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control agreements/provisions, and any other benefits or compensation arrangement, including delegating its authority on these matters with regard to our non-officer employees and consultants to appropriate supervisory personnel;

•	evaluating and recommending to our Board compensation plans, policies, and programs for our chief executive officer and other executive officers;

•	administering our equity incentive plans; and

•	preparing the compensation committee report that the SEC requires in our annual proxy statement.

Except with respect to determining the chief executive officer’s compensation, the Committee may delegate its authority to a subcommittee of the committee and, to the extent permitted by applicable law, the committee may delegate to officers or appropriate supervisory personnel the authority to grant stock awards to non-executive, non-director employees.

A more detailed description of our compensation committee’s functions can be found in our compensation committee charter at www.virnetx.com in the “Corporate Governance” link under the “Investors” tab, or by writing to us at VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066, Attention: Investor Relations.

Our Compensation Committee’s Processes and Procedures

Our compensation committee’s primary processes for establishing and overseeing executive compensation include:

•	Meetings. Our compensation committee met twice during the fiscal year ended December 31, 2009; and

•
Role of executive officers.  Our president and chief executive officer generally attends compensation committee meetings and sometimes makes recommendations to our compensation committee regarding the amount and form of the compensation of the other executive officers and key employees. He is not present for any of the executive sessions or for any discussion of his own compensation.

Directors’ compensation is established by our Board upon the recommendation of our directors and our compensation committee.

Compensation Committee Interlocks and Insider Participation

None of Messrs. Angelo, O’Brien and Taylor, who comprise our compensation committee, has served as one of our officers or employees in the past year. Other than our subsidiaries, no executive officer currently serves, or in the past year has served, as a member of a board or compensation committee of another entity where that entity’s executive officer serves on our Board or compensation committee.

Director Compensation

Directors who are also our employees are not paid an annual retainer, nor are they compensated for serving on the board. Information regarding compensation otherwise received by our directors, who are also executive officers, is provided under the heading “Named Executive Officers’ Fiscal Year 2009 Compensation.”

Cash Compensation

We provide the following cash compensation for non-employee directors:

•	each non-employee director will receive a quarterly cash retainer of $5,000;

•
each non-employee director who serves as a member of our audit committee will receive a quarterly cash retainer of $625; each non-employee director who serves as a member of our compensation or nominating and corporate governance committees will receive a quarterly cash retainer of $500 for each committee;

•
each non-employee director who serves as a chair of our audit committee will receive a quarterly cash retainer of $3,125; each non-employee director who serves as a chair of our compensation or nominating and corporate governance committees will receive a quarterly cash retainer of $1,250; and

•
each non-employee director who attends a board meeting will receive a cash payment of $1,500 ($500 for telephone participation) and each non-employee director who attends a committee meeting will receive a cash payment of $1,000 ($500 for telephone participation), provided that no additional committee meeting fee will be paid if the committee meeting is held on the same day as a full board meeting.

Stock Compensation

We provide the following stock compensation for non-employee directors:

•
each new non-employee director will be granted an option to purchase 30,000 shares of common stock with a per-share exercise price equal to the fair market value of that stock on the date of grant and which will vest monthly with respect to 1/36th of the total number of shares subject to the option, conditioned upon continued service as a director; provided that these options automatically become exercisable in full immediately prior to a “change of control” of the Company; and

•
each existing non-employee director will be granted a fully vested option to purchase 10,000 shares of common stock at the Annual Meeting of Stockholders with a per-share exercise price equal to the fair market value of that stock on the date of grant and which will be fully vested on the date of grant.

The following table shows the compensation earned by or paid to each of our independent directors during fiscal year 2009:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total($)
Michael F. Angelo	$35,500	$15,800	$51,300
Thomas M. O’Brien	$41,500	$15,800	$57,300
Scott C. Taylor	$35,500	$15,800	$51,300
____________
(1)  The amounts in this column reflect the aggregate grant date fair value of the stock options computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or FASB ASC Topic 718. There can be no assurance that these amounts will ever be realized. For information on the valuation assumptions used in valuing these stock option awards, refer to Note 7 titled “Stock Based Compensation” in the Note to the Financial Statements contained herein.  The outstanding options held by each director at 2009 year end were as follows:  Mr. Angelo (50,000), Mr. O’Brien (50,000) and Mr. Taylor (50,000).

Principal Accountant Fees & Services

The following table sets forth the costs we incurred for services provided by Farber Hass Hurley LLP, our independent registered public accountant, which has audited our financials for the years ended December 31, 2009 and December 31, 2008.

	Year Ended December 31,
Fee Category	2009	2008

Audit Fees	$149,000	$125,000
Audit-Related Fees	$12,000	$43,000
Tax Fees	---	--
All Other Fees	---	--
Total Fees	$161,000	$168,000

Audit Fees. Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, review of the interim consolidated financial statements included in our quarterly reports, and accounting services in connection with securities offerings.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include consultations in connection with financial accounting and reporting standards.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. We have nothing to report in this line item as we did not engage Farber Hass Hurley LLP to perform tax-related services for the Company.

All Other Fees. We have nothing to report in this line item as we did not engage Farber Hass Hurley LLP to perform services not covered by the preceding three categories.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee’s policy is to pre-approve all services provided by our independent registered public accounting firm. For the fiscal year ended December 31, 2009, our audit committee approved 100% of all services provided by our independent registered public accounting firm. These services include audit services and audit-related services. Our independent registered public accounting firm is required to periodically report to our audit committee regarding the extent of services provided by our independent registered public accounting firm in accordance with such pre-approval. Our audit committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any such pre-approval to our audit committee at the next scheduled meeting.

DESCRIPTION OF SECURITIES

We are authorized to issue an aggregate of 110,000,000 shares of capital stock, 100,000,000 of which are shares of common stock, par value $0.0001 per share, and 10,000,000 of which are shares of preferred stock, par value $0.0001 per share. As of March 19, 2010, 43,670,328 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Common Stock

All outstanding shares of our common stock are of the same class and have equal rights and attributes.

Voting.  The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Our common stock does not have cumulative voting rights. Persons who hold a majority of the outstanding shares of our common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election.

Dividends.  Subject to the preferential dividend rights and consent rights of any series of preferred stock that we may from time to time designate, holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available.

Liquidation and Dissolution.  In the event of our liquidation, dissolution or winding up, subject to the preferential liquidation rights of any series of preferred stock that we may from time to time designate, the holders of our common stock are entitled to share ratably in all of our assets remaining after payment of all liabilities and preferential liquidation rights.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

The descriptions of our common stock and preferred stock above are only summaries and are qualified in their entirety by the provisions of our Certificate of Incorporation and By-Laws, copies of which are attached or referenced as exhibits to the registration statement of which this prospectus forms a part.

Warrants Issued in Previous Securities Offerings

Warrants for the issuance of 266,667 shares of our common stock were issued in July 2007 and exercisable at $0.75 per share. All of these warrants were net exercised by the warrant holders on January 21, 2008 and March 26, 2008. The net aggregate shares issued in the amount of 232,771 are issued and outstanding.

In addition, we issued warrants to purchase 300,000 shares of our common stock at $4.80 per share to the underwriter of our December 2007 stock issuance. Those warrants are first exercisable in 2008 and expire in 2012. These warrants provide for anti-dilution protection in the event of stock splits and dividends.

Description of Warrants Issued in the January 2009 Public Offering

We offered three types of warrants in our January 2009 underwritten public offering: (i) warrants to purchase 1,235,000 shares of our common stock at an exercise price of $2.00 per share (the “$2 Warrants”), including 135,000 of which were issued pursuant to the underwriter's over-allotment option (which were all exercised and/or expired in March 2010); (ii) warrants to purchase 1,235,000 shares of our common stock at an exercise price of $3.00 per share (the “$3 Warrants”), including 135,000 of which were issued pursuant to the underwriter's over-allotment option; and (ii) warrants to purchase 1,235,000 shares of our common stock at an exercise price of $4.00 per share (the “$4 Warrants”), including 135,000 of which were issued pursuant to the underwriter's over-allotment option. The $3 Warrants and the $4 Warrants are being offered pursuant to this prospectus.   We refer to the three types of warrants, collectively, as the warrants. The warrants were issued in registered form under a warrant agency agreement between Corporate Stock Transfer, Inc., as warrant agent, and us. Each type of warrant issued pursuant to this offering is an exhibit to the warrant agency agreement. You should review a copy of the warrant agency agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The following is a brief summary of the warrants and is subject in all respects to the provisions contained in the actual warrants.

Each outstanding warrant issued in connection with this offering represents the right to purchase 0.5 additional shares of our common stock at an exercise price equal to either $3.00 or $4.00, subject to adjustment as described below, and depending on the particular warrant. Each warrant that has not otherwise been exercised or terminated may be exercised on or after the closing date of the January 2009 underwritten public offering through and including the 18-month anniversary of the offering’s closing date. The warrants may be exercised by surrendering to the warrant agent the warrant certificate evidencing the warrants to be exercised with the accompanying exercise notice, appropriately completed, duly signed and delivered, together with cash payment of the exercise price.

Upon surrender of the warrant certificate, with the exercise notice appropriately completed and duly signed and cash payment of the exercise price, on and subject to the terms and conditions of the warrant, we will deliver or cause to be delivered, to or upon the written order of such holder, the number of whole shares of common stock to which the holder is entitled, which shares may be delivered in book-entry form. If an effective registration statement covering the shares issuable upon exercise of the warrants is not available at the time of exercise, a holder may exercise the warrants on a cashless basis, in which case the number of shares issued to the holder shall be calculated as set forth in the warrant. If less than all of the warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of warrants.

Holders of warrants are able to exercise their warrants only if a registration statement relating to the shares of common stock underlying the warrants is then in effect, or the exercise of such warrants is exempt from the registration requirements of the Securities Act. A holder of a warrant also is able to exercise warrants only if the shares of common stock underlying the warrant are qualified for sale or are exempt from qualification under the applicable securities or blue sky laws of the states in which such holder (or other persons to whom it is proposed that shares be issued on exercise of the warrants) reside.

The $3 Warrants and $4 Warrants include a company call feature that gives us the right to require the holder of the warrant to exercise the warrant when our average closing stock price on NYSE Amex, or any successor national securities exchange thereto, equals or exceeds two times the applicable warrant’s purchase price on any five consecutive trading days.  On February 24, 2010, we exercised in full our rights to call the $2 Warrants.  The $2 Warrants expired in their entirety unless earlier exercised on March 11, 2010.

The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property or we consummate a sale of substantially all of our assets, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised the warrants immediately prior to such reorganization event.

No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will round up such fractional interest to the next whole share. A warrant may be transferred by a holder without our consent, upon surrender of the warrant to us, properly endorsed (by the holder executing an assignment in the form attached to the warrant). The warrants will not be listed on any securities exchange or automated quotation system and we do not intend to arrange for any exchange or quotation system to list or quote the warrants. The shares issuable upon exercise of the warrants will be listed on the NYSE Amex.

In addition to the warrants described above, we issued warrants to purchase 220,000 shares of common stock to the underwriter of our public offering.  These underwriter warrants will be exercisable for a four year period commencing on January 26, 2010.  These warrants have an exercise price of $1.80 per share.  Our underwriter has been granted certain demand and piggyback registration rights under these warrants, which rights will expire on January 26, 2014 and January 26, 2019, respectively.

Description of Warrants Issued in The September 2009 Private Placement Transaction

The material terms and provisions of the three forms of warrants issued in our September 2009 private placement transaction are summarized below.  This summary below is subject to, and qualified in its entirety by, the three forms of warrant filed as exhibits to our current report on Form 8-K that we filed with the SEC on September 3, 2009.

There were three forms of warrants exercisable for shares of our common stock issued in our September 2009 private placement transaction to the investors:  the Series I Warrant, the Series II Warrant and the Series III Warrant.

Series I Warrant

•	The Series I Warrants give the investors in the transaction rights to purchase the same number of shares purchased in the transaction over a 5-year term at an exercise price equal to 125% of the price per share paid in the transaction, subject to anti-dilution protection that could reduce the exercise price; provided however, that in no event shall such exercise price be reduced to less than $3.17 (the closing price per share of our common stock) subject to adjustments for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions affecting the Company’s common stock. The Series I Warrants are not exercisable until March 11, 2010 and expire on March 11, 2015. Aside from the anti-dilution adjustment associated with the exercise price premium, the Series I Warrants are not subject to any further adjustments with respect to the exercise price or number of shares covered. The aggregate number of shares of common stock registered by this prospectus includes 627,923 shares of our common stock issuable pursuant to the anti-dilution protection provisions described above. We will not receive proceeds from any shares issued pursuant to the anti-dilution protection provisions.

Series II Warrant and Series III Warrant

•
On January 14, 2010 the Series II Warrants expired unexercised and terminated without any additional shares being issued to the private placement investors.  The Series II Warrants were designed to result in the automatic issuance of up to 2,419,045 additional shares to the private placement investors, but only if the trading price our stock fell below a certain threshold following the closing of the offering.  Since the trading price did not fall below the relevant threshold, the Series II Warrants expired by their terms and became null and void without issuance of additional shares.  As of February 20, 2010, all Series III Warrants have been exercised in full.

Protective Provisions

We have a number of protective provisions that could delay, discourage or prevent a third party from acquiring the company without the approval of our Board of Directors. Our protective provisions include:

•
A staggered Board of Directors:  this means that only one or two directors (since we have a five person Board of Directors) will be up for election at any given annual meeting. This has the effect of delaying the ability of stockholders to effect a change in control of the Board of Directors since it will take two annual meetings to effectively replace at least three directors which represents a majority of the Board of Directors.

•
Blank check preferred stock:  our Board of Directors has the authority to establish the rights, preferences and privileges of our 10,000,000 authorized but unissued shares of preferred stock. Therefore, this stock may be issued at the discretion of our Board of Directors with preferences over your shares of common stock in a manner that is materially dilutive to exiting stockholders. In addition, blank check preferred stock can be used to create a “poison pill” which is designed to deter a hostile bidder from buying a controlling interest in our stock without the approval of our Board of Directors. We have not adopted such a “poison pill,” but our Board of Directors will have the ability to do so in the future very rapidly and without stockholder approval.

•
Advance notice requirements for director nominations and for new business to be brought up at stockholder meetings:  stockholders wishing to submit director nominations or raise matters to a vote of the stockholders must provide notice to us within very specific date windows in order to have the matter voted on at the meeting. This has the effect of giving our Board of Directors and management more time to react to stockholder proposals generally and could also have the effect of delaying a stockholder proposal to a subsequent meeting to the extent such proposal is not raised in a timely manner for an upcoming meeting.

•
Elimination of stockholder actions by written consent:  this has the effect of eliminating the ability of a stockholder or a group of stockholders representing a majority of the outstanding shares to take actions rapidly and without prior notice to our Board of Directors and management or to the minority stockholders. Along with the advance notice requirements described above, this provision also gives our Board of Directors and management more time to react to proposed stockholder actions.

•
Super majority requirement for stockholder amendments to the By-laws:  our By-laws may be altered or amended or new By-laws adopted by the affirmative vote of at least 66-2/3% of the outstanding shares. This has the effect of requiring a substantially greater vote of the stockholders to approve any changes to our By-laws.

•
Elimination of the ability of stockholders to call a special meeting of the stockholders:  only the Board of Directors or management can call special meetings of the stockholders. This could mean that stockholders, even those who represent a significant block of shares, may need to wait for the annual meeting before nominating directors or raising other business proposals to be voted on by the stockholders.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc. of Denver, Colorado.

PLAN OF DISTRIBUTION

 The shares of common stock issued pursuant to this prospectus (including the shares underlying the associated warrants) are listed on the NYSE Amex Stock Exchange.  Pursuant to the terms of the three types of warrants issued pursuant to this prospectus, the shares of common stock will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent, Corporate Stock Transfer.  We do not know if or when the warrants will be exercised.  We also do not know whether any of the shares acquired upon exercises will be sold.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock currently trades under the symbol “VHC” on the NYSE Amex Stock Exchange. Before the New York Stock Exchange acquired the American Stock Exchange in 2008, our common stock had traded under the “VHC” symbol on the American Stock Exchange since December 26, 2007.  Before then our common stock traded in the over-the-counter market on the Nasdaq OTC Bulletin Board under the symbols “VNXH,” and “PASW.”  Those common stock warrants that we issued in our January 2009 public offering that are still outstanding trade under the symbols VHCOZ and VHCOL on the OTC Bulletin Board.

The following table shows the price range of our common stock, as reported on the OTC Bulletin Board, the American Stock Exchange or the NYSE Amex Stock Exchange, as applicable, for each quarter ended during the last two fiscal years.

Quarter Ended	High	Low
3/31/08	$6.95	$4.26
6/30/08	$7.06	$3.50
9/30/08	$4.07	$1.26
12/31/08	$2.98	$0.89
3/31/09	$1.49	$1.06
6/30/09	$1.79	$1.10
9/30/09	$3.52	$1.22
12/31/09	$3.90	$1.95
03/31/10	$7.00	$3.01

The closing price of our common stock on the NYSE Amex Stock Exchange on  April 15 , 2010 was $ 5.23 per share.

Holders

As of March 19, 2010, we had 69 stockholders of record.

Dividends

We have not paid any cash dividends on our common stock, and do not anticipate paying cash dividends in the foreseeable future.  Our current policy is to retain earnings, if any, to fund operations, and the development and growth of our business.  Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, operation results, capital requirements, applicable contractual restrictions, restrictions in our organizational documents, and any other factors that our Board of Directors deems relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

On April 17, 1998, when we operated under the name PASW, Inc., we adopted an equity incentive program. Under this program, we may grant incentive stock options, non-statutory stock options, stock appreciation rights, stock bonuses and rights to acquire restricted stock to employees, directors and consultants (except for incentive stock options which may only be granted to employees). The number of shares of common stock initially reserved for issuance under this program was 150,580 shares post-split. As of December 31, 2009, there were no outstanding options or rights under this program and we do not intend to grant any equity incentives in the future under this plan.

In connection with the merger between VirnetX Holding Corporation and VirnetX, our Board of Directors approved our adoption of the VirnetX 2005 Stock Plan, as amended, to cover grants of stock options and stock purchase rights to our employees and consultants. Our Board of Directors renamed this stock plan the VirnetX Holding Corporation 2007 Stock Plan. The total number of shares of our common stock reserved for issuance under the VirnetX Holding Corporation 2007 Stock Plan is 11,624,469, of which as of December 31, 2009, there were 1,417,229 shares remaining available for future grants.  To the extent that any award granted under the 2007 Stock Plan should expire, become unexercisable or is otherwise forfeited, the shares subject to such award will again become available for issuance under the 2007 Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a) (c)
Equity compensation plans approved by security holders	5,785,790	2.57	1,417,229
Equity compensation plans not approved by security holders	—		—
Total	5,785,790	2.57	1,417,229

On February 24, 2010 the Compensation Committee approved an additional 315,250 options to the employees of VirnetX, Inc. This leaves 1,101,979 shares remaining available for future grants as of February 24, 2010.

LEGAL PROCEEDINGS

We believe Microsoft Corporation is infringing certain of our patents.  Accordingly, we commenced a lawsuit against Microsoft on February 15, 2007, the February 2007 lawsuit, by filing a complaint in the United States District Court of the Eastern District of Texas, Tyler Division.  Pursuant to the complaint, we allege that Microsoft infringes two of our U.S. patents:  U.S. Patent No. 6,502,135 B1, entitled “Agile Network Protocol for Secure Communications with Assured System Availability,” and U.S. Patent No. 6,839,759 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network Without User Entering Any Cryptographic Information.”  On April 5, 2007, we filed an amended complaint specifying certain accused products at issue and alleging infringement of a third, recently issued U.S. patent:  U.S. Patent No. 7,188,180 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network.”  We are seeking both damages and injunctive relief.  Microsoft answered the amended complaint and asserted counterclaims against us on May 4, 2007.  Microsoft counterclaimed for declarations that our patents are not infringed, are invalid and are unenforceable.  Microsoft seeks an award of its attorneys’ fees and costs.  We filed a reply to Microsoft’s counterclaims on May 24, 2007.  We have served our infringement contentions directed to certain of Microsoft’s operating system and unified messaging and collaboration applications.  On March 31, 2008, Microsoft filed a motion to dismiss for lack of standing, which was denied by the court pursuant to an order dated June 3, 2008.  Also pursuant to that court decision, on June 10, 2008, SAIC joined us in our lawsuit as a plaintiff.  On November 19, 2008, the court granted our motion to amend our infringement contentions, permitting us to provide increased specificity and citations to Microsoft’s proprietary documents and source code to support our infringement case against Microsoft’s accused products, including, among other things, Windows XP, Vista, Server 2003, Server 2008, Live Communication Server, Office Communication Server and Office Communicator.  A Markman hearing on claim construction was conducted on February 17, 2009.  We then removed one of our patents from the case. On March 16, 2010, the jury awarded us a $105,750,000 verdict against Microsoft for infringing two of our patents.  The jury also found that Microsoft’s patent infringement was willful.  We will request injunctive relief at a later date.  We expect Microsoft to appeal this decision and will vigorously defend our rights in any appeal.

In addition to the February 2007 lawsuit, we filed a new complaint on March 17, 2010, or the March 2010 lawsuit, alleging infringement by Microsoft of U.S. Patent Nos. 6,502,135 and 7,188,180 by Microsoft's Windows 7 and Windows Server 2008 R2 software products. We refer to the March 2010 lawsuit and the February 2007 lawsuit collectively as the Microsoft litigation, or the litigation against Microsoft.

Because we have determined that Microsoft’s alleged unauthorized use of our patents would cause us severe economic harm and the failure to cause Microsoft to discontinue its use of such patents could result in the termination of our business, we have dedicated a significant portion of our economic resources, to date, to the prosecution of the Microsoft litigation and expect to continue to do so for the foreseeable future.

Although we believe Microsoft infringes certain of our patents and have received a favorable verdict from the jury on March 16, 2010, and we intend to continue to vigorously prosecute the Microsoft litigation, we cannot predict the final outcome of the Microsoft litigation with any degree of reasonable certainty. Additionally, the Microsoft litigation and appeals process will be costly and time-consuming, and we can provide no assurance that we will ultimately collect on any judgment against Microsoft for damages and/or obtain injunctive relief.

In the near term, we will dedicate significant time and resources to the Microsoft litigation.  The risks associated with such dedication of time and resources are set forth in the “Risk Factors” section of this prospectus.

One or more potential intellectual property infringement claims may also be available to us against certain other companies who have the resources to defend against any such claims. Although we believe these potential claims are worth pursuing, commencing a lawsuit can be expensive and time-consuming, and there is no assurance that we will prevail on such potential claims. In addition, bringing a lawsuit may lead to potential counterclaims which may preclude our ability to commercialize our initial products, which are currently in development.

Currently, we are not a party to any other pending legal proceedings, and are not aware of any proceeding threatened or contemplated against us by any governmental authority or other party.

In addition to the legal proceedings discussed above, in December 2009, Microsoft submitted a reexamination request to the USPTO to challenge the validity of certain claims on certain of our patents at issue in connection with the Microsoft litigation.  In January 2010, the USPTO confirmed the validity of certain claims, while taking “non-final action” on other of Microsoft’s claims.  We are in the process of responding to the non-final action, and the process is ongoing.

LEGAL MATTERS

 The validity of the securities being offered by this prospectus will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, Menlo Park, California. Lowell D. Ness, a partner of Orrick, Herrington & Sutcliffe LLP, is our Secretary.  Orrick, Herrington & Sutcliffe LLP and partners in that firm beneficially own an aggregate of 41,516 shares of our common stock.

EXPERTS

 The consolidated financial statements of VirnetX Holding Corporation as of and for the periods therein indicated included in the prospectus have been audited by the independent registered public accounting firm of Farber Hass Hurley LLP, to the extent and for the periods set forth in their report appearing in this prospectus, and are included in reliance upon such report given upon the authority of Farber Hass Hurley LLP as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

            We are subject to the information requirements of the Exchange Act.  In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information filed by us are available free of charge on our website, http://www.virnetx.com, and may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

CERTAIN DOCUMENTS INCORPORATED BY REFERENCE

We have “incorporated by reference” into this prospectus certain information that we file with the SEC. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information furnished and not filed, pursuant to Items 2.02 or 7.01 in any Form 8-K filing or any other item that permits us to furnish, rather than file, information) prior to the sale of all securities registered hereunder or termination of the offering under this registration statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Current Reports on Form 8-K filed with the SEC on January 15, 2010, February 26, 2010, March 2, 2010 and March 25, 2010; and

•
the description of our capital stock contained in the Registration Statement on Form SB-2 filed with the SEC on March 26, 1999, including any amendment or reports filed for the purpose of updating that description.

All information incorporated by reference is deemed to be part of this prospectus except to the extent that the information is updated or superseded by information filed with the SEC after the date the incorporated information was filed (including later-dated reports listed above) or by the information contained in this prospectus.  Any information that we subsequently file with the SEC that is incorporated by reference, as described above, will automatically update and supersede as of the date of such filing any previous information that had been part of this prospectus, or that had been incorporated herein by reference.

We will provide without charge to each person, including any beneficial owner of our indicated securities, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in the prospectus but not delivered with this prospectus (without exhibits, unless the exhibits are specifically incorporated by reference but not delivered with this prospectus).  Requests should be directed to:

VirnetX Holding Corporation
5615 Scotts Valley Drive, Suite 110
Scotts Valley, California 95066
(831) 438-8200
Attention:  Kendall Larsen

COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and their respective controlling persons, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PROVISION FOR INDEMNIFICATION

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation

Our Certificate of Incorporation provides that the personal liability of the directors of the company shall be eliminated to the fullest extent permitted by the provisions of Section 102(b)(7) of the Delaware General Corporation Law, as the same may be amended and supplemented.

Our Certificate of Incorporation provides that the company shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Indemnification Agreements

We have also entered into indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance.

Liability Insurance

We have also obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

Financial Statements Index

Page
Report of Farber Hass Hurley LLP, Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets of VirnetX Holding Corporation for the years ended December 31, 2009 and December 31, 2008	F-3
Consolidated Statements of Operations of VirnetX Holding Corporation for the years ended December 31, 2009 and December 31, 2008 and for the period from August 2, 2005 (date of inception) to December 31, 2009
F-4
Consolidated Statements of Stockholders’ Equity (Deficit) of VirnetX Holding Corporation for the years ended December 31, 2009 and December 31, 2008 and for the period from August 2, 2005 (date of inception) to December 31, 2009
F-5
Consolidated Statements of Cash Flows of VirnetX Holding Corporation for the years ended December 31, 2009 and December 31, 2008 and for the period from August 2, 2005 (date of inception) to December 31, 2009
F-6
Notes to Financial Statements of VirnetX Holding Corporation	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

VirnetX Holding Corporation

We have audited the accompanying consolidated balance sheets of VirnetX Holding Corporation (the “Company”; a development stage enterprise) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2009 and 2008 and the period from August 2, 2005 (date of inception) to December 31, 2009.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of VirnetX Holding Corporation, Inc. as of December 31, 2009 and 2008, and the consolidated results of their operations, stockholders’ equity (deficit) and cash flows for the years then ended and the period from August 2, 2005 (date of inception) to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), VirnetX Holding Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 26, 2010 expressed an unqualified opinion.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in the notes to the Consolidated Financial Statements, the Company has not been able to generate significant revenues and has a working capital deficiency of approximately $2,456,000 at December 31, 2009. These conditions raise substantial doubt about the Company's ability to continue as a going concern without raising additional equity, debt or other financing to fund operations.  Management's  plans in regard to these  matters  are  described  in  the  notes  to  the  Consolidated  Financial Statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Farber Hass Hurley LLP

Granada Hills, California
March 26, 2010

VirnetX Holding Corporation
(a development stage enterprise)

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2009	As of December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$2,011,470	$457,155
Accounts receivable	6,842	1,154
Prepaid expenses and other current assets	43,863	189,847
Total current assets	2,062,175	648,156
Property and equipment, net	23,430	32,565
Intangible and other assets	156,000	204,000
Deferred offering costs	—	94,261
Total assets	$2,241,605	$978,982
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$4,478,325	$1,669,333
Current portion of long-term obligation	40,000	44,000
Total current liabilities	4,518,325	1,713,333
Long-term obligation, net of current portion	120,000	160,000
Commitments and contingencies	—	—
Stockholders’ equity (deficit):
Preferred stock, par value $0.0001 per share
Authorized: 10,000,000 shares at December 31, 2009 and 2008, respectively
Issued and outstanding: 0 shares at December 31, 2009 and 2008, respectively
Common stock, par value $0.0001 per share
Authorized: 100,000,000 shares at December 31, 2009 and 2008, respectively
Issued and outstanding: 39,750,927 shares and 34,899,985 shares, at December 31, 2009 and 2008, respectively	3,975	3,489
Additional paid-in capital	33,730,217	22,150,321
Deficit accumulated during the development stage	(36,130,912)	(23,048,161)
Total stockholders’ equity (deficit)	(2,396,720)	(894,351)
Total liabilities and stockholders’ equity (deficit)	$2,241,605	$978,982

The accompanying notes are an integral part of these consolidated financial statements.

VirnetX Holding Corporation
(a development stage enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2009	Year Ended December 31, 2008	Cumulative from August 2, 2005 (Date of Inception) to December 31, 2009
Revenue — Royalties	$26,306	$133,744	$234,916
Operating expenses:
Research and development	864,058	845,324	3,003,885
General and administrative	12,250,073	11,510,008	33,480,941
Total operating expenses	13,114,131	12,355,332	36,484,826
Loss from operations	(13,087,825)	(12,221,588)	(36,249,910)

Interest and other income, net	5,074	149,408	118,998
Net loss	$(13,082,751)	$(12,072,180)	$(36,130,912)
Basic and diluted loss per share	$(.35)	$(.35)
Weighted average shares outstanding	37,911,340	34,875,471

The accompanying notes are an integral part of these consolidated financial statements.

VirnetX Holding Corporation
(a development stage enterprise)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

							Deficit
							Accumulated	Total
					Additional	Due from	During	Stockholders’
	Series A Preferred Stock		Common Stock		Paid-in	Stock-	Development	Equity
	Shares	Amount	Shares	Amount	Capital	holder	Stage	(Deficit)
Balance at inception (August 2, 2005)	—	—	—	—	—	—	—	—
Common stock issued to founders	—	—	13,285,107	1,329	(1,129)	—	—	200
Proceeds from issuance of restricted stock to employees at $0.0001 per share in October 2005	—	—	3,321,277	332	(252)	—	—	80
Stock-based compensation from restricted stock	—	—	—	—	799,920	—	—	799,920
Net loss	—	—	—	—	—	—	(882,478)	(882,478)
Balance at December 31, 2005	—	—	16,606,384	1,661	798,539	0	(882,478)	(82,278)

Proceeds from issuance of preferred stock at $1.00 per share in February 2006, net of issuance cost of $26,375	1,404,000	1,377,625	—	—	—	—	—	1,377,625
Proceeds from issuance of restricted stock to employees at $0.01 per share in March and October 2006	—	—	975,625	97	1,953	(150)	—	1,900
Stock-based compensation: restricted stock	—	—	—	—	130,210	—	—	130,210
Stock-based compensation: employee stock options	—	—	—	—	81,619	—	—	81,619
Net loss	—	—	—	—	—	—	(1,401,339)	(1,401,339)
Balance at December 31, 2006	1,404,000	1,377,625	17,582,009	1,758	1,012,321	(150)	(2,283,817)	107,737
Proceeds from exercise of options	—	—	124,548	12	29,988	—	—	30,000
Shares issued for merger	—	—	1,665,800	167	—	—	—	167
Debt converted to stock, net	—	—	2,016,016	202	1,499,648	150	—	1,500,000
Stock issued for cash at $.75 per share, net	—	—	4,000,000	400	2,953,249	—	—	2,953,649
Stock issued for cash at $4.00 per share, net	—	—	3,450,000	345	11,776,773	—	—	11,777,118
Stock-based compensation	—	—	—	—	818,869	—	—	818,869
Preferred stock converted to common stock	(1,404,000)	(1,377,625)	5,828,841	583	1,377,042	—	—	—
Net loss	—	—	—	—	—	—	(8,692,164)	(8,692,164)
Balance at December 31, 2007	—	—	34,667,214	3,467	19,467,890	—	(10,975,981)	8,495,376
Cashless exercise of warrants	—	—	232,771	22	—	—	—	22
Stock-based compensation	—	—	—	—	2,682,431	—	—	2,682,431
Net loss	—	—	—	—	—	—	(12,072,180)	(12,072,180)
Balance at December 31, 2008	—	—	34,899,985	$3,489	$22,150,321	—	$(23,048,161)	$(894,351)
Stock issed for cash at $1.50 per share, net			2,470,000	247	3,273,416			3,273,663
Stock issued for cash at $2.52 per share, net			2,380,942	239	5,400,001			5,400,240
Deferred offering costs					(125,238)			(125,238)
Stock-based compensation					3,031,717			3,031,717
Net loss							(13,082,751)	(13,082,751)
Balance at December 31, 2009	—	—	39,750,927	$3,975	$33,730,218	—	$(36,130,912)	$(2,396,720)
The accompanying notes are an integral part of these consolidated financial statements.

VirnetX Holding Corporation
(a development stage enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2009	Year Ended December 31, 2008	Cumulative Period from August 2, 2005 (Date of Inception) to December 31, 2009
Cash flows from operating activities:
Net loss	$(13,082,751)	$(12,072,180)	$(36,130,912)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	3,031,717	2,682,431	7,544,766
Depreciation and amortization	63,113	68,623	158,034
Changes in assets and liabilities:
Receivables and other current assets	140,296	119,799	(160,200)
Other assets	94,263		94,263
Accounts payable and accrued liabilities	2,808,992	1,137,751	4,478,533
Net cash used in operating activities	(6,944,370)	(8,063,576)	(24,015,516)
Cash flows from investing activities:
Purchase of property and equipment	(5,980)	(20,716)	(84,427)
Cash acquired in acquisition	—	—	14,009
Net cash used in investing activities	(5,980)	(20,716)	(70,418)
Cash flows from financing activities:
Issuance of notes payable	—	—	250,000
Repayment of notes payable	—	—	(250,000)
Proceeds from issuance of preferred stock, net of issuance costs	—	—	1,147,625
Proceeds from issuance of restricted stock	—	—	2,180
Proceeds from advance from preferred stockholders	—	—	230,000
Proceeds from exercise of options	—	—	30,000
Proceeds from convertible debt	—	—	1,500,000
Payment of royalty obligation less imputed interest	(44,000)	(48,000)	(92,000)
Proceeds from sales of common stock	8,548,665	---	23,279,599
Net cash provided by (used in) financing activities	8,504,665	(48,000)	26,097,404
Net increase (decrease) in cash and cash equivalents	1,554,315	(8,132,292)	2,011,470
Cash and cash equivalents, beginning of period	457,155	8,589,447	—
Cash and cash equivalents, end of period	$2,011,470	$457,155	$2,011,470
Supplemental disclosure of cash flow information:
Cash paid during the year for taxes	$2,173	$9,201	$12,174
Cash paid during the year for interest	$6,000	$5,622	$53,252
Supplemental disclosure of noncash investing and financing activities:
Conversion of advance into preferred stock	$—	$—	$230,000
Royalty obligation assumed to obtain intangible assets	$—	$—	$252,000

The accompanying notes are an integral part of these consolidated financial statements.

VirnetX Holding Corporation
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
_______________

Note 1  Formation and Business of the Company

VirnetX Holding Corporation (“we,” “us,” “our” or the “Company”) are a development stage company focused on commercializing a patent portfolio for providing solutions for secure real-time communications such as instant messaging, or “IM,” and voice over internet protocol, or “VoIP.”

In July 2007 we effected a merger between PASW, Inc., a company which had at the time of the merger, publicly traded common stock with limited operations, and VirnetX, Inc., which became our principal operating subsidiary. As a result of this merger, the former security holders of VirnetX, Inc. came to own a majority of our outstanding common stock.

Under generally accepted accounting principles in the United States, the accompanying financial statements  have been prepared as if VirnetX, Inc., a company whose inception date was August 2, 2005, who is our predecessor for accounting purposes, had acquired PASW, Inc. on July 5, 2007.  Accordingly, the accompanying statement of operations include the operations of VirnetX, Inc. from August 2, 2005 to December 31, 2009 and the operations of PASW, Inc. from July 5, 2007 to December 31, 2009.  The historical share activity of VirnetX, Inc. has been retroactively restated to account for the 12.454788 to one exchange rate which was applicable to certain convertible instruments as explained in Note 10 and Note 11 and for our one for three reverse stock split which was implemented on October 29, 2007.

Our principal business activities to date are our efforts to commercialize our patent portfolio.  We also conduct the remaining activities of PASW, Inc., which are generally limited to the collection of royalties on certain internet-based communications by a wholly owned Japanese subsidiary of PASW pursuant to the terms of a single license agreement.  The revenue generated by this agreement is not significant.

Although we believe we may derive revenues in the future from our principal patent portfolio and are currently endeavoring to develop certain of those patents into marketable products, we have not done so to date.  As such, we are in the development stage and consequently are subject to the risks associated with development stage companies, including the need for additional financings, the uncertainty that our licensing program development efforts will produce revenue-bearing licenses for us, the uncertainty that our development initiatives will produce successful commercial products as well as the uncertainty of marketing and customer acceptance of such products.

These financial statements have been prepared on the basis that the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and discharge of liabilities in the normal course of business.  We have incurred net operating losses and negative cash flows from operations.  At December 31, 2009, we had a deficit accumulated in the development stage of approximately $36,131,000 and a working capital deficit of approximately $2,456,000. With our 2010 average monthly cash requirement including the impact of a reduction of our working capital deficit at December 31, 2009, we expect our cash used in operations in 2010 will be modestly greater than in 2009. As a result, despite receiving approximately $7,400,000 from the exercise of warrants in February and March 2010, management is still anticipating incurring net losses, continued negative cash flows from operations and a persistence of a working capital deficit during 2010.  These conditions and the uncertainty of the Microsoft litigation raise substantial doubt as to our ability to continue as a going concern. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary if we are unable to continue as a going concern.

Note 2  Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the VirnetX Holding Company, a development stage enterprise, and its wholly owned subsidiaries.  All intercompany transactions have been eliminated.

These financial statements reflect the historical results of VirnetX, Inc. and subsequent to the merger date of July 5, 2007, the historical consolidated results of VirnetX Holding Corporation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.  Actual results could differ from those estimates.

Revenue Recognition

We recognize revenue in accordance with Staff Accounting Bulletin 104.  We are a licensor of software and generate revenue primarily from the one-time sales of licensed software.  Generally, revenue is recognized upon shipment of the licensed software.  For multiple element license arrangements, the license fee is allocated to the various elements based on fair value.  When a multiple element arrangement includes rights to a post-contract customer support, the portion of the license fee allocated to each function is recognized ratably over the term of the arrangement.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with original maturities of three months or less at the date of purchase to be cash equivalents.

Property and Equipment

Property and equipment are stated at historical cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the accelerated and straight line methods over the estimated useful lives of the assets, which range from five to seven years. Repair and maintenance costs are charged to expense as incurred.

Concentration of Credit Risk and Other Risks and Uncertainties

Our cash and cash equivalents are primarily maintained at one financial institution in the United States. Deposits held with this financial institution may exceed the amount of insurance provided on such deposits.  The balances are insured by the Federal Deposit Insurance Corporation as of the date of this report up to $250,000.  During the year ended December 31, 2009 we had, at times, funds that were uninsured.  The uninsured balance at December 31, 2009 was in excess of $1,310,000.  We have not experienced any losses on our deposits of cash and cash equivalents.

Intangible Assets

We record intangible assets at cost, less accumulated amortization.  Amortization of intangible assets is provided over their estimated useful lives, which can range from 3 to 15 years, on either a straight line basis or as revenue is generated by the assets.

Impairment of Long-Lived Assets

We identify and record impairment losses on intangible and other long-lived assets used in operations when events and changes in circumstances indicate that the carrying amount of an asset might not be recoverable.  Recoverability is measured by comparison of the anticipated future net undiscounted cash flows to the related assets’ carrying value.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset.

Research and Development

Research and development costs include expenses paid to outside development consultants and compensation related expenses for our engineering staff.  Research and development costs are expensed as incurred.

Income Taxes

We account for income taxes under the asset and liability method.  Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Effective January 1, 2007, we have adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes using the prospective method allowed by FIN 48.  The adoption of FIN 48 did not have a material impact on our financial statements.

Fair Value of Financial Instruments

Carrying amounts of our financial instruments, including cash and cash equivalents, accounts payable, notes payable, and accrued liabilities approximate their fair values due to their short maturities.  The carrying amount of our minimum royalty payment obligation approximates fair value because it is recorded at a discounted calculation.

Stock-Based Compensation

Our accounting for share-based compensation is in accordance with the fair value method which requires the measurement and recognition of compensation expense in the statement of operations for all share-based payment awards made to employees and directors including employee stock-options based on estimated fair values.  Using the modified retrospective transition method of adopting this standard, the financial statements presented herein reflect compensation expense for stock-based awards as if the provisions of this standard had been applied from the date of inception.

In addition, as required we record stock and options granted to non-employees at fair value of the consideration received or the fair value of the equity instruments issued as they vest over the performance period.

Earnings Per Share

Basic earnings per share is computed by dividing earnings available to common stockholders by the weighted average number of outstanding common shares during the period.  Diluted earnings per share is computed by dividing net income by the weighted average number of shares outstanding including potentially dilutive securities such as options, warrants and convertible debt.  Since we incurred a loss for the period, any common stock equivalents have been excluded because their effect would be anti-dilutive.

New Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) clarified the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return.  The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.  The guidance must be applied to all existing tax positions upon initial adoption.  The cumulative effect of applying the guidance at adoption is to be reported as an adjustment to beginning retained earnings for the year of adoption.  The accounting for uncertainty in income taxes was effective for the first quarter of 2008.  The adoption of accounting for uncertainty in income taxes did not have an impact to the Company’s financial statements.

In September 2006, the FASB established a framework for measuring fair value in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and expanded disclosure about fair value measurements including valuing securities in markets that are not active.  The Company adopted the framework for measuring fair value effective January 1, 2009 with the exception of the application of the framework to non-recurring, non-financial assets and non-financial liabilities.  The adoption of the framework for measuring fair value did not have a significant impact on the Company’s results of operations or financial position.

In March 2008, the FASB amended and expanded the disclosure requirements for derivative instruments and hedging activities by requiring enhanced disclosures about how and why the Company uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect the Company’s financial position, financial performance and cash flows.  These requirements were effective for fiscal years beginning after November 15, 2008. The Company adopted the amended and expanded disclosure requirements for derivatives instruments and hedging activities as of January 1, 2009, and adoption did not have a material effect on the Company’s consolidated financial statements.

In June 2008, the FASB issued guidance requiring that unvested instruments granted in share-based payment transactions that contain nonforfeitable rights to dividends or dividend equivalents are participating securities subject to the two-class method of computing earnings per share.  This guidance is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The adoption did not have a material effect on the Company’s consolidated financial statements.

In April 2009, the FASB required disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements, effective for interim reporting periods ending after June 15, 2009, and required those disclosures in summarized financial information at interim reporting periods.  The Company adopted the new disclosure guidance over fair value of financial instruments, and adoption did not have a material effect on the Company’s consolidated financial statements.

In April 2009, the FASB issued guidance which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued (“subsequent events”).  Under the new guidance, entities are required to disclose the date through which subsequent events were evaluated, as well as the rationale for why that date was selected.  The guidance is effective for interim and annual periods ending after June 15, 2009.  The Company adopted the provisions of this new guidance as of June 1, 2009, and adoption did not have a material effect on our consolidated financial statements.  The Company evaluated subsequent events through March 26, 2010.

In June 2009, the FASB established the Accounting Standards Codification ("Codification") as the single source of authoritative GAAP to be applied by nongovernmental entities, except for the rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws, which are sources of authoritative GAAP for SEC registrants.  While not intended to change GAAP, the Codification significantly changes the way in which the accounting literature is referenced and organized.  The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  The Codification was adopted as of August 31, 2009.  Adoption did not have a material effect on the Company’s consolidated financial statements.

Note 3  Property

Our major classes of property and equipment were as follows:

	December 31
	2009	2008
Office furniture	$21,810	$17,239
Computer Equipment	62,616	61,209
Total	84,426	78,448
Less accumulated depreciation	(60,996)	(45,883)
	$23,430	$32,565

Depreciation expense for the years ended December 31, 2009 and 2008 was $15,113 and $20,623, respectively.

Note 4  Patent Portfolio

As of February 22, 2010, we had 12 issued U.S. and eight issued foreign technology related patents, in addition to pending U.S. and foreign patent applications.  The term of our issued U.S. and foreign patents runs through the period 2019 to 2024.  Most of our issued patents were acquired by our principal operating subsidiary, VirnetX, Inc., from Science Applications International Corporation, or SAIC, pursuant to an Assignment Agreement dated December 21, 2006, and a Patent License and Assignment Agreement dated August 12, 2005, as amended on November 2, 2006, including documents prepared pursuant to the November amendment, and as further amended on March 12, 2008.  We are required to make payments to SAIC based on the revenue generated from our ownership or use of the patents assigned to us by SAIC.  Minimum annual royalty payments of $50,000 are due beginning in 2008.  Royalty amounts vary depending upon the type of revenue generating activities, and certain royalty categories are subject to maximums and other limitations.  SAIC is entitled to receive a portion of the proceed revenues, monies or any form of consideration paid for the acquisition of VirnetX or from the settlement of certain patent infringement claims of ours.  We have granted SAIC a security interest in some of our intellectual property, including the patents and patent applications we obtained from SAIC, to secure these payment obligations.

Generally upon our default of our agreement with SAIC and certain other events, we are required to convey to SAIC our interests in the patents and patent applications acquired from SAIC without consideration.

At December 31, 2007, we recorded the fair value of the $50,000 annual guaranteed payments we have agreed to pay to SAIC in 2008 through 2012 as a liability, calculated using a discount rate of 8%.  This liability will accrue interest at the 8% rate during the period it is outstanding.  We recorded a related asset equal in amount to the liability as an intangible asset which will be amortized over the expected revenue generating period of our agreement with SAIC. Amortization expense was $48,000 in 2009 and 2008.

As of December 31, 2009, the expected amortization of the intangible assets is as follows:

2010	$48,000
2011	48,000
2012	48,000
Thereafter	12,000
Total	$156,000

As of December 31, 2009, the obligation matures as follows:

2010	$40,000
2011	36,000
2012	32,000
Thereafter	52,000
Total	$160,000

Note 5  Commitments

We lease our office facility under a non-cancelable operating lease that was amended in 2008 and ends in 2012.  We recognize rent expense on a straight-line basis over the term of the lease. Rent expense for the years ended December 31, 2009 and 2008 was $51,807 and $25,037 respectively.

For the Year	Minimum Required Lease Payments in Period

2010	$54,595
2011	59,242
2012	30,202
$144,039

Note 6  Stock Plan

In 2005, VirnetX, Inc. adopted the 2005 Stock Plan (the “Plan”), which was assumed by us upon the closing of the transaction between VirnetX Holding Corporation and VirnetX, Inc. on July 5, 2007.  Our Board of Directors renamed this Plan the VirnetX Holding Corporation 2007 Stock Plan and our stockholders approved the Plan at our 2008 annual stockholders’ meeting. The Plan provides for the issuance of up to 11,624,469 shares of our common stock.  To the extent that any award should expire, become unexercisable or is otherwise forfeited, the shares subject to such award will again become available for issuance under the Plan.  The Plan provides for the granting of stock options and stock purchase rights to our employees and consultants.  Stock options granted under the Plan may be incentive stock options or nonqualified stock options.  Incentive stock options (“ISO”) may only be granted to our employees (including officers and directors).  Nonqualified stock options (“NSO”) and stock purchase rights may be granted to our employees and consultants.

The Plan will expire 10 years after it was approved by our Board of Directors.  Options may be granted under the Plan with an exercise price determined by our Board of Directors, provided, however, that the exercise price of an ISO or NSO granted to one of our Named Executive Officers shall not be less than 100% fair market value of the shares at the date of grant and the exercise price of an ISO granted to a 10% shareholder shall not be less than 110% of the fair market value of the shares on the date of grant.

Activity under the Plan is as follows:

		Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price
Shares reserved for the Plan at inception	11,624,469	—	—
Restricted stock granted	(3,321,277)	—	—
Options granted	—	—	—
Options exercised	—	—	—
Options cancelled	—	—	—
Balance at December 31, 2005	8,303,192	—	—
Restricted stock granted	(1,058,657)	—	—
Options granted	(1,868,218)	1,868,218	$.24
Options exercised	—	—	—
Options cancelled	—	—	—
Balance at December 31, 2006	5,376,317	1,868,218	$.24
Restricted stock granted	—	—	—
Options granted	(2,324,925)	2,324,925	4.96
Options exercised		(124,548)	.24
Options cancelled	—	—	—
Balance at December 31, 2007	3,051,392	4,068,595	$2.94
Restricted stock granted	—	—	—
Options granted	(420,000)	420,000	3.42
Options exercised	—	—	—
Options cancelled	20,000	(20,000)	4.20
Balance at December 31, 2008	2,651,392	4,468,595	$2.98
Restricted stock granted	—	—	—
Options granted	(1,317,195)	1,317,195	1.18
Options exercised	—	—	—
Options cancelled	83,032	—	—
Balance at December 31, 2009	1,417,229	5,785,790	$2.57

Note 7  Stock-Based Compensation

We account for equity instruments issued to employees in accordance with the fair value method which requires that such issuances be recorded at their fair value on the grant date.  The recognition of the expense is subject to periodic adjustment as the underlying equity instrument vests.

Stock-based compensation expense is included in general and administrative expense for each period as follows:

Stock-Based Compensation by Type of Award	Year Ended December 31, 2009	Year Ended December 31, 2008	Cumulative Period from August 2, 2005 (Date of Inception) to December 31, 2009
Restricted stock	$-	$-	$930,310
Employee stock options	3,031,717	2,682,431	6,614,456
Total stock-based compensation	$3,031,717	$2,682,431	$7,544,766

As of December 31, 2009, the unrecorded deferred stock-based compensation balance related to stock options was $5,740,988, which will be amortized as expense over an estimated weighted average vesting amortization period of approximately 1.6 years.

The fair value of each option grant was estimated on the date of grant using the following weighted average assumptions:

	Year Ended December 31, 2009	Year Ended December 31, 2008
Volatility	120%	190%
Risk-free interest rate	2.93%	4.21%
Expected life	6.6 years	6.7 years
Expected dividends	0%	0%

Based on the Black-Scholes option pricing model, the weighted average estimated fair value of employee stock options granted was $1.06 and $3.09 during the year ended December 31, 2009 and 2008, respectively.

The expected life was determined using the simplified method outlined in Staff Accounting Bulletin 111, taking the average of the vesting term and the contractual term of the option.  Expected volatility of the stock options was based upon historical data and other relevant factors, such as the volatility of comparable publicly-traded companies at a similar stage of life cycle.  We have not provided an estimate for forfeitures because we have no history of forfeited options and believe that all outstanding options at December 31, 2009 will vest.  In the future, the Company may change this estimate based on actual and expected future forfeiture rates.

The following table summarizes activity under the equity incentive plans for the indicated periods:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2005	-	-	-	-
Options granted	1,868,218	0.24	-	-
Options exercised	-	-	-	-
Options cancelled	-	-	-	-
Outstanding at December 31, 2006	1,868,218	0.24	-	-
Options granted	2,324,925	4.96	-	-
Options exercised	(124,548)	0.24	-	-
Options cancelled	-	-	-	-
Outstanding at December 31, 2007	4,068,595	2.94	-	-
Options granted	420,000	3.80	-	-
Options exercised	-	-	-	-
Options cancelled	(20,000)	4.20	-	-
Outstanding at December 31, 2008	4,468,595	2.98	-	-
Options granted	1,317,195	1.18	-	-
Options exercised	-	-	-	-
Options cancelled	-	-	-	-
Outstanding at December 31, 2009	5,785,790	$2.57	7.74	$7,325,272

Intrinsic value is calculated at the difference between the market price of the Company’s stock on the last trading day of the year ($2.94) and the exercise price of the options.  For options exercised, the intrinsic value is the difference between market price and the exercise price on the date of exercise.

The following table summarizes information about stock options outstanding at December 31, 2009:

Options Outstanding				Options Vested and Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$0.24	1,743,670	6.38	$0.24	1,563,768	6.30	$0.24
4.20	1,327,899	7.56	4.20	845,518	7.56	4.20
5.88-6.47	977,026	8.00	6.01	516,013	8.00	6.00
1.74-6.20	420,000	8.58	3.42	169,167	8.52	3.89
1.15- 1.58	1,317,795	9.26	1.18	30,000	9.41	1.58
	5,785,790	7.74	$2.57	3,124,466	7.11	$2.47

Note 8  Warrants

The material terms and provisions of our warrants are summarized below.  This summary below is subject to, and qualified in its entirety by, the forms of warrants publicly filed with the Securities and Exchange Commission on EDGAR.

During 2007, we issued:

•
warrants to purchase 266,667 shares of our common stock at $0.75 per share. The warrants expire in 2012. In 2008, 232,771 of these warrants were exercised in cashless exercise transactions, as a result of which a total of 232,771 shares of our common stock were issued and 33,896 of these warrants were outstanding as of December 31,2009; and

•	warrants to purchase 300,000 shares of our common stock at $4.80 per share to the underwriter of our December 2007 stock issuance. Those warrants expire in 2012.

During 2009, in connection with our public offering, we issued:

•	warrants to purchase up to 1,235,000 shares of our common stock at an exercise price of $2.00 per share;
•	warrants to purchase up to 1,235,000 shares of our common stock at an exercise price of $3.00 per share;
•	warrants to purchase up to 1,235,000 shares of our common stock at an exercise price of $4.00 per share,
•	warrants to purchase 220,000 shares of common stock at an exercise price of $1.80 per share issued to the underwriter of our January 2009 offering.

Each warrant issued to the public pursuant to this offering became exercisable on January 30, 2009, and, other than the warrants with an exercise price of $2.00 per share, remains exercisable through July 30, 2010.  We exercised in full our rights to call those warrants with an exercise price of $2.00 on February 24, 2010 and they expired on their terms, if not earlier exercised, on March 11, 2010.  The warrant issued to the underwriter in connection with this offering is exercisable at any time between January 30, 2010 and January 30, 2014.

During 2009, in connection with our private placement transaction that closed on September 11, 2009, we issued:

•
Series I Warrants to purchase up to 2,380,942 shares of our common stock at $3.93 per share subject to adjustment.  The Series I Warrants became exercisable on March 11, 2010, and expire on March 11, 2015;

•
Series II Warrants to purchase up to 2,419,023 shares of our common stock at $0.01 per share.  The Series II Warrants were to be exercisable on a cashless basis but terminated on their terms on January 14, 2010.  No shares of common stock were issued pursuant to these Series II Warrants; and

•
Series III Warrants to purchase up to 2,380,942 shares of or common stock at $2.52 per share.  The Series III Warrants expired on their terms on February 20, 2010 and were exercised in full by the holders of such warrants. 2,380,942 shares of our common stock were issued pursuant to such warrants and we received approximately $5,400,000 in net cash proceeds pursuant to such exercises.

Note 9  Earnings Per Share

Basic earnings per share is based on the weighted average number of shares outstanding for a period.  Diluted earnings per share is based upon the weighted average number of shares and potentially dilutive common shares outstanding.  Potential common shares outstanding principally include stock options, warrants, restricted stock and other equity awards under our stock plan.  Since the Company has incurred losses, the effect of any common stock equivalent would be anti-dilutive.

The table below sets forth the basic loss per share calculations (in 000s, except per share information). Because we incurred net losses for each period presented, no diluted per share amounts have been presented.

	Period Ended December 31,
	2009	2008
Net loss	$(13,083)	$(12,072)
Weighted average number of shares outstanding	37,911	34,875
Basic (loss) per share	$(0.35)	$(0.35)

For the years ended December 31, 2009 and 2008, there were the following stock equivalents:

	2009	2008
Options	5,785,790	4,468,595
Warrants	12,271,946	300,000

Note 10  Preferred Stock

Our Amended and Restated Certificate of Incorporation, as amended in October 2007, authorizes us to issue 10,000,000 shares of $0.0003 par value per share preferred stock having rights, preferences and privileges to be designated by our Board of Directors.  There were no shares of preferred stock outstanding at December 31, 2009.  All of the VirnetX, Inc. preferred stock converted into VirnetX, Inc. common stock on a 1-for-1 basis immediately prior to the merger between us and VirnetX, Inc, so at the date of the merger in 2007, each preferred share of VirnetX, Inc. converted to 12.454788 shares of our common stock.  These shares were subsequently adjusted for the impact of the one for three reverse split in October 2007.

At December 31, 2009, our Series A preferred stock was not mandatorily redeemable.

Note 11  Common Stock

Each share of common stock has the right to one vote.  The holders of common stock are entitled to receive dividends whenever funds are legally available and when declared by our Board of Directors, subject to the prior rights of holders of all classes of stock outstanding having priority rights as to dividends.  No dividends have been declared from inception through December 31, 2009.  Our restated articles of  incorporation authorizes us to issue up to 100,000,000 shares of $.0001 par value common stock.

All share amounts have been retroactively restated to reflect the conversion rate of 12.454788/1 used to effect the merger between VirnetX Inc. and VirnetX Holding Corporation in 2007 and the one for three reverse stock split effective in October 2007.

Note 12  Employee Benefit Plan

We sponsor a defined contribution, 401k plan, covering substantially all our employees.  The Company’s matching contribution to the plan in 2009 was approximately $36,000 and $34,000 in 2008.

Note 13  Income Taxes

We have Federal and state net operating loss carryforwards of approximately $9,100,000 available to offset future taxable income.  The Federal and state loss carryforwards expire beginning in 2025 and 2015 respectively.  There are restrictions on our ability to utilize these benefits in any one year.  As a result, we have fully reserved any deferred tax benefit from these net operating loss carryforwards.

We have Federal and state tax credit carryforwards of approximately $300,000 to reduce future income tax expense.  The Federal tax credits expire beginning in 2025.  The state tax credits currently do not have an expiration date.

The components of the income tax provision are as follows:

	2009	2008
Provision for income taxes at the federal & state statutory rate	$(4,400,000)	$(4,100,000)
Stock-based compensation	1,000,000	900,000
Research and development credits	(100,000)	(100,000)
Valuation allowance	3,500,000	3,300,000
Tax provision	$—	$—

The elements of deferred taxes are as follows:

	2009	2008
Tax benefit of net operating loss carryforwards	$10,500,000	$7,000,000
Research and development credits	500,000	400,000
Subtotal	11,000,000	7,400,000
Less valuation allowance	(11,000,000)	(7,400,000)
	$—	$—

The change in the deferred tax valuation allowance was an increase of $3,600,000 and $3,700,000 in the periods ended 2009 and 2008, respectively.

Note 14  Merger of VirnetX Inc. and VirnetX Holding Corporation

In July 2007, VirnetX Holding Corporation consummated a reverse triangular merger in which the Company’s wholly-owned subsidiary merged with and into VirnetX Inc. with VirnetX Inc. as the surviving Corporation to the merger.  As a result of the merger VirnetX Inc. became a wholly-owned subsidiary of the Company, and the pre-merger shareholders of VirnetX Inc. exchanged their shares in VirnetX Inc. for shares of the common stock of the Company.  As a result, the VirnetX Inc. is considered the acquiror of VirnetX Holding Corporation for accounting purposes.

The key terms of the merger include the following:

•
Our officers and directors, except for the chief financial officer, were replaced upon completion of the transaction so that the officers and directors of VirnetX Inc. became our officers and directors.

•	VirnetX Inc.’s convertible notes payable for $1,000,000 and $500,000 were converted into our common stock in July 2007.

•	An escrow account containing proceeds of $3,000,000 was released from escrow in exchange for our issuance of common stock in July 2007.

•
We issued 29,551,398 shares of our common stock and options to purchase 1,785,186 shares of common stock to the pre-merger shareholders, convertible note holders and option holders of VirnetX Inc. in exchange for 100% of the issued and outstanding capital stock and securities of VirnetX Inc.  Additionally, we issued to MDB Capital Group LLC and its affiliates, warrants to purchase an aggregate of 266,667 shares of our common stock of the Company pursuant to the provisions of the MDB Service Agreement, which we assumed from VirnetX Inc. in connection with the merger.

Note 15  Subsequent Event

On February 24, 2010, VirnetX Holding Corporation, or VirnetX, announced that, as of February 20, 2010, all Series III Warrants issued by VirnetX in a private placement transaction that closed on September 2, 2009, or the Financing, have been exercised in full.  The aggregate cash exercise proceeds from the Series III Warrants totaled $6,000,000.  After payment of fees and commissions, the Company received a net of $5,400,000.

As previously announced, the Series II Warrants issued in the Financing as a price protection feature have already expired unexercised, so there was no downward adjustment made to the price per share paid by the investors in the Financing.

On February 24, 2010, the Company notified the Depository Trust & Clearing Corporation that the Company exercised its rights to call those certain warrants to purchase shares of Company Common Stock with an exercise price of $2.00 per share (the “$2 Warrants”) issued pursuant to the Company’s underwritten public offering that closed on January 30, 2009. Pursuant to Section 3 of the $2 Warrants, the $2 Warrants expired in their entirety on March 11, 2010 unless earlier exercised (the “Termination Date”) subject to a broker protection on file with Corporate Stock Transfer, the warrant agent. The aggregate cash exercise proceeds from the $2.00 warrants, if exercised in full, would total $2,470,000 approximately $2,335,000 after payment of fees and expenses. As of March 12, 2010 we had received proceeds in the amount of $2,000,000.

See additional disclosure in Note 16 below regarding certain recent developments related to the Microsoft litigation.

Note 16  Litigation

We believe Microsoft Corporation is infringing certain of our patents.  Accordingly, we commenced a lawsuit against Microsoft on February 15, 2007, the February 2007 lawsuit, by filing a complaint in the United States District Court for the Eastern District of Texas, Tyler Division.  Pursuant to the complaint, we allege that Microsoft infringes two of our U.S. patents:  U.S. Patent No. 6,502,135 B1, entitled “Agile Network Protocol for Secure Communications with Assured System Availability,” and U.S. Patent No. 6,839,759 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network Without User Entering Any Cryptographic Information.” On April 5, 2007, we filed an amended complaint specifying certain accused products at issue and alleging infringement of a third, recently issued U.S. patent:  U.S. Patent No. 7,188,180 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network.” We are seeking both damages and injunctive relief.  Microsoft answered the amended complaint and asserted counterclaims against us on May 4, 2007.  Microsoft counterclaimed for declarations that our patents are not infringed, are invalid and are unenforceable.  Microsoft seeks an award of its attorneys’ fees and costs.  We filed a reply to Microsoft’s counterclaims on May 24, 2007. We have served our infringement contentions directed to certain of Microsoft’s operating system and unified messaging and collaboration applications.  On March 31, 2008, Microsoft filed a motion to dismiss for lack of standing, which was denied by the court pursuant to an order dated June 3, 2008.  Also pursuant to that court decision, on June 10, 2008, SAIC joined us in our lawsuit as a plaintiff.  On November 19, 2008, the court granted our motion to amend our infringement contentions, permitting us to provide increased specificity and citations to Microsoft’s proprietary documents and source code to support our infringement case against Microsoft’s accused products, including, among other things, Windows XP, Vista, Server 2003, Server 2008, Live Communication Server, Office Communication Server and Office Communicator.

On July 30, 2009, the United States District Court for the Eastern District of Texas, Tyler Division, issued its Markman Order in the Microsoft litigation. We then removed one of our patents from the case. On March 16, 2010, the jury awarded us a $105,750,000 verdict against Microsoft for infringing two of our patents.  The jury also found that Microsoft’s patent infringement was willful.  We will request injunctive relief at a later date.  We expect Microsoft to appeal this decision and will vigorously defend our rights in any appeal.

On March 17, 2010, we filed a new complaint against Microsoft, or the March 2010 lawsuit, alleging infringement by Microsoft of U.S. Patent Nos. 6,502,135 and 7,188,180 by Microsoft's Windows 7 and Windows Server 2008 R2 software products. We refer to the March 2010 lawsuit and the February 2007 lawsuit collectively as the Microsoft litigation or the litigation against Microsoft.

Because we have determined that Microsoft’s alleged unauthorized use of our patents would cause us severe economic harm and the failure to cause Microsoft to discontinue its use of such patents could result in the termination of our business, we have dedicated a significant portion of our economic resources, to date, to the prosecution of the Microsoft litigation and expect to continue to do so for the foreseeable future.

Although we believe Microsoft infringes certain of our patents and we intend to vigorously prosecute the Microsoft litigation, at this stage of the litigation the final outcome cannot be predicted in either the February 2007 lawsuit or the March 2010 lawsuit with any degree of reasonable certainty. Additionally, the Microsoft litigation and appeals process will be costly and time-consuming, and we can provide no assurance that we will ultimately collect in any judgment we may receive against Microsoft for damages and/or obtain injunctive relief.

Because the final outcome of this litigation cannot be estimated at this time, we have made no provision for gain or expenses in the accompanying financial statements.

Note 17  Quarterly Financial Information (unaudited)

	First	Second	Third	Fourth
	(amounts in thousands except per share)
2009
Revenue	$3	$7	$3	$13
Loss from operations	(3,405)	(3,928)	(2,624)	(3,131)
Net loss	(3,403)	(3,927)	(2,623)	(3,130)
Net loss per common share	$(0.09)	$(0.11)	$(0.07)	$(0.08)
2008
Revenue	$33	$51	$24	$26
Loss from operations	(3,102)	(3,096)	(2,947)	(3,077)
Net loss	(3,032)	(3,049)	(2,923)	(3,068)
Net loss per common share	$(0.09)	$(0.9)	$(0.08)	$(0.08)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of VirnetX Holding Corporation

We have audited VirnetX Holding Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  VirnetX Holding Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audit also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, VirnetX Holding Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States),  the balance sheets and the related statements of income, stockholders’ equity (deficit), and cash flows of VirnetX Holding Corporation, and our report dated March 26, 2010 express an unqualified opinion and included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern.

/s/ Farber Hass Hurley LLP

Granada Hills, California

March 26, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 1 4 . Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by us in connection with the offering based on an assumed public offering price of $1.50 of our securities being registered hereby. All amounts shown are estimates other than the registration fee and assume no exercise of warrants.

Amount to be Paid
SEC registration fee	$696 **
Printing and engraving	$90,000
Underwriter’s fees and expenses	$297,500
Legal fees and expenses	$300,000
Accounting fees and expenses	$13,000
Miscellaneous	$333,000
Total	$1,034,196
**Previously paid.

Item 1 5 . Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation

Our Certificate of Incorporation provides that the personal liability of the directors of the company shall be eliminated to the fullest extent permitted by the provisions of Section 102(b)(7) of the Delaware General Corporation Law, as the same may be amended and supplemented.

Our Certificate of Incorporation provides that the company shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

 Indemnification Agreements

We have also entered into indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance.

Liability Insurance

We have also obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

Item 16. Exhibits.

 A list of exhibits included as part of this registration statement is set forth in the Exhibit Index.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses field in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)  The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time the SEC declared it effective.

(2) For purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(c) The undersigned registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Scotts Valley, State of California, on April 16, 2010.

VIRNETX HOLDING CORPORATION

By:	/s/ Kendall Larsen
Name: Kendall Larsen
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Signature and Name	Capacity	Date

/s/ Kendall Larsen Kendall Larsen	President, Chief Executive Officer (Principal Executive Officer), Director, and Attorney-in-Fact	April 16, 2010

/s/ William E. Sliney* William E. Sliney	Chief Financial Officer (Principal Accounting and Financial Officer)	April 16, 2010

/s/ Edmund C. Munger* Edmund C. Munger	Director	April 16, 2010

/s/ Scott C. Taylor* Scott C. Taylor	Director	April 16, 2010

/s/ Michael F. Angelo* Michael F. Angelo	Director	April 16, 2010

/s/ Thomas M. O’Brien* Thomas M. O’Brien	Director	April 16, 2010

*By:   /s/ Kendall Larsen
Attorney-In-Fact

EXHIBIT INDEX

1.1	Form of Underwriting Agreement between VirnetX Holding Corporation and Gilford Securities Incorporated. (9)

2.1	Agreement and Plan of Merger of PASW, Inc., a Delaware corporation, and PASW, Inc., a California corporation dated May 25, 2007. (1)

2.2	Certificate of Merger filed with the Secretary of State of the State of Delaware on May 30, 2007. (1)

2.3	Agreement and Plan of Merger and Reorganization among PASW, Inc., VirnetX Acquisition, Inc. and VirnetX, Inc. dated as of June 12, 2007. (1)

3.1	Amended and Restated Certificate of Incorporation of the Company. (1)

3.2	Amended and Restated Bylaws of the Company. (2)

4.1	Form of Warrant Agency Agreement by and between VirnetX Holding Corporation and Corporate Stock Transfer, Inc. as Warrant Agent. (9)

4.2	Form of Underwriter’s Warrant. (9)

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP. *

10.1
Form of Indemnification Agreement, dated as of July 5, 2007, by and between the Company and each of Kendall Larsen, Edmund C. Munger, Scott C. Taylor, Michael F. Angelo, Thomas M. O’Brien and William E. Sliney.(1)

10.2	Patent License and Assignment Agreement by and between the Company and Science Applications International Corporation, dated as of August 12, 2005.(1)

10.3	Security Agreement by and between the Company and Science Applications International Corporation, dated as of August 12, 2005.(1)

10.4	Amendment No. 1 to Patent License and Assignment Agreement by and between the Company and Science Applications International Corporation, dated as of November 2, 2006.(1)

10.5	Assignment Agreement between the Company and Science Applications International Corporation, dated as of December 21, 2006.(1)

10.6	Professional Services Agreement by and between the Company and Science Applications International Corporation, dated as of August 12, 2005.(1)

10.7	Voting Agreement among the Company and certain of its stockholders, dated as of December 12, 2007.(4)

10.8	Amendment No. 2 to Patent License and Assignment Agreement by and between VirnetX, Inc. and Science Applications International Corporation, dated as of March 12, 2008. (5)

10.9	IP Brokerage Agreement by and between ipCapital Group, Inc. and VirnetX, Inc., effective as of March 13, 2008. (5)

10.10	Engagement Letter by and between VirnetX Holding Corporation and ipCapital Group, Inc. dated March 12, 2008. (5)

10.11	2007 Stock Plan and related agreements. (6)

10.12	Lease Agreement by and between the Company and Granite Creek Business Center, dated as of March 15, 2006, as amended in April 2007 and April 2008. (7)

10.13	Engagement Letter dated June 9, 2009, by and between McKool Smith, a professional corporation, and the Company. (8)

10.14	Registration Rights Agreement dated as of September 2, 2009 by and between VirnetX Holding Corporation and each of the several purchasers signatory thereto. (3)

10.15	Securities Purchase Agreement, dated September 2, 2009, by and between VirnetX Holding Corporation and each purchaser identified on the signature pages thereto. (3)

21.1	Subsidiaries of VirnetX Holding Corporation. (10)

23.1	Consent of Farber Hass Hurley LLP, Independent Registered Public Accounting Firm. *

23.2	Consent of Orrick, Herrington & Sutcliffe LLP. (contained in Exhibit 5.1)

24.1	Power of Attorney.*

*	Previously filed.

(1)	Incorporated by reference to the Company’s Form 8-K (Commission File No. 001-33852) filed with the Securities and Exchange Commission on November 1, 2007.

(2)	Incorporated by reference to the Company’s Form 8-K (Commission File No. 001-33852) filed with the Securities and Exchange Commission on November 1, 2007.

(3)	Incorporated by reference to the Company’s Form 8-K (Commission File No. 001-33852) filed with the Securities and Exchange Commission on September 3, 2009.

(4)	Incorporated herein by reference to the Company’s Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on December 17, 2007.

(5)	Incorporated by reference to the Company’s Form 8-K (Commission File No. 001-33852) filed with the Securities and Exchange Commission on March 18, 2008.

(6)	Incorporated herein by reference to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 25, 2008.

(7)	Incorporated by reference to the Company’s Form 10-K (Commission File No. 001-33852) filed with the Securities and Exchange Commission on March 31, 2009.

(8)
Incorporated by reference to the Company’s Form 10-Q (Commission File No. 001-33852) filed with the Securities and Exchange Commission on August 10, 2009. Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

(9)	Incorporated by reference to the Company’s Form S-1 (Commission File No. 333-153645) filed with the Securities and Exchange Commission on January 16, 2009.

(10)	Incorporated by reference to the Company's Form 10-K (Commission File No. 001-33852) filed with the Security and Exchange Commission on March 31, 2010.